Exhibit 99.1

GOVERNMENT OF ALBERTA

Annual Report

Government of Alberta

2021-2022

●	Budget 2021 Key Results
●	Consolidated Financial Statements
●	Performance Results

This is the report to Albertans on Budget 2021: Protecting Lives and Livelihoods.

It is a permanent public record of the revenue, expense and results achieved by the Government of Alberta for the 2021–22 fiscal year.

The Government of Alberta 2021–22 Annual Report consists of three parts:

•	Budget 2021 Key Results, which provide a description and variance analysis of government’s revenue, spending, assets and liabilities.

•	Consolidated Financial Statements, which provide an overall accounting of the government’s revenue and spending, and assets and liabilities.

•	Performance Results, which reports on the progress that has been made towards achieving the government’s goals.

Annual reports for each ministry have also been published, providing additional detailed information on performance and financial results.

Copyright © 2022

Government of Alberta 2021 –22 Annual Report

ISBN 978-1-4601-5463-2

ISSN 2291-6431

www.alberta.ca

Preface

The Public Accounts of Alberta are prepared in accordance with the Financial Administration Act and the Fiscal Planning and Transparency Act. The Public Accounts consist of the Annual Report of the Government of Alberta and the annual reports of each of the 20 ministries.

This Annual Report of the Government of Alberta contains Budget 2021 Key Results, the audited Consolidated Financial Statements and Performance Results, which compares actual performance results to desired results set out in the government’s strategic plan.

The annual reports of ministries are released concurrently with the Annual Report of the Government of Alberta. The ministry annual reports contain the financial information of the ministries and a comparison of actual performance results to desired results set out in the ministries’ business plans. Each ministry annual report also includes:

•	Financial statements of entities making up the ministry which includes regulated funds, provincial agencies and Crown-controlled corporations for which the minister is responsible;

•	Other financial information as required by the Financial Administration Act and the Fiscal Planning and Transparency Act, as separate reports, to the extent that the ministry has anything to report;

•	Financial information relating to accountable organizations and trust funds.

Government of Alberta | Annual Report 2021–2022	1

Preface		1

Table of Contents		2

Budget 2021 Key Results		5

Financial Highlights		7

Fiscal Summary		7

Revenue Highlights		8

Expense Highlights		9

Statement of Financial Position		10

Financial Indicators and Risks		11

Historical Fiscal Summary 2008-09 to 2021-22		12

Consolidated Financial Statements of the Province of Alberta		13

Table of Contents		15

Management’s Responsibility for the Consolidated Financial Statements		17

Independent Auditor’s Report		18

Consolidated Statement of Operations		21

Consolidated Statement of Financial Position		22

Consolidated Statement of Change in Net Debt		23

Consolidated Statement of Cash Flows		24

Notes to the Consolidated Financial Statements		25
1	Summary of Significant Accounting Policies and Reporting Practices	25
2	Valuation of Financial Assets and Liabilities	33
3	Financial Risk Management and Derivatives	34
4	Contractual Rights	37
5	Contingent Assets	37
6	Contractual Obligations and Commitments	38
7	Contingent Liabilities	39
8	Trust Funds Under Administration	41
9	Comparative Figures	42

2	Government of Alberta | Annual Report 2021–2022

Schedules to the Consolidated Financial Statements		43
1	Revenues	43
2	Revenues by Source by Ministry	44
3	Expenses by Object by Ministry	45
4	Cash and Cash Equivalents	46
5	Accounts Receivable and Advances	46
6	Portfolio Investments	47
7	Endowment Funds	48
8	Equity in Government Business Enterprises	49
9	Loans Receivable	54
10	Accounts Payable and Other Accrued Liabilities	55
11	Debt	55
12	Pension Plans and Other Defined Benefit Plans	59
13	Deferred Contributions	66
14	Tangible Capital Assets	67
15	Adjustments to Net Assets	68
16	Over-expenditure of Spending Authorities	69
17	Listing of Organizations	70

Glossary (Unaudited)		75

Performance Results		79

Management’s Responsibility for Reporting		81

Executive Overview		82

Priority One: Protecting lives		84

Priority Two: Protecting livelihoods		85

Priority Three: Fiscal accountability		86

Performance Indicators – Sources and Notes		129

Government of Alberta | Annual Report 2021–2022	3

BLANK PAGE

4	Government of Alberta | Annual Report 2021–2022

Budget 2021 Key Results

Government of Alberta | Annual Report 2021–2022	5

Budget 2021 Key Results

Financial Highlights	7

Fiscal Summary	7

Revenue Highlights	8

Expense Highlights	9

Statement of Financial Position	10

Financial Indicators and Risks	11

Historical Fiscal Summary, 2008-09 to 2021-22	12

6	Government of Alberta | Annual Report 2021–2022

Financial Highlights

A key focus of Budget 2021 was equipping Alberta’s health care system to deal with COVID-19 pandemic pressures. Jobs and the economy were also important priorities, addressed in part through Alberta’s Recovery Plan initiatives. Decisions have been guided by three fiscal anchors: keeping net debt to GDP below 30%, bringing expense in line with comparator provinces and balancing the budget.

Significant uncertainty existed with respect to health restrictions and global and Alberta economic prospects. Some of these risks began to ease during 2021-22, as health restrictions in numerous countries were lifted and the severity of pandemic waves decreased. Alberta’s economy, employment and government revenue improved, aided by a dramatic surge in oil and gas prices late in the fiscal year. The re-opening of economies spurred a rapid increase in demand for energy, which has outpaced the ability of industry to restart or expand production. The war in Ukraine and import limitations from Russian energy producers in response have exacerbated the supply problem.

The Alberta government’s 2021-22 results are a surplus of $3.9 billion, largely as a result of higher revenue. This is an increase of $20.9 billion from 2020-21, and $22.2 billion from Budget 2021.

Total Revenue was $68.3 billion, $25.2 billion more than 2020-21 and $24.6 billion more than budget.

Change from 2020-21. Comprises increases of $13.1 billion in non-renewable resource revenue (NRR), $4.9 billion in government business enterprise (GBE) net income, $3.9 billion in tax revenue, $1.1 billion in federal government transfers, $0.9 billion in investment income and $1.3 billion in other revenue.

Change from Budget. Consists of increases of $13.3 billion in NRR, $4.4 billion in tax revenue, $2.9 billion from GBEs, $1.4 billion in federal transfers, $1.4 billion in investment income and $1.1 billion in other revenue.

Total Expense was $64.4 billion, $4.3 billion more than 2020-21 and up $2.5 billion from budget.

Change from 2020-21. Consists of increases of $1.2 billion in health function expense, $2.6 billion in other program functions and a net $0.5 billion for crude-by-rail (CBR) divestment, debt servicing costs (DSC) and pension recovery.

Change from Budget. Increases of $0.8 billion in health and $2.7 billion in other program functions were partly offset by decreases of $0.8 billion in education and social services and $0.2 billion in DSC and CBR divestment costs.

Net Financial Debt. At March 31, 2022, net financial debt was $57 billion, an improvement of $2.9 billion from $59.8 billion on March 31, 2021. Net debt to 2021 GDP is 16.2%.

Fiscal Summary (millions of dollars)				Change from
	2021-22		2020-21		2020-21

	Budget	Actual	Actual	Budget	Actual
Revenue

Income and other taxes	19,065	23,506	19,578	4,441	3,928
Non-renewable resource revenue	2,856	16,170	3,091	13,314	13,079
Transfers from Government of Canada	10,181	11,595	10,532	1,414	1,063
Investment income	2,205	3,579	2,643	1,374	936
Net income / (loss) from government business enterprises	1,877	4,810	(83)	2,933	4,893
Other revenue (incl. premiums, fees and licences)	7,513	8,662	7,376	1,149	1,286

Total Revenue	43,697	68,322	43,137	24,625	25,185

Expense by Function
Health (Budget includes $1,250 million contingency)	24,357	25,131	23,970	774	1,161
Education	14,868	14,296	14,134	(572)	162
Social Services	6,248	5,989	5,919	(259)	70
Other (Budget incl. $1,250 million disaster / Rec. Pl. contingency)	13,074	15,820	13,415	2,746	2,405

Total Program Expense	58,547	61,236	57,438	2,689	3,798

Debt servicing costs	2,764	2,641	2,486	(123)	155
Pension provisions / (recovery)	(369)	(365)	(268)	4	(97)
Crude-by-rail	976	866	443	(110)	423

Total Expense	61,918	64,378	60,099	2,460	4,279

Surplus / (Deficit)	(18,221)	3,944	(16,962)	22,165	20,906

Net Financial Debt	(79,630)	(56,966)	(59,837)	22,664	2,871

Government of Alberta | Annual Report 2021–2022	7

Revenue Highlights

•	Total 2021-22 revenue was $68.3 billion. This was $25.2 billion higher than in 2020-21, and an increase of $24.6 billion from Budget 2021.

•	Personal and corporate income tax revenue was $18 billion, comprising $13.3 billion in personal (PIT) and $4.7 billion in corporate (CIT). PIT increased $2.1 billion and $1.7 billion from 2020-21 and budget respectively, due mainly to improvements in employment and household income. CIT was up $1.7 billion from 2020-21 and $2.8 billion from budget due mainly to the strong rebound in corporate profits driven by economic recovery and high energy prices.

•	Other tax revenue was $5.5 billion in 2021-22 comprising: $2.5 billion in education property tax, $1.3 billion in fuel tax and $1.7 billion in other taxes. Fuel and tobacco taxes were down from budget from lower consumption. Insurance, cannabis and freehold mineral rights taxes increased due to higher activity, consumption and oil and gas prices.

•	Non-renewable resource revenue in 2021-22 was $16.2 billion, an increase of $13.1 billion from 2020-21 and $13.3 billion from budget, due primarily to substantially higher oil and natural gas prices driven by global demand growth outpacing supply growth, and imports from Russia have been limited due to the war in Ukraine.

•	The West Texas Intermediate price averaged US$77.03 per barrel (/bbl) in 2021-22, up $34.71/bbl from 2020-21 and $30.92/bbl from the budget estimate. The light-heavy oil price differential averaged US$13.56/bbl in 2021-22, $2.98 wider than in 2020-21. Pipeline developments over several years have lowered the risk of insufficient egress capacity however.

•	Federal government transfers in 2021-22 were $11.6 billion, $1.1 billion more than in 2020-21 and $1.4 billion higher than budget. Increases from budget reflect transfers of $1.1 billion for health care and COVID-19 support, $0.6 billion for municipalities and agriculture support, and a net of $0.3 billion in other transfers, including for childcare, education and labour market programs, and decreases related to re-profiled capital grants, site rehabilitation and other programs.

•	Investment income was $3.6 billion, $0.9 billion higher than 2020-21 and $1.4 billion more than budget, mainly due to Heritage and endowment fund income from strong global equity markets.

•	Government business enterprise (GBE) net income was $4.8 billion in 2021-22, $4.9 billion more than 2020-21 and $2.9 billion higher than budget. The change from 2020-21 comprised $3.9 billion from Alberta Petroleum Marketing Commission (APMC), $0.4 billion from Alberta Gaming, Liquor and Cannabis Commission (AGLC) and $0.6 billion from ATB Financial and the Balancing Pool. The change from budget consists mainly of $2.6 billion from APMC and $0.4 billion from ATB. APMC’s 2021-22 net income includes a $2.2 billion partial reversal of the 2019-20 provision for an onerous contract related to the Sturgeon Refinery, primarily as a result of the change in the ownership structure implemented this year.

•	Other revenue totaled $8.7 billion, $1.3 billion more than 2020-21, and up $1.1 billion from budget. The change from budget is primarily from $0.3 billion in higher timber royalties, $0.3 billion in higher investment management fees and $0.4 billion in Technology Innovation and Emissions Reduction Fund compliance payments.

8	Government of Alberta | Annual Report 2021–2022

Expense Highlights

•	Total expense in 2021-22 was $64.4 billion, including $3.8 billion in COVID-19 / Recovery Plan expense, $3.1 billion in disaster and emergency assistance and $0.9 billion for divestment of crude-by-rail (CBR) contracts.

•	Health function expense was $25.1 billion, an increase of $1.2 billion from 2020-21, and of $0.8 billion from Budget 2021. The increases mainly related to dealing with procedures deferred by COVID-19 pandemic and include an increase of $0.5 billion from 2020-21 in physician compensation. The contingency set aside in budget for COVID-19 expense of $1.25 billion was used mainly for personal protective equipment, lab testing and contact tracing, continuing care, acute care, vaccine distribution and other needs.

•	Total education expense was $14.3 billion in 2021-22, $0.2 billion higher than 2020-21, but a $0.6 billion decrease from Budget 2021. This comprises $8.5 billion for K-12 education and $5.9 billion for post-secondary institutions (PSIs), including for skills and training programs. The increase from 2020-21 primarily reflects higher student enrolment and return to in-person learning, and new PSI labour agreements. The decrease from budget is primarily from slower enrolment recovery in the K-12 system; while school boards received the budgeted transfers from the Education department, some did not use it all, retaining surplus portions in reserves.

•	Social services expense was $6 billion, an increase of $70 million from 2020-21, but $0.3 billion lower than budget. The decrease from budget was primarily due to caseload reductions in income support programs due to clients accessing federal supports during the pandemic, and to lower Alberta Family Child Benefit income-tested payments as the federal supports increased incomes. These were partially offset by federally-funded increases for childcare.
•	Other expense was $16.7 billion, $2.8 billion higher than 2020-21 and $2.6 billion more than budget. The increase from budget mainly reflects agriculture indemnity payments and livestock feed assistance arising from the severe 2021 drought, electricity rebates, higher external investment management fees due to elevated investment income, and federally-funded increases for municipal infrastructure and transit recovery, partially offset by decreases related to re-profiling of capital grants, site rehabilitation spending and lower CBR divestment costs.

•	Debt servicing costs were $2.6 billion, an increase of $0.2 billion from 2020-21, but a decrease of $0.1 billion from budget, due mainly to changes in borrowing requirements.

•	Public sector pension plan liabilities decreased by $0.4 billion to $8.3 billion at March 31, 2022. The unfunded liability represents the amount the pension obligations (expected future payments to retirees) exceed the fair value of pension plan assets. Changes to the projected obligations result from revised assumptions mainly about life expectancy, inflation, investment performance or interest rates, and require a corresponding change in expense: an expense when the liability increases, or a negative expense when the liability decreases.

Government of Alberta | Annual Report 2021–2022	9

Statement of Financial Position

•	At March 31, 2022, liabilities exceeded financial and non-financial assets by $1.9 billion. This was an improvement of $3.8 billion from the negative net assets of $5.8 billion on March 31, 2021, mainly due to a $2.6 billion increase in net equity from government business enterprises (GBEs) and a $1.3 billion decrease in debt.

•	Financial assets were $78.1 billion, relatively unchanged from March 31, 2021. Changes include a $2.6 billion increase in GBE net equity, mainly from Alberta Petroleum Marketing Commission and ATB Financial, $0.9 billion in investment values and a net $1 billion from accounts and loans receivable, offset by a reduction of $4.5 billion in cash and equivalents.

•	Liabilities were $135.1 billion at year-end 2022, $2.8 billion lower than on March 31, 2021, due to a $1.3 billion decrease in debt, a $0.4 billion reduction in unfunded pension liabilities and a $1.2 billion decrease in other liabilities.

•	Capital / other non-financial assets, net of spent deferred capital contributions (DCC), amounted to $55.1 billion on March 31, 2022, an increase of $1 billion from year-end 2021, reflecting $4.1 billion in capital asset acquisition, less amortization and disposals of $2.6 billion, and a $0.5 billion increase in the DCC liability. Major capital investment projects included:

-

$1.2 billion for the provincial highway network, with $0.4 billion for completing portions of the Calgary and Edmonton ring roads, $0.3 billion for highway twinning, widening and expansion, and $0.5 billion for maintenance and renewal.

-

$0.9 billion for health facilities maintenance and renewal, including completion of the $870 million Grande Prairie Regional Hospital, 74 new long-term care spaces in Calgary and $292 million for the Calgary Cancer Centre and Gene Zwozdesky Centre.

-	$0.7 billion for K-12 schools, modernization and modular classrooms, with 15 school projects completed and 52 underway.

-	$0.2 billion for the Springbank Off-Stream Reservoir project, developed to protect communities in Calgary and southern Alberta from floods.

Summary Statement of Financial Position
(millions of dollars)	at March 31
	2022 Actual	2021 Actual	Change from 2021
Financial Assets
Cash and cash equivalents	11,955	16,412	(4,457)
Portfolio investments	33,406	32,509	897
Government business enterprise equity / (deficit)	1,766	(822)	2,588
Other	30,999	29,987	1,012
	78,126	78,086	40
Liabilities
Debt	110,399	111,693	(1,294)
Pension liabilities	8,271	8,636	(365)
Other	16,422	17,594	(1,172)
	135,092	137,923	(2,831)
Net Financial Debt	(56,966)	(59,837)	2,871
Capital / Other Non-financial Assets	58,576	57,110	1,466
Spent deferred capital contributions	(3,523)	(3,034)	(489)
Net Assets / (Liabilities)	(1,913)	(5,761)	3,848
Change in Net Assets / (Liabilities)	3,848	(17,187)

10	Government of Alberta | Annual Report 2021–2022

Financial Indicators and Risks

•	Net financial debt was $57 billion, or $12,800 per Albertan on March 31, 2022, a deterioration of $70.1 billion since March 31, 2015, when net financial assets were $13.1 billion. Alberta’s resource-based economy recovered in 2021-22, with easing of global health restrictions, a surge in energy prices and government initiatives under Alberta’s Recovery Plan, the accelerated job-creation corporate income tax reduction and other pro-growth policies such as red tape reduction. This followed six difficult years, beginning with recession in 2015 and 2016, insufficient egress infrastructure for Alberta resource production causing a spike in the light-heavy oil price differential, and the COVID-19 pandemic in 2020 and 2021.

•	Revenue in 2014-15 was $49.5 billion. In the seven years since, volatility has grown, with revenue ranging from the $68.3 billion this year, to a low of $42.3 billion in 2016-17. Revenue in 2020-21, last year, was $43.1 billion.

•	Expense was $48.4 billion in 2014-15, and is now $64.4 billion, although some of this is due to the severe drought in 2021, COVID-19 pandemic response and Recovery Plan initiatives.

•	Alberta relies heavily on revenue that is volatile and unpredictable, including non-renewable resources, corporate income tax and investment income. Since 2004-05, these have accounted for up to 55% of total revenue. Over the last five years, these sources have averaged 27% of total revenue, and in 2021-22 they are at 36%. Some causes are described below.

•	Oil prices are impacted by global supply and demand. The COVID-19 pandemic essentially caused the global economy to temporarily shut down, with significantly reduced activity and travel, health restrictions and lower demand for energy. This resulted in a growing supply-demand imbalance when economies reopened and demand jumped, only to be exacerbated by limiting imports from Russia in response to the war in Ukraine.

•	Other factors typically influencing energy prices include pipeline or refinery outages, speculative trading, OPEC + supply management, US producer responses to price swings, drilling and investment decisions, Environmental, Social and Governance metrics, geopolitical events, economic sanctions, or weather related disruptions. WTI prices averaged US$77.03 per barrel in 2021-22, a $34.71 increase from $42.32 in 2020-21, which was the lowest average price since 2003-04.

•	Higher interest rates typically discourage business investment and increase debt servicing costs, and rates are increasing from historical lows. Supply chain issues, weather events, resurgence of COVID-19-caused pent-up consumer spending and elevation in energy costs have sparked significant global inflation, which adds pressure for interest rate hikes. A higher exchange rate decreases the value of Alberta’s exports, while equity market performance is affected by a wide range of factors. These all add risk to Alberta government fiscal planning.

•	Changes in corporate income tax revenue can be difficult to predict as corporate taxable income can vary significantly due to adjustments to estimates of corporate income tax refunds and the carry forward and back of prior year losses.

•	To address the revenue and expense uncertainty, a voted, transferable contingency was introduced in Budget 2019, and was increased in 2021-22 to $2.5 billion. The budget now contains different scenarios to indicate the level of risk.

•	These highlights should be read in conjunction with the budget and quarterly updates https://www.alberta.ca/budget-documents.aspx.

Government of Alberta | Annual Report 2021–2022	11

Historical Fiscal Summary, 2008-09 to 2021-22 a

(millions of dollars)		1	2	3	4	5	6	7	8	9	10	11	12	13	14

		2008-09	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17	2017-18	2018-19	2019-20	2020-21	2021-22
Statement of Operations															Actual
	Revenue
1	Personal income tax	8,708	7,877	7,631	8,563	9,621	10,537	11,042	11,357	10,763	10,775	11,874	11,244	11,257	13,335
2	Corporate income tax	4,252	4,754	3,334	3,678	4,756	5,488	5,796	4,195	3,769	3,448	4,871	4,107	3,037	4,718
3	Other tax revenue	3,817	3,746	3,820	4,099	4,333	4,500	4,598	5,168	5,649	6,538	6,833	5,747	5,285	5,453
4	Resource revenue	11,915	6,768	8,428	11,636	7,779	9,578	8,948	2,789	3,097	4,980	5,429	5,937	3,091	16,170
5	Investment income	(1,888)	3,541	2,486	2,168	2,595	3,423	3,113	2,544	3,698	3,126	2,349	2,828	2,643	3,579
6	Premiums, fees and licences	3,356	2,857	2,922	2,931	3,184	3,437	3,564	3,574	3,701	3,839	3,911	3,929	4,021	4,520
7	Other own-source revenue	4,587	4,627	4,903	5,128	5,234	5,412	6,438	5,850	3,637	6,983	6,292	3,360	3,272	8,952
8	Total own-source revenue	34,747	34,170	33,524	38,203	37,502	42,375	43,499	35,477	34,314	39,689	41,559	37,152	32,605	56,727
9	Federal transfers	4,578	5,342	5,452	5,192	5,042	7,059	5,982	7,142	7,979	7,606	8,013	9,072	10,532	11,595
10	Total Revenue	39,325	39,512	38,976	43,395	42,544	49,434	49,481	42,619	42,293	47,295	49,572	46,224	43,137	68,322
	Expense by Function
11	Health	13,674	14,636	15,393	16,284	17,254	17,967	19,366	20,115	20,687	21,239	21,921	22,408	23,984	25,131
12	Basic / advanced education	10,438	11,067	11,362	11,951	12,394	12,782	13,103	13,673	14,110	14,471	14,848	14,971	14,134	14,296
13	Social services	3,417	3,807	4,129	4,278	4,641	4,668	4,548	4,752	5,198	5,592	5,867	6,203	5,919	5,989
14	Other program expense	10,386	9,834	9,443	9,853	10,528	12,970	11,031	10,375	12,607	13,189	11,866	12,893	13,858	16,686
15	Total program expense	37,915	39,344	40,327	42,366	44,817	48,387	48,048	48,915	52,602	54,491	54,502	56,475	57,895	62,102
16	Debt servicing costs	208	214	472	509	530	601	722	776	1,018	1,420	1,971	2,235	2,486	2,641
17	Pension provisions	2,133	430	439	634	296	748	(404)	(630)	(543)	(593)	(190)	(334)	(282)	(365)
18	Total Expense	40,256	39,988	41,238	43,509	45,643	49,736	48,366	49,061	53,077	55,318	56,283	58,376	60,099	64,378
19	Surplus / (Deficit)	(931)	(476)	(2,262)	(114)	(3,099)	(302)	1,115	(6,442)	(10,784)	(8,023)	(6,711)	(12,152)	(16,962)	3,944
Capital Plan [b]		7,943	8,000	7,544	6,884	6,062	5,770	6,181	6,558	6,578	9,021	6,057	5,545	6,896	6,622

Statement of Financial Position (at March 31)
20	Heritage / endowment funds	16,900	17,077	17,500	17,936	18,176	18,562	18,860	19,262	19,836	20,306	20,700	20,670	21,090	22,176
21	Contingency Account	16,822	14,983	11,192	7,497	3,326	4,658	6,529	3,625	2,299	1,661	6,342	-	-	-
22	Other financial assets	28,868	30,338	30,799	32,972	34,734	40,039	40,688	40,990	44,152	49,010	48,701	55,711	56,996	55,950
23	Taxpayer-supported Capital Plan liabilities	(880)	(2,888)	(3,199)	(3,442)	(4,594)	(8,724)	(11,922)	(19,040)	(23,769)	(29,339)	(33,597)	(37,188)	(42,733)	(47,529)
24	Taxpayer-supported operating debt / pre-1992 TPP debt	(1,160)	(2,279)	(2,015)	(1,676)	(1,426)	(1,333)	(1,053)	(1,024)	(10,751)	(19,227)	(29,060)	(36,954)	(50,303)	(45,595)
25	Self-supported debt	(7,921)	(9,300)	(11,010)	(12,707)	(14,116)	(15,775)	(16,592)	(17,373)	(17,822)	(17,848)	(18,134)	(18,066)	(18,398)	(17,028)
26	Total Debt [c]	(9,961)	(14,467)	(16,224)	(17,825)	(20,136)	(25,832)	(29,567)	(37,437)	(52,342)	(66,414)	(80,791)	(92,208)	(111,434)	(110,152)
27	Pension obligations	(10,239)	(9,483)	(9,922)	(10,556)	(10,852)	(11,600)	(11,196)	(10,566)	(10,023)	(9,430)	(9,240)	(8,918)	(8,636)	(8,271)
28	Other liabilities	(10,689)	(11,131)	(11,692)	(11,033)	(10,793)	(12,795)	(12,260)	(11,955)	(12,823)	(14,477)	(13,189)	(15,399)	(17,853)	(16,669)
29	Net Financial Assets / (Debt)	31,701	27,317	21,653	18,991	14,455	13,032	13,054	3,919	(8,901)	(19,344)	(27,477)	(40,144)	(59,837)	(56,966)
30	Capital / non-fin. assets (less def. cap. contributions starting 2012-13)	30,275	34,217	37,607	40,122	39,517	40,839	42,197	44,623	46,622	49,015	50,744	51,570	54,076	55,053
31	Net Assets / (Liabilities) [d]	61,976	61,534	59,260	59,113	53,972	53,871	55,251	48,542	37,721	29,671	23,267	11,426	(5,761)	(1,913)

Energy prices and exchange rate
32	Oil price (WTI US$/bbl)	85.94	70.71	83.38	97.33	92.07	99.05	80.48	45.00	47.93	53.69	62.77	54.85	42.32	77.03
33	Heavy oil price (WCS @ Hardisty; Cdn$/bbl)	74.36	66.08	66.70	80.72	68.48	80.11	70.78	40.86	44.67	50.38	51.65	53.14	41.42	79.63
34	Natural gas price (ARP; Cdn$/GJ)	6.97	3.58	3.28	2.98	2.28	3.28	3.51	2.21	2.01	1.82	1.34	1.39	2.10	3.48
35	Exchange rate (US¢/Cdn$)	89.6	91.9	98.4	100.7	99.9	95.0	88.0	76.5	76.2	78.0	76.3	75.2	75.7	79.8

a Numbers are not strictly comparable over time due to numerous accounting policy changes. 2019-20 expense by function have been re-classified following re-organizations and other adjustments.

b Reflects capital grants and other support included in expense, and capital investment in government-owned assets not included in expense. Capital investment adds to capital assets, which are depreciated over time through amortization expense. Numbers for 2008-09 to 2013-14 are estimates as details required to consolidate SUCH sector capital spending with full accuracy are not readily available.

c Does not include capital lease liabilities, or debt issued on behalf of government business enterprises which is reported on a net equity basis in Other Financial Assets.

d The change in net assets / (debt) does not match the surplus / (deficit) exactly in most years, due to various balance sheet adjustments, most of which are minor. A significant adjustment reducing net assets by $2 billion was made in 2012-13, to recognize the accumulated deferred capital contribution liability when the accounting standard was adopted.

12	Government of Alberta | Annual Report 2021–2022

Consolidated Financial Statements

Government of Alberta | Annual Report 2021–2022	13

BLANK PAGE

14	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF THE PROVINCE OF ALBERTA

Management’s Responsibility for the Consolidated Financial Statements		17

Independent Auditor’s Report		18

Consolidated Statement of Operations		21

Consolidated Statement of Financial Position		22

Consolidated Statement of Change in Net Debt		23

Consolidated Statement of Cash Flows		24

Notes to the Consolidated Financial Statements

1	Summary of Significant Accounting Policies and Reporting Practices	25

2	Valuation of Financial Assets and Liabilities	33

3	Financial Risk Management and Derivatives	34

4	Contractual Rights	37

5	Contingent Assets	37

6	Contractual Obligations and Commitments	38

7	Contingent Liabilities	39

8	Trust Funds Under Administration	41

9	Comparative Figures	42

Schedules to the Consolidated Financial Statements

1	Revenues	43

2	Revenues by Source by Ministry	44

3	Expenses by Object by Ministry	45

4	Cash and Cash Equivalents	46

5	Accounts Receivable and Advances	46

6	Portfolio Investments	47

7	Endowment Funds	48

8	Equity in Government Business Enterprises	49

9	Loans Receivable	54

10	Accounts Payable and Other Accrued Liabilities	55

11	Debt	55

12	Pension Plans and Other Defined Benefit Plans	59

Government of Alberta | Annual Report 2021–2022	15

CONSOLIDATED FINANCIAL STATEMENTS

Table of Contents, continued

Schedules to the Consolidated Financial Statements (continued)

13	Deferred Contributions	66

14	Tangible Capital Assets	67

15	Adjustments to Net Assets	68

16	Over-expenditure of Spending Authorities	69

17	Listing of Organizations	70

Glossary (Unaudited)		75

16	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

Management’s Responsibility

for the Consolidated Financial Statements

The consolidated financial statements are prepared by the Controller under the general direction of the Deputy Minister of Treasury Board and Finance as authorized by the President of Treasury Board and Minister of Finance pursuant to the Financial Administration Act. The consolidated financial statements are prepared in accordance with Canadian Public Sector Accounting Standards, and of necessity include some amounts that are based on estimates and judgments. As required by the Fiscal Planning and Transparency Act, the consolidated financial statements are included in the consolidated annual report of the Province of Alberta that forms part of the Public Accounts.

To fulfill its accounting and reporting responsibilities, management maintains systems of financial management and internal control which give consideration to costs, benefits and risks, and which are designed to:

•

Provide reasonable assurance that transactions are properly authorized, executed in accordance with prescribed legislation and regulations, and properly recorded so as to maintain accountability for public money, and

•	Safeguard the assets and properties of the Province of Alberta under government administration.

Under the Financial Administration Act, deputy heads are responsible for the collection of revenue payable to the Crown, and for making and controlling disbursements with respect to their departments. They are also responsible for prescribing the accounting systems to be used in their departments. In order to meet government accounting and reporting requirements, the Controller obtains information relating to departments, regulated funds, provincial agencies, and Crown-controlled corporations, including schools, universities, colleges, technical institutes, Alberta Health Services and other health entities from ministries as necessary.

The consolidated financial statements are reviewed by the Audit Committee established under the Auditor General Act. The Audit Committee advises the Lieutenant Governor in Council on the scope and results of the Auditor General’s audit of the consolidated financial statements of the Province.

The Auditor General of Alberta provides an independent opinion on the consolidated financial statements. The duties of the Auditor General in that respect are contained in the Auditor General Act.

Annually, the consolidated annual report is tabled in the Legislature as a part of the Public Accounts and is referred to the Standing Committee on Public Accounts of the Legislative Assembly.

Approved by:

Athana Mentzelopoulos

Deputy Minister of Treasury Board and Finance

Dan Stadlwieser, CPA, CA

Controller

Edmonton, Alberta

June 16, 2022

Government of Alberta | Annual Report 2021–2022	17

CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report

To the Members of the Legislative Assembly

Report on the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Province of Alberta, which comprise the consolidated statement of financial position as at March 31, 2022, and the consolidated statements of operations, change in net debt, and cash flows for the year then ended, and notes and schedules to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Alberta as at March 31, 2022, and the results of its operations, its changes in net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Basis for opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Province of Alberta in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Other information

Management is responsible for the other information. The other information comprises the information included in the 2021-22 Government of Alberta Annual Report, but does not include the consolidated financial statements and my auditor’s report thereon, and the 2021-22 Final Results Year-end Report.

My opinion on the consolidated financial statements does not cover the other information identified above and I do not and will not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

The 2021-22 Government of Alberta Annual Report and the 2021-22 Final Results Year-end Report are expected to be made available to me after the date of my auditor’s report. If, based on the work I will perform on this other information, I conclude that there is a material misstatement of this other information, I am required to report that fact to those charged with governance.

18	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report, continued

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Province of Alberta’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless an intention exists to liquidate or to cease operations, or there is no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Province of Alberta’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province of Alberta’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province of Alberta’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the Province of Alberta to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

Government of Alberta | Annual Report 2021–2022	19

CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report, continued

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the consolidated financial statements, to express an opinion on the consolidated financial statements. I am responsible for the direction, supervision and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide those charged with governance with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

In accordance with the Auditor General Act, I am responsible to report the independent opinion on the consolidated financial statements of the Province of Alberta completed by my office.

W. Doug Wylie FCPA, FCMA, ICD.D

Auditor General

June 16, 2022

Edmonton, Alberta

20	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Operations

Year Ended March 31
	2022		2021
	Budget	Actual	Actual
		In millions

Revenues (Schedules 1 and 2)

Income taxes	$13,538	$18,053	$14,293

Other taxes	5,527	5,453	5,285

Non-renewable resource revenue	2,856	16,170	3,091

Transfers from Government of Canada	10,181	11,595	10,532

Net income/(loss) from government business enterprises (Schedule 8)	1,877	4,810	(83)

Net investment income	2,205	3,579	2,643

Premiums, fees and licences	4,133	4,520	4,021

Other	3,380	4,142	3,355

	43,697	68,322	43,137

Expenses by function (Schedule 3)

Health	24,357	25,131	23,970

Education	14,868	14,296	14,134

Social services	6,248	5,989	5,919

Agriculture, resource management and economic development	2,944	5,479	3,225

Crude by rail	976	866	443

General government	2,705	3,073	2,811

Transportation, communications and utilities	2,056	2,110	1,506

Protection of persons and property	2,430	2,006	1,966

Regional planning and development	1,765	1,967	2,482

Environment	547	541	826

Recreation and culture	404	333	320

Housing	223	311	279

Debt servicing costs (Schedule 11)	2,764	2,641	2,486

Pension recovery (Schedule 12)	(369)	(365)	(268)

	61,918	64,378	60,099

Annual (deficit)/surplus	(18,221)	3,944	(16,962)

Net (liabilities)/assets at beginning of year – as previously reported	(5,761)	(5,761)	11,426

Adjustments to net assets (Schedule 15)	-	(96)	(225)

Net liabilities at end of year	$(23,982)	$(1,913)	$(5,761)

The accompanying notes and schedules are part of these consolidated financial statements.

Government of Alberta | Annual Report 2021–2022	21

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Financial Position

As at March 31
	2022	2021
	In millions

Financial assets

Cash and cash equivalents (Schedule 4)	$11,955	$ 16,412

Accounts receivable and advances (Schedule 5)	11,410	9,305

Portfolio investments (Schedule 6)

Operating	30,601	29,845

Endowments (Schedule 7)	2,805	2,664

Equity/(deficit) in government business enterprises (Schedule 8)	1,766	(822)

Loans receivable (Schedule 9)	19,546	20,638

Inventories for resale and other	43	44

	78,126	78,086

Liabilities

Accounts payable and other accrued liabilities (Schedule 10)	13,777	14,422

Debt (Schedule 11)	110,399	111,702

Pension liabilities (Schedule 12)	8,271	8,636

Unspent deferred contributions (Schedule 13)	2,645	3,163

	135,092	137,923

Net debt	(56,966)	(59,837)

Non-financial assets

Tangible capital assets (Schedule 14)	57,322	55,855

Prepaid expenses	350	369

Inventories of supplies and other	904	886

	58,576	57,110

Net assets/(liabilities) before spent deferred capital contributions	1,610	(2,727)

Spent deferred capital contributions (Schedule 13)	3,523	3,034

Net liabilities	$(1,913)	$ (5,761)

Contractual rights, obligations and commitments (Notes 4 and 6)

Contingent assets and liabilities (Notes 5 and 7)

The accompanying notes and schedules are part of these consolidated financial statements.

22	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Change in Net Debt

Year Ended March 31
	2022		2021
	Budget	Actual	Actual
		In millions

Annual (deficit)/surplus	$(18,221)	$3,944	$(16,962)

Acquisition of tangible capital assets	(5,264)	(4,045)	(4,287)

Additions to public private partnerships, capital leases, donated capital assets and other	(46)	(74)	(206)

Contingency	800	-	-

Amortization of tangible capital assets	2,876	2,584	2,627

Net (gain)/loss on disposal and adjustments of tangible capital assets	-	(4)	39

Proceeds on sale of tangible capital assets	-	72	38

Decrease/(increase) in inventory of supplies	30	(18)	(509)

Decrease/(increase) in prepaid expenses	-	19	(11)

Increase/(decrease) in spent deferred capital contributions (Schedule 13)	32	489	(197)

Change in accumulated unrealized losses (Schedule 15)	-	(193)	(207)

Other (Schedule 15)	-	97	(18)

(Increase)/decrease in net debt	(19,793)	2,871	(19,693)

Net debt at beginning of year	(59,837)	(59,837)	(40,144)

Net debt at end of year	$(79,630)	$(56,966)	$(59,837)

The accompanying notes and schedules are part of these consolidated financial statements.

Government of Alberta | Annual Report 2021–2022	23

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Cash Flows

Year Ended March 31
	2022	2021
	In millions

Operating transactions

Annual surplus/(deficit)	$3,944	$ (16,962)

Non-cash items

Amortization of tangible capital assets	2,584	2,627

Deferred contributions recognized as revenue	(3,358)	(1,917)

Pension recovery	(365)	(268)

Net (income)/loss from government business enterprises	(4,810)	83

Other non-cash items included in annual deficit	(291)	299

	(2,296)	(16,138)

Increase in accounts receivable and advances, inventories, prepaids and other assets	(3,052)	(2,970)

(Decrease)/increase in accounts payable and other accrued liabilities	(574)	465

Distribution from government business enterprises	2,100	1,696

Cash applied to operating transactions	(3,822)	(16,947)

Capital transactions

Acquisition of tangible capital assets	(4,045)	(4,287)

Proceeds on sale of tangible capital assets	72	38

Cash applied to capital transactions	(3,973)	(4,249)

Investing transactions

Purchases of portfolio investments	(10,679)	(8,658)

Disposals of portfolio investments	10,361	7,280

Loans made	(3,956)	(2,304)

Repayment of loans	4,993	1,705

Cash provided by/(applied to) investing transactions	719	(1,977)

Financing transactions

Retirement of direct borrowing	(32,649)	(27,329)

Issuance of direct borrowing	32,041	48,204

Contributions restricted for capital and operations	3,351	3,484

Repayment of liabilities under capital leases and public private partnerships	(124)	(99)

Cash provided by financing transactions	2,619	24,260

(Decrease)/increase in cash and cash equivalents	(4,457)	1,087

Cash and cash equivalents at beginning of year	16,412	15,325

Cash and cash equivalents at end of year	$11,955	$ 16,412

Supplementary Information

Interest received	$544	$ 183

Interest paid	2,655	2,175

The accompanying notes and schedules are part of these consolidated financial statements.

24	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

Notes to the Consolidated Financial Statements

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND REPORTING PRACTICES

These consolidated financial statements are prepared in accordance with Canadian Public Sector Accounting Standards (PSAS).

(a)	REPORTING ENTITY

The consolidated financial statements of the Province of Alberta (Province) include the accounts of organizations that meet the criteria of control as established under PSAS. The consolidated financial statements also include the accounts of the Office of the Legislative Assembly and Offices of the Legislature.

A list of organizations included in these consolidated financial statements can be found in Schedule 17.

(b)	METHOD OF CONSOLIDATION

The accounts of government sector entities, except those designated as government business enterprises, are consolidated using the line-by-line method. Under this method, accounting policies of the consolidated entities are adjusted to conform to government accounting policies, and the results of each line item in their financial statements (revenue, expense, assets and liabilities) are included in the Province’s results. Revenue, expense, capital, investing and financing transactions, as well as related asset and liability balances between consolidated entities have been eliminated.

Schools and some post-secondary institutions (PSI), government business enterprises and government organizations have year ends that are other than March 31. The significant transactions of these organizations that have occurred during the period between their year ends and the Province’s year end of March 31, 2022, have been recorded in these financial statements.

In 2021-22, two PSIs changed their fiscal year end from June 30 to March 31 to coincide with the fiscal year of the Province. The Province’s financial statements include adjustments to reflect these two PSIs’ balances as at March 31. Organizations that the Province controls for reporting purposes through its consolidated organizations, but that do not meet the materiality threshold of $6 million in assets, liabilities, revenues or expenses after eliminating inter-entity transactions and balances, are not consolidated in these financial statements. These organizations are reviewed annually to determine if they meet the materiality threshold and after two years of exceeding the threshold will be considered for consolidation.

The accounts of provincial agencies designated as government business enterprises (Schedule 8) are accounted for on the modified equity basis, with the equity being computed in accordance with International Financial Reporting Standards (IFRS). Under the modified equity method, the accounting policies of government business enterprises are not adjusted to conform to those of the government. Inter-entity revenue and expense transactions and related asset and liability balances are not eliminated except for inter-entity gains and losses, which are eliminated on assets and liabilities remaining within the government reporting entity at the financial statement date.

(c)	BUDGET AND LEGISLATIVE AUTHORITY

PSAS require that financial statements contain a comparison of the actual and budgeted results for the year. The Province’s fiscal plan is prepared in accordance with the Fiscal Planning and Transparency Act consistent with the scope and accounting policies used in the Province’s consolidated financial statements. The Fiscal Plan documents, which describe the Province’s budget for the 2022 fiscal year, were tabled in the Legislature on February 25, 2021.

Government of Alberta | Annual Report 2021–2022	25

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

(d)	FUTURE CHANGES IN ACCOUNTING STANDARDS

Effective April 1, 2022, the Province will adopt the PS 3450 Financial Instruments and PS 3280 Asset Retirement Obligations approved by the Public Sector Accounting Board (PSAB). The impact on the consolidated financial statements is currently being assessed.

PS 3450 Financial Instruments

Adoption of this accounting standard requires corresponding adoption of PS 2601 Foreign Currency Translation, PS 1201 Financial Statement Presentation and PS 3041 Portfolio Investments in the same fiscal period. These accounting standards provide guidance on: recognition, measurement and disclosure of financial instruments; standards on how to account for and report transactions that are denominated in a foreign currency; general reporting principles and standards for the disclosure of information in financial statements; and how to account for and report portfolio investments.

The Province plans to adopt this accounting standard on a prospective basis, consistent with the transitional provisions in PS 3450.

Items within the scope of the financial instruments section are assigned to one of the following measurement categories: fair value, cost or amortized cost. Fair value measurement will apply to derivatives and portfolio investments in equity instruments that are quoted in an active market. When groups of financial assets and financial liabilities are managed on a fair value basis, they may be reported on that basis. Other financial assets and financial liabilities will generally be measured at cost or amortized cost. Until an item is derecognized, gains and losses arising due to fair value remeasurement or foreign currency changes will be reported in the Consolidated Statement of Remeasurement Gains and Losses.

PS 3280 Asset Retirement Obligations

This accounting standard provides guidance on how to account for and report liabilities for retirement of tangible capital assets. The Province plans to adopt this accounting standard on a modified retroactive basis, consistent with the transitional provisions in PS 3280, and information presented for comparative purposes will be restated.

In addition to the above, the PSAB has approved PS 3400 Revenue and PS 3160 Public Private Partnerships, which are effective on April 1, 2023.

PS 3400 Revenue

This accounting standard provides guidance on how to account for and report revenue, and specifically, it differentiates between revenue arising from exchange and non-exchange transactions.

PS 3160 Public Private Partnerships

This accounting standard provides guidance on how to account for public private partnerships between public and private sector entities, where the public sector entity procures infrastructure using a private sector partner.

The Province has not yet adopted these two accounting standards and is currently assessing the impact of these standards on the consolidated financial statements.

26	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

(e)	BASIS OF FINANCIAL REPORTING

Revenues

All revenues are reported on the accrual basis of accounting. Cash received for which goods or services have not been provided by year end is recognized as unearned revenue and recorded in accounts payable and other accrued liabilities.

The provincial tax system is predicated on self-assessment where taxpayers are expected to understand the tax laws and comply with them. This has an impact on the completeness of tax revenues when taxpayers fail to comply with tax laws, such as, if the taxpayer does not report all of their income. The Province has implemented systems and controls in order to detect and correct situations where taxpayers are not complying with the various Acts it administers. These systems and controls include performing audits of taxpayer records when determined necessary. However, such procedures cannot identify all sources of unreported income or other cases of non-compliance with tax laws. The Province does not estimate the amount of unreported tax.

Tax revenues are reported net of applicable tax concessions. Tax concessions are defined as tax credits that provide relief to taxpayers from taxes previously paid or currently owing.

Tax credits that provide a financial benefit through the tax system but do not change a taxpayer’s tax liability amount are defined as transfers through the tax system and reported as expenses.

Personal income tax is recognized on an accrual basis based on an economic estimate of the various components of personal income tax for the fiscal year. Gross personal income growth for the taxation year is a key component of the estimate for the fiscal year.

Corporate income tax revenue is recognized when installments are received from corporations. A receivable is established for tax assessments that are outstanding. Revenue and tax receivables will be adjusted in the year in which any additional information becomes available from resulting audits, appeals and court decisions. Corporate income tax refunds payable are accrued based primarily on the prior year’s corporate income tax refunds paid on assessments. Corporate income tax receipts from corporations in anticipation of an upward reassessment of Alberta income tax payable are described as corporate income tax receipts in abeyance and recognized as accounts payable and other accrued liabilities.

The Province calculates an allowance for corporate income taxes based on the difference between the actual corporate income tax receivable and the estimate of the collectability. The adjustment to the allowance is recorded as an expense. The adjustment may increase or decrease the allowance as tax receivables are revalued in subsequent years based on resulting audits, appeals and court decisions.

Other taxes are recognized during the period in which the taxable event occurs and when authorized by legislation.

The provincial royalty system is predicated on self-reporting where the petroleum and natural gas industry is expected to understand the relevant energy legislation (statutes and regulations) and comply with them. This has an impact on the completeness of revenue when the petroleum and natural gas industry does not fully meet the legislative requirements, for example, by reporting inaccurate or incomplete production data. The Province has implemented systems and controls in order to detect and correct situations where the petroleum and natural gas industry has not complied with the various Acts and Regulations the Province administers. These systems and controls, based on areas of highest risk, include performing audits of the petroleum and natural gas industry records when determined necessary. The Province does not estimate the effect of

Government of Alberta | Annual Report 2021–2022	27

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

misreported revenue. Any impacts on revenue of refiling by industry are recognized in the year of refiling.

Royalty revenues are reported net of expenses incurred by provincial oil and gas royalty reduction programs. These programs aim to encourage industry to produce from wells which otherwise would not be economically productive.

Bitumen royalty is determined based on revenues from production sold by projects less the costs of that production and costs of selling the Crown’s royalty share. Crude oil and natural gas royalties are determined based on monthly production. Revenue is recognized when the resource is produced by the mineral right holders. Revenue from bonuses and sales of Crown leases is recognized when the Crown leases are sold.

Transfers from the Government of Canada (GoC) include grants and entitlements. Grants for capital purposes and donated assets with restrictions for their use are recognized as deferred capital contributions. Grants for operating purposes with stipulations for their use are recognized as deferred operating contributions. Entitlements relate to significant intergovernmental transfers where authorization and eligibility criteria have been met by March 31 and amounts can be reasonably estimated. Entitlements with restrictions for their use that create an obligation are recognized as deferred contributions. Deferred contributions are recognized as revenue in the Consolidated Statement of Operations based on relevant stipulations of the transfer taken together with the actions and communications of the Province. All other grants and entitlements, without stipulations for their use, are recognized as revenue in the Consolidated Statement of Operations when authorized and eligibility criteria, if any, are met.

The Province received equipment and supplies at no cost from the GoC in response to COVID-19. These are recorded at fair value when such value can reasonably be determined. No amounts have been recorded for the COVID-19 vaccines because the fair value of these vaccines received from the GoC cannot be reasonably determined. Due to confidentiality clauses embedded in contracts between the GoC and the various COVID-19 vaccine manufacturers, information related to the price per dose of vaccine could not be shared with the Province. During the year, the Province received 10,157,984 (2021: 848,315) doses of COVID-19 vaccines and has 927,503 (2021: 178,352) doses in inventory as at March 31, 2022.

Endowment contributions, matching contributions and associated investment income allocated for preservation of endowment capital purchasing power are recognized as other revenue in the Consolidated Statement of Operations in the period in which they are received.

Expenses

Expenses represent the cost of resources consumed during the year on government operations. Expenses include amortization of tangible capital assets, debt servicing costs and expenses incurred in accordance with the terms of approved grant programs. Grants are recognized as expenses when authorized, eligibility criteria, if any, are met and a reasonable estimate of the amounts can be made.

Pension expenses comprise the cost of pension benefits earned by employees during the year, interest on the Province’s share of the unfunded pension liabilities, and the amortization of deferred adjustments arising from experience gains and losses and changes in actuarial assumptions over the expected average remaining service life of employees. Pension recovery represents the change in pension liabilities. Schedule 12 provides additional information on the components of pension expenses and liabilities.

In the Consolidated Statement of Operations, pension costs of government sector entities which are funded are included in expenses by function and costs which have not been funded are recognized as pension provisions.

28	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

Costs arising from obligations under guarantees and indemnities are recognized as expenses when management determines that the Province will likely be called upon to make payment. The expense represents management’s best estimate of future payments less recoveries.

The estimated increase or decrease for the year in accrued employee vacation entitlements is recognized in the related expense function.

Financial Assets

Financial assets are the Province’s financial claims on external organizations and individuals, as well as cash and inventories for resale at year end.

Cash includes deposits in banks and cash-in-transit. Cash equivalents include directly held interest-bearing securities with terms to maturity of primarily less than three months.

Accounts receivable is recognized at the lower of cost or net recoverable value. A valuation allowance is recognized when recovery is uncertain.

Portfolio investments are recognized at cost. Cost includes the amortization of a discount or premium using the straight-line method over the life of the investments. Realized gains and losses on disposal of these investments are included in calculating the net operating results for the year. If an investment loses value that is other than a temporary decline, its recognized value is reduced to reflect the loss. The reduced value is deemed to be the new cost.

Portfolio investments restricted for endowments (Schedule 7) are from donors who have placed restrictions on their contributions to the endowment funds, for example, capital preservation. The principal restriction is that the original contribution should be maintained intact in perpetuity. Other restrictions may include spending investment income earned by endowments for specific operational or capital purposes, or capitalizing a certain amount of investment income to maintain and grow the real value of endowments.

Loans are recognized at cost less any discounts and allowance for credit loss. Where there is no longer reasonable assurance of timely collection of the full amount of principal and interest of a loan, a provision for credit loss is made and the carrying amount of the loan is reduced to its estimated realizable amount.

Inventories for resale representing the Province’s share of royalty oil in feeder and trunk pipelines are recognized at the lower of cost or net realizable value. Other inventories for resale are valued at the lower of cost, determined on a first-in, first-out basis, and estimated net realizable value.

Liabilities

Liabilities represent present obligations of the Province to external organizations and individuals arising from past transactions or events occurring before year end, the settlement of which is expected to result in the future sacrifice of economic benefits. They are recognized when there is an appropriate basis of measurement and management can reasonably estimate the amount.

Coal phase-out agreement liabilities are valued at the net present value of the future payments, discounted using the Province’s borrowing rate for long-term debt at the time of signing the agreements.

Debentures included in debt are recognized at the face value of their respective issue dates, adjusted for any unamortized discount or premium including issuance and hedging costs.

Income or expense on derivatives used to manage interest rate or foreign currency exposure is recognized as an adjustment to debt servicing costs.

Government of Alberta | Annual Report 2021–2022	29

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

Public private partnerships (P3) are legally binding contracts between the Province and one or more public/private/not-for-profit partners for the provision of assets and the delivery of services that allocate responsibilities and business risks among various partners.

The Province accounts for P3 projects in accordance with the substance of the underlying agreements. These agreements are accounted for in the same way as capital leases as follows:

•

The capital asset is valued at the total of progress payments made during construction and net present value of the future payments, discounted using the Province’s estimated borrowing rate for long-term debt at the time of signing the P3 agreement.

•	The liability is valued at the net present value of the future payments, discounted using the Province’s borrowing rate for long-term debt at the time of signing the P3 agreement.

•	During construction, the capital asset (classified as work-in-progress) and the corresponding liability are recorded based on the estimated percentage complete or the term of the agreement.

•	Amortization on a straight-line basis over the estimated useful life commences when the asset is put into service.

The value of pension liabilities and associated changes during the year are based on an actuarial extrapolation of the most recent actuarial valuation. This valuation technique uses the projected benefit method pro-rated on service and management’s best estimate as at the extrapolation date of various economic and non-economic assumptions. Where the Province is a participating employer in the plan, experience gains and losses to the extent of the Province’s employer share are amortized over the estimated average remaining service life of employees. Where the Province has a liability for pre-1992 pension obligations, experience gains or losses are recognized in the year incurred.

Liabilities also include:

•	All financial claims payable by the Province at year end;

•	Contingent liabilities where future liabilities are likely and the amount can be reasonably estimated;

•	Estimates of the Province’s environmental liabilities;

•	Accrued employee vacation entitlements;

•	Asset retirement obligations recognized by some organizations based on their accounting policies or terms of contract;

•	Unspent deferred contributions for capital and operating purposes; and

•	Spent deferred capital contributions which are excluded from net debt.

Non-financial Assets

Non-financial assets include tangible capital assets, prepaid expenses, inventories of supplies and other non-financial assets.

Tangible capital assets are valued at cost less accumulated amortization. Cost is the gross amount of consideration given up to acquire an asset and includes all costs directly attributable to acquisition, construction, development or betterment of the tangible capital asset. Amortization is provided on a straight-line basis over the estimated useful lives of the assets (Schedule 14). The annual amortization costs are allocated to the functions of the Province that employ those assets and are reported on the Consolidated Statement of Operations.

Prepaid expenses are recorded at cost and amortized based on the terms of the agreement.

Inventories of supplies are valued at the lower of cost, determined on a weighted average or first-in, first-out basis, and replacement cost.

30	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

Other Assets

Intangible assets, collections of historical artifacts, provincial, national and international works of art and tangible capital assets acquired by right and that have not been purchased, such as Crown lands, forests, water and mineral resources, are not recognized in the Consolidated Statement of Financial Position as a reasonable estimate of the amounts involved cannot be made.

Derivative Contracts

Derivative contracts are held directly for hedging purposes to manage specific loan receivable and debt related risks, or indirectly through pooled funds included in portfolio investments. Types of derivative contracts and their classification in these financial statements are described further in Note 3.

Derivative contracts used for hedging purposes, where there is an underlying matching asset or liability, are recognized at cost plus accrued interest. The estimated amounts receivable or payable related to derivative contracts are included in accrued interest receivable or payable respectively. Derivative contracts without an underlying matching asset or liability are recognized at fair value and are included in portfolio investments. Gains and losses from derivative contracts are included in investment income or debt servicing costs, based on their intended purpose.

Foreign Currency

Unhedged monetary items denominated in a foreign currency are translated at the year end rate of exchange. Hedged assets and liabilities denominated in foreign currencies are translated at the rate of exchange established by the terms of the hedging agreement.

Foreign currency transactions are translated into Canadian dollars using the average exchange rate for the day, except for hedged foreign currency transactions, which are translated at exchange rates established by the terms of the hedging agreement.

Exchange gains and losses that arise on translation of fixed-term foreign currency denominated monetary items are deferred and amortized over the life of the contract.

Amortization of deferred exchange gains and losses and other exchange differences on unhedged transactions are included in the determination of the net operating results for the year.

Measurement Uncertainty

Estimates are used in accruing revenues, expenses, assets and liabilities in circumstances where the actual results are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonably possible amount, whenever estimates are used. Measurement uncertainty that is material to these financial statements exists in the accrual of personal and corporate income taxes; royalties derived from non-renewable resources; health transfers; private investments, inflation sensitive and alternative investments; loans receivable; and pension liabilities.

The impact of the COVID-19 pandemic, changes to oil prices, stock markets, rising inflation and geopolitical tensions add an additional level of uncertainty for the measurement of certain accrued revenues, expenses, assets and liabilities recorded in these financial statements. While estimates used for reporting reflect best available information, it is reasonably possible that changes of conditions, in the near term, could have a material impact on the amounts recognized or disclosed. These include uncertainties related to income taxes, other taxes, allowances recognized for loans receivable, the ability of the counterparties to comply with the contractual requirements of the

Government of Alberta | Annual Report 2021–2022	31

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

existing derivative contracts and their ability to manage the liquidity risk related to the contractual payments of principal and interest on existing debt and the calculation of the pension liability, which utilized the estimated fair value of pension plan assets as at March 31, 2022.

Personal income tax revenue (Schedule 1) of $13,335 million (2021: $11,257 million) is subject to measurement uncertainty due primarily to the absence of final tax assessment data, and consequent reliance on economic estimates of population growth, personal income growth, and the tax elasticity of income. Personal income growth is inherently difficult to estimate due to subsequent revisions to personal income data. The current fiscal year estimate of primary household income growth used in determining personal income tax is positive 6.8% for 2021 calendar year and positive 6.7% for 2022 calendar year (the 2021 estimate was positive 4.4% for 2021 calendar year and negative 4.0% for 2020 calendar year). This includes the effects of changes in taxable government transfers to individuals on total taxable income. Based on historical data, there is an uncertainty of plus or minus $612 million (2021: $549 million) in the personal income tax revenue estimate.

Corporate income tax revenue (Schedule 1) of $4,642 million (2021: $2,979 million), the related accounts receivable (Schedule 5) of $1,468 million (2021: $1,394 million) and refunds payable (Schedule 10) of $511 million (2021: $616 million) are subject to measurement uncertainty due to estimates of amounts not yet assessed based on cash received as well as taxpayer objections to assessed taxes (Note 7). Estimates are based on cash received from tax installments, payments with a filed return, current year refunds paid, and amounts assessed where payment has not yet been received. The methodology of calculating the refund liability estimate is back tested and the estimate is revised as necessary. Based on historical data, the reasonable range for measurement uncertainty is from negative $35 million to positive $263 million. Final assessed taxes may differ from original estimates due to reassessments in subsequent years. The impact of future reassessments cannot reasonably be determined. The amounts included in the corporate income tax accounts receivable are evaluated for collectability annually. A valuation allowance of $275 million (2021: $226 million) is the reduction to receivables to determine the estimated net recoverable amount. The methodology to calculate the allowance is back tested and revised as required.

Bitumen royalty of $11,605 million (2021: $2,006 million) and natural gas and by-products revenue (Schedule 1) of $2,227 million (2021: $465 million) are subject to measurement uncertainty. For projects from which bitumen royalty is paid and where the project has reached payout, the royalty rate used to determine the royalties is based on the average price of West Texas Intermediate (WTI) crude oil in Canadian dollars for the calendar year. Royalty rates will start at 25% of net profits when oil is priced at fifty-five dollars per barrel or less, and increase to a maximum of 40% of net profits when oil is priced at one hundred and twenty dollars or more. Payout is defined at the first date at which the cumulative revenue of a project first equals the cumulative cost of the project. Natural gas and by-products royalty is calculated based on allowable costs incurred by the royalty payers and production volumes that are reported to the Province by royalty payers. Industry may modify their royalty and gas cost allowance for non-statute barred years. The Province estimates what the costs, volumes and royalty rates for the fiscal year should be based on statistical analysis of industry data. Based on historical data, changes to natural gas and by-products revenues resulted from a $38 million increase (2021: $45 million increase) in the refiling adjustments.

The fair value of private equities, inflation sensitive and alternative investments (Schedule 6) of $10,278 million (2021: $9,209 million) is subject to measurement uncertainty as the fair value may differ significantly from the values that would have been used had a ready market for these investments existed.

32	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	continued

Loans receivable (Schedule 9) relating to net student loans receivable of $3,647 million (2021: $3,375 million) made under the authority of the Student Loan Act is subject to measurement uncertainty. Allowances totaling $577 million (2021: $513 million) have been recognized for impaired loans, loan subsidies, and repayment assistance. The Province has made certain estimates in the following areas:

•	Recovery and default rates in the determination of the allowance for impaired loans;

•

Blended student lending rate; the annual average provincial borrowing rate; the average repayment period, default rate, and repayment assistance rate in the determination of the allowance for loan subsidy; and

•	Future loan amounts approved for repayment assistance and loan forgiveness rates in the determination of the allowance for repayment assistance.

Pension liabilities (Schedule 12) of $8,271 million (2021: $8,636 million) are subject to measurement uncertainty because the actual experience of a plan may differ significantly from assumptions used in the calculation of the pension liabilities.

Estimates of contingent liabilities for contaminated sites are subject to measurement uncertainty because the existence and extent of contamination, the responsibility for clean-up, and the timing and cost of remediation cannot be reasonably estimated in all circumstances. The degree of measurement uncertainty cannot be reasonably determined.

Some of the government organizations have year ends that are other than March 31. The accounts of these organizations are consolidated based on the results of their latest financial year end. Estimation of transactions for the period between their year ends and March 31 is therefore subject to measurement uncertainty.

While best estimates have been used for reporting items subject to measurement uncertainty, management considers that it is possible, based on existing knowledge, that changes in future conditions in the near term could require a material change in the recognized amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.

Segment Disclosure

A segment is defined as a distinguishable activity or group of activities for which it is appropriate to separately report financial information. Segment information reflects the existing accountability framework for government and the way in which operations are managed. Inter-segment transfers are measured at carrying value. Segment information is reported in Schedules 1, 2, 3, 8 and 14 and is based on accountability, budgetary practices and governance relationships within the Province. Additional information is provided in ministry and other entity annual reports.

NOTE 2	VALUATION OF FINANCIAL ASSETS AND LIABILITIES

Fair value is the amount of consideration agreed upon in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act.

Due to their short-term nature, the fair values of cash and cash equivalents, accounts receivable and accounts payable and other accrued liabilities are estimated to approximate their carrying value.

The methods used to determine the fair values of portfolio investments (Schedule 6) are explained in the following paragraphs:

•	Public fixed-income securities and equities are valued at the year end closing sale price or the average of the latest bid and ask prices quoted by an independent securities valuation company.

Government of Alberta | Annual Report 2021–2022	33

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2	continued

•

Mortgages and certain non-public provincial debentures are valued at the net present value of future cash flows. These cash flows are discounted using appropriate interest rate premiums over similar GoC benchmark bonds trading in the market.

•

The fair value of alternative investments, including absolute return strategy investments, investments in limited partnerships, private investment funds, private equities and securities with limited marketability, is estimated using methods such as cost, discounted cash flows, earnings multiples, prevailing market values for instruments with similar characteristics and other pricing models as appropriate.

•

Real estate investments are reported at their most recent appraised value, net of any liabilities against the real property. Real estate properties are appraised annually by qualified external real estate appraisers using methods such as replacement cost, discounted cash flows, earnings multiples, prevailing market values for properties with similar characteristics and other pricing models as appropriate.

•

As quoted market prices are not readily available for private and alternative investments and private real estate, estimated fair values may not reflect amounts that could be realized upon immediate sale, or amounts that may ultimately be realized. Accordingly, estimated fair values may differ significantly from the values that would have been used had a ready market existed for these investments.

The fair value of derivative contracts relating to portfolio investments is disclosed in Note 3. The estimated amount receivable or payable from derivative contracts at the reporting date is determined by the following methods:

•

Equity and bond index swaps are valued based on changes in the appropriate market-based index net of accrued floating rate interest. Equity index and interest rate future contracts are valued based on quoted market prices. Forward foreign exchange contracts are valued based on differences between contractual foreign exchange rates and foreign exchange forward rates. Interest rate swaps and cross currency interest rate swaps are valued based on discounted cash flows using current market yields and exchange rates. Credit default swaps are valued based on discounted cash flows using current market yields and calculated default probabilities. Options to enter into interest rate swap contracts are valued based on discounted cash flows using current market yields and volatility parameters which measure change in the underlying swap. Warrants and rights are valued at the year end closing sale price or the average of the latest bid and ask prices quoted by an independent securities valuation company.

NOTE 3	FINANCIAL RISK MANAGEMENT AND DERIVATIVES

(a)	ASSET MANAGEMENT

The investments that the Province holds are exposed to credit risk and market risk. Market risk is comprised of foreign currency risk, interest rate risk and price risk. In order to earn the best possible return at an acceptable level of risk, the Province has established policies for the asset mix of its investment portfolios.

The Province reduces its investment risk by holding many different types of assets, investing in securities from various governments and companies in different industries and countries, having quality constraints on fixed income instruments, and restricting amounts exposed to countries designated as emerging markets.

34	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3	continued

A large percentage of the Province’s investments are in the Alberta Heritage Savings Trust Fund. The objective is to invest in a diversified portfolio to maximize long-term returns at an acceptable level of risk.

Investments in the Alberta Heritage Foundation for the Medical Research Endowment Fund, the Alberta Heritage Scholarship Fund and the Alberta Heritage Science and Engineering Research Endowment Fund are managed to provide income, which can be used by the funds to fulfill their respective mandates for the purpose of making grants to students and to researchers in the fields of medicine, science and engineering.

Cash and cash equivalents are used to repay debt as it matures, to provide funding for the capital and fiscal plans, and to help protect operating and capital spending from short-term declines in revenue and the costs of emergencies, disasters and other unforeseen cash requirements.

(b)	DEBT MANAGEMENT

The objective of the Province’s debt management activity is to raise funding for the Province and its agencies in a cost-effective manner, while ensuring that borrowed funds can be serviced and repaid as scheduled.

The Province’s debt management goals include: ensuring sufficient liquidity to meet the Province’s financial commitments and withstand market disruptions, providing stable and low-cost funding for the Province, maintaining access to both domestic and global debt markets to provide financing and liquidity for the Province and strategically structuring the debt portfolio to allow for prudent management of maturities and refinancing.

In order to achieve this objective, the Province manages the following risks: interest rate risk, foreign currency risk, credit risk, liquidity risk, operational risk, settlement risk and refinancing risk. The Province manages these risks within approved policy guidelines. The management of these risks and the policy guidelines apply to the Province’s debt, excluding debt raised to fund requirements of provincial corporations. The debt of provincial corporations is managed separately in relation to their stated requirements and respective authorities.

The Province’s liability risk management strategy includes the repurchase and retirement of some of its debt instruments prior to maturity. This strategy enhances Province’s ability to mitigate the refinancing risk associated with large bond maturities.

(c)	DERIVATIVE CONTRACTS

The Province uses various types of derivative contracts held directly to manage exposure to interest rate risk, currency exchange risk and credit risk and indirectly through pooled investment funds to gain access to equity markets and enhance returns.

In order to mitigate credit risk, credit support annex (CSA) agreements have been signed with most counterparties to derivative contracts. The CSA agreements allow for the Province to receive collateral in the form of cash or securities when the net position with a counterparty is favourable, based on established thresholds. Conversely, if the net position with a counterparty is unfavourable, the Province is required to pay or post cash or securities with the counterparty. Collateral received is reported under accounts payable and other accrued liabilities (Schedule 10) and collateral pledged is reported under accounts receivable and advances (Schedule 5).

Government of Alberta | Annual Report 2021–2022	35

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3	continued

The following is a summary of the fair values of the Province’s derivative contracts by type:

	2022	2021
	Fair	Fair
	value (a) (b) (c)	value (a) (b) (c)
	In millions

Interest rate derivatives (d)	$306	$(245)

Equity-based derivatives (e)	126	88

Foreign currency derivatives (f)	(2,034)	(1,309)

Credit risk derivatives (g)	6	6

Net fair value of derivative contracts (h)	$(1,596)	$(1,460)

(a)

Current credit exposure is represented by the current replacement cost of all outstanding contracts in a favourable position (positive fair value). The Province monitors counterparty risk exposure and actively seeks to mitigate counterparty risk by requiring that counterparties collateralize mark-to-market gains.

(b)	The method of determining the fair value of derivative contracts is described in Note 2.

(c)

As at March 31, 2022, for directly held derivative contracts, $1,058 million (2021: $1,193 million) in cash collateral on net unfavourable positions has been pledged by the Province (see Schedule 5), and $55 million (2021: $125 million) in cash collateral on net favourable derivative contract positions has been received by the Province (Schedule 10).

Portfolio investments reported include exposure to margin and collateral amounts held in pooled funds. As at March 31, 2022, deposits in futures contracts margin accounts total $110 million (2021: $93 million). Cash and non-cash collateral for derivative contracts pledged total to $168 million (2021: $183 million).

(d)

Interest rate derivatives allow the Province to exchange interest rate cash flows (fixed, floating and bond index) based on a notional amount. Interest rate derivatives primarily include interest rate swaps, cross currency interest rate swaps, bond index swaps, futures contracts and options.

(e)

Equity-based derivatives include equity swaps. Equity swaps are contracts where one counterparty agrees to pay or receive from the other cash flows based on changes in the value of an equity index, a basket of stocks, or a single stock in exchange for a return based on a fixed or floating interest rate or the return on another instrument. Rights, warrants, futures and options are also included as equity-based derivatives.

(f)	Foreign currency derivatives include contractual agreements to exchange specified currencies at an agreed-upon exchange rate and on an agreed settlement date in the future.

(g)

Credit risk derivatives include credit default swaps allowing the Province to buy and sell protection on credit risk inherent in a bond. A premium is paid or received, based on a notional amount, in exchange for a contingent payment should a defined credit event occur with respect to the underlying security.

(h)	The fair value of derivative contracts represents the amount that the Province would receive (positive fair value) or pay (negative fair value) in the event contracts were terminated at year end.

36	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4	CONTRACTUAL RIGHTS

Contractual rights are rights of the Province to economic resources arising from contracts or agreements that will result in both assets and revenues in the future when the terms of those contracts or agreements are met.

	2022	2021
	In millions

Contractual rights from operating leases, contracts and programs	$ 4,693	$ 4,486
Other capital contracts	232	132
	$ 4,925	$ 4,618

Estimated amounts that will be received or receivable for each of the next five years and thereafter are as follows:

	Operating leases,	Other capital contracts	Total
	contracts and programs

		In millions
2022-23	$1,276	$91	$1,367
2023-24	802	96	898
2024-25	755	28	783
2025-26	642	13	655
2026-27	594	4	598
Thereafter	624	-	624

	$4,693	$232	$4,925

NOTE 5	CONTINGENT ASSETS

The Province has contingent assets for fine revenues. Fine revenues are recognized at the point of conviction, which excludes certain outstanding federal statute and provincial statute fines that are satisfied by means other than cash payment. As at March 31, 2022, the estimate of contingent assets for fines issued is $31 million (2021: $25 million).

Government of Alberta | Annual Report 2021–2022	37

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6	CONTRACTUAL OBLIGATIONS AND COMMITMENTS

Contractual obligations represent a legal obligation of the Province to others and will become liabilities in the future when the terms of the contract are met.

	2022	2021
	In millions

Obligations under operating leases, contracts and programs	$39,412	$ 41,801
Obligations under capital leases and public private partnerships
Operations and maintenance payments	3,333	3,409
Capital payments	123	388
Interest payments	22	45
	$42,890	$ 45,643

Estimated payment requirements for each of the next five years and thereafter are as follows:

	Operating leases,	Operations and
	contracts and	maintenance	Capital payments	Interest payments	Total
	programs	payments
			In millions
2022-23	$11,690	$113	$21	$2	$11,826
2023-24	6,035	120	10	2	6,167
2024-25	4,535	125	9	2	4,671
2025-26	3,511	135	8	2	3,656
2026-27	2,652	114	6	2	2,774
Thereafter	10,989	2,726	69	12	13,796
	$39,412	$3,333	$123	$22	$42,890

Major commitments included in the above figures are commitments for capital construction contracts for health and education facilities and highways.

The Province has various commitments relating to the devolution of services or disposition of assets to the private sector. Those commitments include the performance of duties and obligations if the private sector organization fails to meet them.

The Province is encouraging companies to invest under the Petrochemical Diversification Program (PDP) in the development of Alberta petrochemical facilities by providing a commitment of up to $1.6 billion (2021: $1.6 billion) in incentives through royalty credits, of which $300 million (2021: $650 million) has been allocated to one (2021: four) project(s). During the fiscal year of 2022, two projects were transitioned from PDP to Alberta Petrochemicals Incentive Program (APIP), and one project was cancelled. As at March 31, 2022, no royalty credits have been awarded as the PDP project has not reached commercialization.

The Province also provides financial incentives in the form of grants to encourage private sector investment in new or expanded Alberta-based petrochemical manufacturing facilities, including those producing value-added petrochemical, hydrogen, fertilizer and fuel products under APIP. As at March 31, 2022, two projects previously under PDP were transitioned into one (2021: zero) grant agreement approved under this program for $408 million (2021: $nil). As at March 31, 2022, no grants have been disbursed as commercial operation has not been reached.

When a PDP project is approved for transition to APIP, any royalty credits approved under PDP program will be rescinded as a project is eligible to receive funding under either PDP or APIP.

The Province has outstanding approved undisbursed loan commitments of $340 million (2021: $303 million).

38	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7	CONTINGENT LIABILITIES

Set out below are details of contingent liabilities resulting from guarantees, indemnities and litigation, other than those reported as liabilities. Any losses arising from the settlement of contingent liabilities are treated as current year expenses.

(a)	GUARANTEES AND INDEMNITIES

Guarantees are detailed below:

	2022	2021	Expiry date
	In millions

Feeder Associations Guarantee Act	$92	$86	Ongoing
Agriculture Financial Services Act	1	1	Variable
	$93	$87

Authorized loan guarantee limits are shown below where applicable. Where authorized loan guarantee limits are not noted, the authorized limits decline as guaranteed or indemnified loans are repaid.

Guarantee programs under the following Acts are ongoing:

•	Feeder Associations Guarantee Act (authorized guarantee limit set by Order in Council is $100 million) and

•	Agriculture Financial Services Act (authorized guarantee limit set by the Agriculture Financial Services Regulation is $30 million).

The lender takes appropriate security prior to issuing a loan to the borrower, which is guaranteed by the Province. The security taken depends on the nature of the loan. Interest rates are negotiated with the lender by the borrower.

Through the Public Trustee Act, the Province also unconditionally guarantees the amount outstanding on a client’s guaranteed account as administered by the Office of the Public Guardian and Trustee. As at March 31, 2022, the potential liability of the Province based on the outstanding balance of the Client Guaranteed Accounts is $459 million (2021: $458 million).

The Province has an indemnity associated with the Canadian Blood Services (CBS). The CBS has established two wholly-owned captive insurance corporations, CBS Insurance Company Limited (CBSI) and Canadian Blood Services Captive Insurance Company Limited (CBSE). The CBSI provides insurance coverage up to $300 million with respect to risks associated with the operation of the blood system while the excess policy held by CBSE provides coverage up to $700 million. The CBSE was capitalized in whole through funding from the provinces and territories (except Quebec), through a Captive Support Agreement (CSA) dated September 28, 2006, between the provinces, territories, and CBSE. Under the CSA, each of the provinces and territories provided their Pro Rata Share (as defined in the CSA) through an indemnity. Alberta’s Pro Rata Share is 15% of CBSE’s total capital amount, which amounts to $105 million. Authority for Alberta to provide the indemnity under the CSA is pursuant to section 5.05 of the Indemnity Authorization Regulation 22/1997, under the Financial Administration Act. The expense recognition criterion for the indemnity is notification from CBS that the indemnity is required. As at March 31, 2022, no amount has been recognized for this indemnity.

The Province, through the Canadian Securities Administrators National Systems operations management and governance agreement, has committed to pay 25% of any shortfall from approved system operating costs that exceed revenues should there not be an accumulated operating surplus

Government of Alberta | Annual Report 2021–2022	39

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7	continued

available to offset. As at March 31, 2022, the accumulated operating surplus is $200 million (2021: $192 million). Payments under guarantees are a statutory charge on the Province.

The Province entered into multiple agreements to provide loan guarantees of $158 million (2021: $93 million) in favour of ATB Financial or other Canadian financial institutions as agents and other secured creditors (Creditor Groups) to enable various consortiums of Alberta First Nations, Indigenous Communities, and private entities (borrowers) participation in various projects. In the event loan conditions are breached and that breach remains uncured, the Creditor Groups have a right against the Province to call on their individual loan guarantees to offset any losses incurred by the Creditor Groups with respect to amounts loaned to the borrowers by the Creditor Groups. As at March 31, 2022, no known breaches have been identified for any agreements.

The Province has contingent liabilities with respect to various indemnities as permitted under the Financial Administration Act. The indemnified amount and corresponding liability cannot be reasonably estimated.

(b)	LEGAL ACTIONS

As at March 31, 2022, the Province is involved in legal matters where damages are being sought. These matters give rise to contingent liabilities.

Accruals have been made in specific instances where it is likely that losses will be incurred based on a reasonable estimate. As at March 31, 2022, the total claimed amount for all likely claims is $335 million (2021: $299 million), of which $219 million (2021: $253 million) has been accrued as a liability. The resulting additional liability, if any, from likely claims in excess of the amounts accrued is not determinable.

The Province has been named in 785 (2021: 744) claims of which the outcome is not determinable. Of these claims, 570 (2021: 545) have specified amounts totaling $9.5 billion (2021: $5.2 billion). The remaining 215 (2021: 199) claims have no amounts specified. The resolution of indeterminable claims may result in a liability, if any, that may be significantly lower than the claimed amount.

In addition, the Province has been named in 23 (2021: 23) claims in matters such as Aboriginal rights, Aboriginal title and treaty rights. In most cases, these claims have been filed jointly and severally against the Province and the GoC and in some cases involve third parties. Of these claims, 13 (2021: 12) have specified amounts totaling $108.0 billion (2021: $105.0 billion) plus a provision for interest and other costs that are not determinable. The remaining 10 (2021: 11) claims have no amounts specified. Included in the total claims above, there are seven (2021: seven) claims for treaty land entitlement for which the Province may have an obligation under the Natural Resources Transfer Agreement. Of these claims, five (2021: five) have specified amounts totaling $29.4 billion (2021: $29.4 billion). The remaining two claims (2021: two) have no amounts specified.

(c)	TAX ASSESSMENTS

As at March 31, 2022, 1,004 (2021: 1,034) corporate income tax files totaling $1,062 million (2021: $1,083 million) are under objection or dispute. The resulting loss, if any, cannot be reasonably estimated.

(d)	SURFACE RIGHTS BOARD CLAIMS

The Surface Rights Board (Board) was established by the Surface Rights Act. The Province facilitates payments with “Direction to Pay” from the Board to the applicants for the rental recovery under

40	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7	continued

Section 36 of the Act. As at March 31, 2022, $10 million (2021: $9 million) has been accrued as a liability. There is an estimated backlog of applications totaling $4 million (2021: $4 million). The outcome for all applications is not determinable.

(e)	ENVIRONMENTAL LIABILITIES

The Province has identified various sites where contaminations or other environmental liabilities exist and the level of contamination is either known or unknown at this time. The Province recognizes a liability for the remediation of contaminated sites when the Province is responsible for remediation of the sites and the cost of remediation can be reasonably estimated. As at March 31, 2022, $332 million (2021: $284 million) has been recognized as environmental liabilities, included in other accounts payable and accrued liabilities (Schedule 10). No liability for remediation of other sites has been recognized as the Province becoming responsible for these sites is not determinable; the Province does not expect to give up any future economic benefits; no reasonable estimate of the amount can be made; or a combination of these factors. The Province’s ongoing efforts to assess contaminated sites may result in additional environmental remediation liabilities related to newly identified sites, or changes in the assessments or intended use of existing sites. Any changes to the environmental liabilities will be accrued in the year in which they are assessed as likely and measurable.

(f)	UNSETTLED COLLECTIVE AGREEMENTS

The Province, through Alberta Health Services, currently has 18 (2021: 19) collective agreements that have expired and are currently under negotiation as at March 31, 2022. An accrual has been included in accounts payable and other accrued liabilities (Schedule 10) as at March 31, 2022. Given that negotiations are ongoing, no additional disclosures have been made.

NOTE 8	TRUST FUNDS UNDER ADMINISTRATION

Trust funds consist of public money over which the Legislature has no power of appropriation. They are not included in the consolidated financial statements because the Province has no equity in the funds and administers them for the purposes of various trusts. As at March 31, 2022, trust funds under administration are as follows:

	2022	2021 (a)
	In millions

Public Sector Pension Plan Funds	$7,064	$6,465

Public Trustee	650	632

Special Areas Trust Account	335	325

Various Court Offices and Fines Distribution Trust	153	144

Miscellaneous trust funds	1,058	1,031

	$9,260	$8,597

(a)	The total assets of $3.6 billion from Universities Academic Pension Plan and Workers Compensation Board are moved to be included in $84.2 billion as disclosed below.

Supplementary Information

Certain pension plans assets and other funds for which the Alberta Investment Management Corporation provides investment management services are excluded from the table above, as the

Government of Alberta | Annual Report 2021–2022	41

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8	continued

Province is not the trustee of these plan assets and other funds, which have a total value of $117.9 billion (2021: $84.2 billion).

In addition to the above trust funds under administration, the Province holds bank guarantees in the form of letters of credit and promissory notes in the amount of $2.4 billion (2021: $2.2 billion). The Province is not a trustee of these guarantees, and the majority of these guarantees are held to assure satisfactory reclamation of coal and oil sands operations, sand and gravel pits, landfills, hazardous waste management and hazardous recyclable facilities.

NOTE 9	COMPARATIVE FIGURES

Certain 2021 figures have been reclassified, where necessary, to conform to 2022 presentation.

42	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

Schedules to the Consolidated Financial Statements

REVENUES	SCHEDULE 1

	2022		2021
	Budget	Actual	Actual
	In millions
Income taxes
Personal income tax	$ 11,647	$ 13,335	$ 11,257
Corporate income tax	1,891	4,642	2,979
Interest and penalties on corporate income tax	-	76	57
	13,538	18,053	14,293
Other taxes
Education property tax	2,472	2,478	2,483
Fuel tax	1,351	1,275	1,138
Tobacco tax and cannabis tax	857	781	868
Insurance taxes	718	743	703
Freehold mineral rights tax	67	107	60
Tourism levy	62	59	33
Carbon levy	-	-	(6)
Interest and penalties on other tax	-	10	6
	5,527	5,453	5,285
Non-renewable resource revenue
Bitumen royalty	1,483	11,605	2,006
Natural gas and by-products royalty	467	2,227	465
Crude oil royalty	627	1,947	466
Bonuses and sales of Crown leases	151	228	24
Coal royalty, rentals and fees	128	163	130
	2,856	16,170	3,091
Transfers from Government of Canada
Canada health transfers	4,959	5,503	4,838
Canada social transfers	1,792	1,796	1,744
Infrastructure support	1,095	808	658
Agriculture support programs	256	531	298
Labour market agreements	437	485	299
Other	1,642	2,472	2,695
	10,181	11,595	10,532
Net income/(loss) from government business enterprises (Schedule 8)
Alberta Petroleum Marketing Commission	(570)	2,059	(1,854)
Alberta Gaming, Liquor and Cannabis Commission	2,132	2,055	1,659
ATB Financial	193	586	211
Balancing Pool	107	96	(113)
Other	15	14	14
	1,877	4,810	(83)

Net investment income	2,205	3,579	2,643
Premiums, fees and licences
Tuition	1,475	1,465	1,323
Motor vehicle licences	530	566	557
Health fees and charges	524	472	419
Crop, hail and livestock insurance premiums	321	324	319
Energy industry levies	312	313	210
Other	971	1,380	1,193
	4,133	4,520	4,021
Other
Investment management charges	577	847	540
Sales, rentals and services	894	822	738
Technology innovation and emissions reduction	353	705	459
Fundraising, donations, gifts and contributions	645	665	683
Fines and penalties	262	187	176
Endowment contributions and reinvested income	-	96	49
Other	649	820	710
	3,380	4,142	3,355
	$ 43,697	$ 68,322	$ 43,137

Government of Alberta | Annual Report 2021–2022	43

CONSOLIDATED FINANCIAL STATEMENTS

REVENUES BY SOURCE BY MINISTRY	SCHEDULE 2

	Income taxes	Other taxes	Non- renewable resource revenue (a)	Transfers from Government of Canada	Net income/(loss) from government business enterprises (Schedule 8)	Net investment income	Premiums, fees and licences	Other	Subtotal	Consolidation adjustments	2022 Total	2021 Total
	In millions
Office of the Legislative Assembly and Offices of the Legislature	$-	$-	$-	$-	$-	$-	$-	$1	$1	$-	$1	$-
Ministries
Advanced Education	-	-	-	621	3	401	1,469	1,387	3,881	(406)	3,475	2,985
Agriculture, Forestry and Rural Economic Development	-	-	-	550	-	126	809	12	1,497	(2)	1,495	1,281
Children’s Services	-	-	-	285	-	-	-	23	308	-	308	159
Community and Social Services	-	-	-	139	-	-	-	26	165	(2)	163	171
Culture and Status of Women	-	-	-	9	-	-	7	10	26	-	26	20
Education	-	2,478	-	195	-	10	130	615	3,428	(435)	2,993	3,173
Energy	-	107	16,170	298	2,155	1	315	53	19,099	-	19,099	1,529
Environment and Parks	-	-	-	49	-	1	145	794	989	(24)	965	656
Executive Council	-	-	-	-	-	-	-	-	-	-	-	-
Health	-	-	-	6,334	-	76	521	878	7,809	(320)	7,489	6,181
Indigenous Relations	-	-	-	24	-	-	1	1	26	-	26	9
Infrastructure	-	-	-	3	-	-	1	50	54	(20)	34	37
Jobs, Economy and Innovation	-	-	-	5	-	5	-	213	223	(93)	130	55
Justice and Solicitor General	-	-	-	53	-	1	28	265	347	-	347	306
Labour and Immigration	-	-	-	225	-	-	7	61	293	-	293	126
Municipal Affairs	-	-	-	526	-	1	55	71	653	(5)	648	414
Seniors and Housing	-	-	-	120	-	2	-	12	134	(2)	132	122
Service Alberta	-	-	-	-	-	-	679	80	759	(65)	694	666
Transportation	-	-	-	217	-	-	28	24	269	-	269	170
Treasury Board and Finance	18,053	2,868	-	1,942	2,652	3,097	332	954	29,898	(163)	29,735	25,077

Consolidation adjustments	-	-	-	-	-	(142)	(7)	(1,388)		(1,537)

Total at March 31, 2022	$18,053	$5,453	$16,170	$11,595	$4,810	$3,579	$4,520	$4,142			$68,322

Total at March 31, 2021	$14,293	$5,285	$3,091	$10,532	$(83)	$2,643	$4,021	$3,355				$43,137

(a)	Non-renewable resource revenue includes the reduction of royalty revenue of $118 million (2021: $170 million) related to the Province’s oil and gas royalty reduction programs.

44	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

EXPENSES BY OBJECT BY MINISTRY	SCHEDULE 3

	Budget	Salaries, wages, employment contracts and benefits	Grants	Supplies and services (a)	Amortization of tangible capital assets	Consumption of inventories of supplies	Debt servicing costs (b)	Pension provision/ (recovery) (Schedule 12)	Other	Sub total	Consolidation adjustments	2022 Total	2021 Total
						In millions
Office of the Legislative Assembly and Offices of the Legislature	$130	$72	$-	$30	$2	$-	$-	$-	$15	$119	$-	$119	$104
Ministries
Advanced Education	5,776	3,438	611	1,191	530	2	39	3	163	5,977	(99)	5,878	5,867
Agriculture, Forestry and Rural Economic Development	949	184	213	3,535	23	1	65	-	(14)	4,007	(66)	3,941	1,445
Children’s Services	1,717	290	556	615	-	-	-	-	289	1,750	(7)	1,743	1,590
Community and Social Services	3,886	247	2,537	985	-	-	-	-	-	3,769	(24)	3,745	3,773
Culture and Status of Women	230	48	146	14	7	-	-	-	2	217	(4)	213	237
Education	8,754	6,265	400	1,325	471	82	36	(95)	17	8,501	(22)	8,479	8,314
Energy (a)	2,017	201	638	1,189	16	-	-	-	101	2,145	-	2,145	1,129
Environment and Parks	649	212	247	142	53	-	-	-	6	660	(15)	645	945
Executive Council	18	13	-	1	-	-	-	-	-	14	-	14	14
Health	23,004	9,238	7,062	6,618	472	1,359	18	(1)	273	25,039	(370)	24,669	23,162
Indigenous Relations	217	19	157	3	-	-	-	-	-	179	-	179	110
Infrastructure	592	59	1,129	393	126	2	-	-	13	1,722	(1,147)	575	594
Jobs, Economy and Innovation	438	109	407	79	8	-	-	-	3	606	(94)	512	1,029
Justice and Solicitor General	1,352	738	236	504	3	-	-	-	3	1,484	(2)	1,482	1,403
Labour and Immigration	330	95	280	41	2	-	-	-	-	418	(2)	416	625
Municipal Affairs	1,801	63	1,891	42	27	35	-	-	12	2,070	(2)	2,068	2,772
Seniors and Housing	768	24	686	10	44	-	-	-	1	765	(4)	761	735
Service Alberta	558	201	-	356	74	1	-	-	6	638	(65)	573	567
Transportation	2,172	62	638	333	700	60	103	-	47	1,943	(13)	1,930	1,587
Treasury Board and Finance	4,060	439	205	884	26	-	2,522	(272)	664	4,468	(177)	4,291	4,097
Unallocated disaster expense	2,500	-	-	-	-	-	-	-	-	-	-	-	-

Consolidation adjustments	-	-	(1,454)	(384)	-	-	(142)	-	(133)		(2,113)

Total at March 31, 2022	$61,918	$22,017	$16,585	$17,906	$2,584	$1,542	$2,641	$(365)	$1,468			$64,378

Total at March 31, 2021	$57,306	$21,605	$16,869	$14,092	$2,627	$1,285	$2,486	$(268)	$1,403				$60,099

(a)	Includes expense for crude by rail of $866 million (2021: $443 million).

(b)

Debt servicing costs consist of interest paid on various forms of government debt. Interest on pension liabilities is included in pension expense, which is reported under salaries, wages, employment contracts and benefits. Pension liability funding is reported under other expenses.

Government of Alberta | Annual Report 2021–2022	45

CONSOLIDATED FINANCIAL STATEMENTS

CASH AND CASH EQUIVALENTS	SCHEDULE 4

	2022	2021
	In millions

Cash	$5,002	$8,842
Cash equivalents	6,953	7,570
	$11,955	$16,412

Cash and cash equivalents include deposits in the Consolidated Cash Investments Trust Fund (CCITF). As at March 31, 2022, deposits in CCITF have a time-weighted return of 0.2% (2021: 0.4%) per annum, and securities have an average effective yield of 0.6% (2021: 0.1%) per annum.

ACCOUNTS RECEIVABLE AND ADVANCES	SCHEDULE 5

	2022	2021
	In millions
Royalties (a)	$3,348	$852

Income taxes	2,618	2,665

Due from Government of Canada	1,291	950

Collateral pledged (b)	1,058	1,193

Due from government business enterprises	599	550

Other taxes	412	469

Interest receivable	166	292

Proceeds from issuance of direct borrowing	-	595

Other receivables and accountable advances	2,365	2,116
	11,857	9,682
Less: allowance for doubtful accounts	(447)	(377)
	$11,410	$9,305

(a)	Includes $219 million (2021: $58 million) receivables related to the crude oil royalty that will be collected through the Alberta Petroleum Marketing Commission.

(b)	The Province paid cash collateral to counterparties under the terms of the CSA agreements as disclosed in Note 3.

46	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

PORTFOLIO INVESTMENTS	SCHEDULE 6

	2022		2021
	Book	Fair	Book	Fair

	value	value	value	value
		In millions
Interest-bearing securities

Deposits and short-term securities	$1,386	$1,384	$1,775	$1,775

Bonds and mortgages	9,261	8,834	9,629	9,641

	10,647	10,218	11,404	11,416

Equities

Canadian equities	2,715	3,049	2,338	2,656

Global developed equities	8,610	9,128	7,875	8,500

Emerging markets equities	919	975	1,066	1,135

Private equities	1,712	2,309	1,493	2,004

Pooled hedged funds	402	460	313	341

Pooled investment funds	1,701	2,096	1,521	1,922

	16,059	18,017	14,606	16,558

Inflation sensitive and alternative investments

Private real estate	3,857	4,959	3,865	4,536

Private infrastructure	2,213	2,326	2,029	2,066

Renewable resources	412	579	395	529

Other investments	86	105	70	74

	6,568	7,969	6,359	7,205

Strategic, tactical and currency investments	132	95	140	125

	$33,406	$36,299	$32,509	$35,304

The following is the breakdown of portfolio investments:

	2022		2021
	Book	Fair	Book	Fair

	value	value	value	value
		In millions
Operating

Internally designated assets (a)	$23,638	$25,589	$22,029	$23,714

Other funds and agencies	6,963	7,257	7,816	8,284

	30,601	32,846	29,845	31,998

Endowments (Schedule 7)	2,805	3,453	2,664	3,306

Total portfolio investments	$33,406	$36,299	$32,509	$35,304

(a)

Internally designated assets are designated in legislation for specific purposes. Some of these assets are to provide stewardship of savings from the Province’s non-renewable resources revenues as is the case with the Alberta Heritage Savings Trust Fund assets of $18.2 billion (2021: $17.0 billion). They also support specific purposes such as medical research, science and engineering research, and post-secondary scholarships.

Government of Alberta | Annual Report 2021–2022	47

CONSOLIDATED FINANCIAL STATEMENTS

ENDOWMENT FUNDS	SCHEDULE 7

The endowment balance represents the principal that will be maintained intact in perpetuity. As at March 31, 2022, endowment funds are as follows:

	2022	2021
	In millions
Balance beginning of year	$2,649	$2,597

Endowment contributions	41	44

Reinvested income	55	5

Transfers to the accumulated surplus of related government organizations	43	3

Balance end of year (a)	$2,788	$2,649

(a)

Investment income earned by endowments for specific operational or capital purposes of $17 million (2021: $15 million) is excluded from the endowment balance but included in the portfolio investment restricted for endowments (Schedule 6).

48	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 8

	Alberta Gaming, Liquor and Cannabis Commission (AGLC)	Alberta Petroleum Marketing Commission (APMC)	ATB Financial	Balancing Pool (BP)	Credit Union Deposit Guarantee Corporation (CUDGC)	Other	2022 Total	2021 Total
				In millions

Accumulated surplus/(deficit) at beginning of year	$108	$(4,642)	$4,075	$(780)	$414	$3	$(822)	$1,105

Adjustment	-	-	-	-	-		-	(2)

Revised opening surplus/(deficit)	108	(4,642)	4,075	(780)	414	3	(822)	1,103

Total revenue	2,844	2,490	1,904	118	17	17	7,390	5,736

Total expense (a)	789	431	1,318	22	6	14	2,580	5,819

Net income/(loss)	2,055	2,059	586	96	11	3	4,810	(83)

Change in accumulated unrealized (losses)/gains (b)	36	-	(209)	-	(19)	-	(192)	(207)
Transfers from government business enterprise	(2,030)	-	-	-	-	-	(2,030)	(1,635)
Total equity/(deficit)	$169	$(2,583)	$4,452	$(684)	$406	$6	$1,766	$(822)

Assets

Cash	$194	$99	$3,817	$36	$3	$4	$4,153	$5,648

Accounts receivable	27	656	-	12	2	2	699	417

Investments in Keystone (c)	-	82	-	-	-	-	82	106

Investments in North West Redwater Partnership (d)	-	251	-	-	-	-	251	-

Other investments	172	-	4,536	-	397	135	5,240	4,310

Loans	4	-	45,929	-	2	-	45,935	45,143

Derivative financial instruments	-	-	1,780	-	-	-	1,780	1,182

Other	402	111	990	-	1	56	1,560	1,871

Total assets	799	1,199	57,052	48	405	197	59,700	58,677

Liabilities

Accounts payable and other accrued liabilities	286	551	17	14	(1)	12	879	1,055

Payable to the Province	344	224	235	-	-	15	818	608

Deposits (e)	-	-	37,319	-	-	-	37,319	37,758

Debt (f)	-	2,459	12,058	676	-	155	15,348	14,155

Sturgeon refinery processing agreement provision (g)	-	350	-	-	-	-	350	2,494

Keystone XL expansion debt guarantee (h)	-	-	-	-	-	-	-	1,035

Derivative financial instruments	-	-	1,882	-	-	-	1,882	921

Other	-	198	1,089	42	-	9	1,338	1,473

Total liabilities	630	3,782	52,600	732	(1)	191	57,934	59,499

Total equity/(deficit)	$169	$(2,583)	$4,452	$(684)	$406	$6	$1,766	$(822)

(a)

Included in the total expense are $175 million (2021: $63 million) of payment in lieu of taxes of ATB Financial that was paid to the Province; a loss allowance for Keystone XL expansion debt guarantee of $nil million (2021: $1,035 million); and fair value gain on investment in Keystone XL expansion of $10 million (2021: $256 million loss).

(b)

The change in accumulated unrealized loss of $192 million (2021: loss of $207 million) is comprised of changes in other comprehensive income in government business enterprises. As at March 31, 2022, the Province has a $78 million accumulated unrealized loss (2021: $114 million accumulated unrealized gain).

Government of Alberta | Annual Report 2021–2022	49

CONSOLIDATED FINANCIAL STATEMENTS

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 8 (continued)

(c)

An Investment Agreement between TC Energy and APMC was executed on March 31, 2020. The APMC agreed to extend financial support of USD $5.3 billion (CAD $7.5 billion on the date the agreement was signed), beginning with an equity commitment of up to USD $1.06 billion in 2020 for the Keystone XL Expansion Project. Under the agreement, actual equity contributions totaled CAD $1.04 billion. The balance of the support was in the form of a debt guarantee by APMC to backstop the financing for the Keystone XL Project.

On June 9, 2021, APMC entered into the final Keystone XL agreement (Final KXL Agreement) with TC Energy for an orderly exit from the Keystone XL project and partnership, which followed the January 20, 2021 revocation of the Presidential Permit for the cross-border portion of the Keystone XL Pipeline. The APMC has reflected the terms of the Final KXL Agreement in determining its fair value estimates for the Investment in the KXL Expansion Project. As the liquidation process under the abandonment scenario continues, the estimated fair value will be impacted by events after the reporting period.

(d)

On June 30, 2021, APMC negotiated a series of agreements through which APMC would purchase a limited partnership interest in the North West Redwater Partnership (Optimization Transaction). To effect this purchase, APMC acquired two newly formed subsidiaries of North West Refining Inc. (NWU LP) holding the interest in the North West Redwater Partnership (NWRP). The acquisition enables APMC to provide oversight and governance of various Refinery functions. The APMC assessed the acquisition to be a joint venture and has accounted for the arrangement using the equity method of accounting. As a result of the Optimization Transaction, APMC is a 50% owner in NWRP, in addition to being a 75% Tollpayer in the Sturgeon Refinery.

As per the Partnership Interest Purchase Agreement, the contractual purchase price for the transaction was one Canadian dollar payable upon closing on June 30, 2021. The $274 million investment in NWRP comprises the purchase price, contingent consideration as determined by IFRS, and any directly attributable expenditures to obtain the limited partnership interest. The $274 million cost of the investment is allocated to APMC’s acquired share of the fair value of the net identifiable assets and liabilities, which amounted to $372 million in net liabilities, and resulting goodwill of $646 million. The APMC recognized a $23 million loss on its share of the joint venture’s loss for the nine month period ended March 31, 2022, reducing the investment in NWRP to $251 million.

(e)

The Province ensures the repayment of all deposits without limit, including accrued interest, for ATB Financial. The Province assesses an annual deposit guarantee fee of $59 million (2021: $58 million) payable by ATB Financial.

(f)	Repayment schedule for long-term debt contracts with the Province and other external parties is as follows:

					Payments to be made in
(In millions)	2022	2021	2023	2024	2025	2026	2027	Thereafter

Through the Province	$7,578	$6,111	$4,556	$754	$427	$349	$699	$793

External parties	7,770	8,044	1,571	1,729	1,647	1,067	1,024	732

Total	$15,348	$14,155	$6,127	$2,483	$2,074	$1,416	$1,723	$1,525

(g)

As at March 31, 2022, APMC assessed the Sturgeon Refinery Processing Agreement to remain an onerous contract. The Sturgeon Refinery Processing Agreement provision was decreased by $2,144 million from last year mainly due to a decrease to the change of loss provision of $2,218 million (2021: $237 million), offset by accretion expense of $74 million (2021: $209 million). The decrease to the change of loss provision resulted from the Optimization Transaction that eliminated certain components of the refinery tolls and renegotiated the interest rate on NWRP’s term debt, as well as improved commodity price forecasts that increased the expected net economic benefits.

(h)

The APMC provided total contributions of CAD $1,035 million on behalf of the TC Energy partnerships to fund debt guarantee cancellation payments to the lenders as part of the original investment agreement. Pursuant to the Final KXL Agreement, Class C Interests were issued in exchange for the payment of the debt guarantee cancellation payments made on June 16, 2021. The APMC has no further obligations relating to the investment agreement and/or the debt guarantee. The terms of the Final KXL Agreement have a contractual mechanism for future distribution of proceeds from liquidated assets of the Keystone XL project to APMC, for its Class C Interests, and to TC Energy.

50	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 8 (continued)

Contractual Obligations and Commitments

AGLC, ATB, AND CUDGC

Contractual obligations are $381 million (2021: $365 million), which comprises of: AGLC - $63 million (2021: $78 million), ATB - $317 million (2021: $286 million), and CUDGC - $1 million (2021: $1 million). These amounts include service contracts and obligations under operating leases that expire on various dates.

APMC

North West Redwater Partnership Toll Commitment

The Province, via APMC, has entered into a Processing Agreement whereby NWRP will process Crown royalty bitumen, and market the refined products on behalf of APMC. The Sturgeon Refinery achieved the Commercial Operations Date on June 1, 2020; APMC started paying a debt toll on June 1, 2018, and a monthly operating toll on June 1, 2020.

Under the Optimization Transaction, the original term of the Processing Agreement was extended by 10 years from 2048 to 2058. The amended Processing Agreement has a term of 40 years (expiring May 31, 2058) starting with the Toll Commencement Date of June 1, 2018 and may be renewed for successive five-year periods at APMC’s option.

To facilitate the Optimization Transaction, NWRP issued debt of $2.6 billion, which will be repaid, including interest, over the term of the Processing Agreement as part of the cost of service toll. As at March 31, 2022, NWRP’s long-term debt outstanding is $11.3 billion. As a result of the Optimization Transaction, certain components of the tolls have been eliminated. NWRP retired higher cost subordinated debt, reducing interest costs to NWRP and associated tolls to the Tollpayers. In addition, the interest rate on NWRP’s term debt was renegotiated, reducing the debt components of the cost of service toll. The APMC has very restricted rights to terminate the Processing Agreement, and is unconditionally obligated to pay its 75% pro rata share of the debt component of the monthly cost of service toll over the 40-year tolling period.

Under the Processing Agreement the estimated future toll commitments are $34,662 million (2021: $26,413 million). The increase of $8,249 in expected tolls is primarily related to the addition of 10 years to the agreement term pursuant to the Optimization Transaction. The APMC’s estimated future cost of service toll commitments are as follows:

In millions
2022-23	$921

2023-24	814

2024-25	850

2025-26	804

2026-27	779

Thereafter	30,494

$34,662

The above undiscounted tolls do not take into account the net margin received on the sale of APMC’s bitumen feedstock.

Contingent Liabilities

As at March 31, 2022, the government business enterprises are involved in various legal actions. Accruals have been made in specific instances where it is probable that losses will be incurred which can be reasonably estimated. The resulting loss, if any, from claims in excess of the amounts accrued cannot be determined.

Government of Alberta | Annual Report 2021–2022	51

CONSOLIDATED FINANCIAL STATEMENTS

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 8 (continued)

Of the various legal actions, the government business enterprises are jointly or separately named as a defendant in 24 (2021: 26) legal claims of which the outcome is not determinable. Of the 24 claims, 21 (2021: 23) have specified amounts totaling approximately $49 million (2021: $56 million) and three claims (2021: three) have no specified amount. Two (2021: one) claims totaling approximately $1 million (2021: $0.2 million) are covered by the Alberta Risk Management Fund.

ATB FINANCIAL

As at March 31, 2022, ATB Financial has a contingent liability under guarantees and letters of credit of $976 million (2021: $1,154 million) and outstanding loan commitments of $19.7 billion (2021: $18.4 billion).

BP

The Balancing Pool (BP) was established to help manage certain assets, revenues and expenses arising from the transition to competition in Alberta’s electric industry.

In April 2021, a power producer gave notice to the BP of a formal arbitration proceeding in regards to the historical line loss proceeding. The power producer is seeking $57 million from the BP for historical line loss amounts invoiced by the Alberta Electric System Operator to the power producer. As at March 31, 2022, no contingent liability has been recorded.

In addition, TransAlta has submitted an application to the Alberta Utilities Commission (AUC) to decommission Sundance A and is seeking $76 million (2020: $46 million) in funding from the Balancing Pool. The BP disagrees with several aspects of the application. The BP has a provision of $33 million (2021: $28 million) to decommission Sundance A. The final amount due will be determined by the AUC.

The BP also received two statements of claims from power producers seeking a combined total of $71 million in damages. As at March 31, 2022, no contingent liability has been recorded.

CUDGC

The Province, through the CUDGC which operates under the authority of the Credit Union Act, has a potential liability under guarantees relating to deposits of credit unions. As at March 31, 2022, credit unions in Alberta has deposits totaling $25.3 billion (2021: $23.8 billion). Substantial assets are available from credit unions to safeguard the Province from the risk of loss from its potential obligation under the Credit Union Act.

Measurement Uncertainty

ATB FINANCIAL

ATB records an allowance for losses for all loans by incorporating a forward-looking expected credit losses approach. This process involves complex models with inputs and assumptions requiring a high degree of judgment to assess forecasts of macroeconomic variables and significant increases in credit risk. Therefore, uncertainty in judgments and assumptions remains elevated as at March 31, 2022.

APMC

North West Redwater Partnership Toll Commitment

The APMC’s estimate of the cost of service toll commitments is subject to measurement uncertainty. The undiscounted cost of service tolls used in the estimate, such as future interest rates, operating costs, oil prices,

52	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

EQUITY IN GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 8 (continued)

refined product prices, gas prices and foreign exchange, do not take into account the net margin received on the sale of APMC’s bitumen feedstock.

The APMC uses a cash flow model to assess if the Processing Agreement represents an onerous contract annually. Under this model, if the unavoidable costs of meeting the obligations under the Processing Agreement exceed the economic benefits expected to be received, the contract becomes onerous and a Processing Agreement provision is recorded. The model uses a number of variables, such as pricing related variables including crude oil prices (WTI), heavy-light differentials, ultra-low sulphur diesel-WTI premiums, exchange rates, capital costs, operating costs, interest rates, discount rates, etc., to calculate a discounted net cash flow for APMC (i.e. net present value), and hence, is subject to measurement uncertainty.

Investment in Keystone XL Expansion Project

The APMC has estimated the fair value of the Keystone XL Investment at March 31, 2022 and 2021 using a probability-weighted valuation technique. The fair value of the Keystone XL Investment requires the use of significant unobservable assumptions in the valuation techniques used to determine the fair value estimate. The determination of the fair value of the Keystone XL Investment is complex and relies on several critical judgements and estimates. These critical assumptions and estimates used in determining the fair value of the Keystone XL Investment are: the identification of potential scenarios that would impact the amount and timing of cash flows relating to the Keystone XL Investment, the expected probability of those outcomes, and the estimated cash inflows and outflows relating to potential outcomes. Fair value estimates may not necessarily be indicative of the amounts that could be realized or settled, and changes in assumptions could affect the reported fair value of the financial instrument. Assumptions used in the determination of the fair value of the Keystone XL Investment will continue to be refined as outcomes become known and more information becomes available.

BP

The estimates and assumptions made in BP’s interim financial statements from January 1 to March 31, 2022 are subject to measurement uncertainty. There is a significant risk of a material adjustment to the carrying amounts of assets and liabilities within the next financial year related to the reclamation and abandonment provision and contingent legal matters.

Government of Alberta | Annual Report 2021–2022	53

CONSOLIDATED FINANCIAL STATEMENTS

LOANS RECEIVABLE	SCHEDULE 9

	2022	2021
	In millions

Loans receivable made under the authority of:

Local Authorities Capital Financing Act (a)	$12,938	$14,442

Student Loan Act (b)	4,224	3,888

Agriculture Financial Services Act (c)	2,672	2,524

Oil and Gas Conservation Act (d)	219	242

Seniors’ Property Tax Deferral Act	39	36

Seniors’ Home Adaptation and Repair Act	27	25

Alberta Housing Act	18	18

Utility Payment Deferral Program Act	1	7

Financial Administration Act	1	1
	20,139	21,183
Less allowance for doubtful accounts (b)	593	545
	$19,546	$20,638

The loan repayment schedule is as follows:

	Principal (e)	Interest	Total payments
		In millions
2022-23	$1,291	$660	$1,951

2023-24	1,325	614	1,939

2024-25	1,316	569	1,885

2025-26	1,265	522	1,787

2026-27	1,230	477	1,707

Thereafter	12,648	3,242	15,890
	$19,075	$6,084	$25,159

(a)

The Province maintains a loan portfolio consisting of several different borrower categories, each with their own source of security to ensure repayment. Municipal loans on average yield 3.6% (2021: 3.6%) per annum.

(b)

Student loans become payable and interest is earned starting six months after students discontinue their studies or graduate. Loans are unsecured and repayable to a maximum term of 114 months. The interest rates on student loans are a floating rate of prime plus 1.0% and a fixed rate of prime plus 2.0%.

Allowance for doubtful accounts includes allowance for repayment assistance, impaired loans, and loan subsidy.

The allowance for repayment assistance is a provision that estimates the amount of loans receivable that will be forgiven through the repayment assistance program. The key assumptions used to determine the provision are future loan amounts approved for repayment assistance and loan forgiveness rates of 7.0% (2021: 7.0%).

The allowance for impaired loans is a provision that estimates the amount of loans receivable that will be impaired. The key assumptions used to determine this provision are default rates of 7.9% (2021: 7.6%) and recovery rates of 25.3% (2021: 22.2%).

The allowance for loan subsidy is a provision that reflects the future benefit provided to students. The key assumptions used to determine this provision are a blended student lending rate of 4.4% (2021: 4.0%), the annual average provincial borrowing rate of 3.7% (2021: 3.0%) for similar maturities, the average repayment period of 10 years (2021: 10 years), default rate assumptions, and Repayment Assistance Plan rate assumptions.

(c)	The weighted average annual interest rate of the Agricultural Financial Services loan portfolios is 3.5% (2021: 3.7%).

Loans have fixed interest rates for the term of the loan or renewal period. Loans have blended repayments during the term and can be repaid in full or part during the term without penalty. The loans are secured by tangible assets consisting predominantly of land followed by buildings, equipment and other assets. The estimated values of such assets are $5.9 billion (2021: $5.7 billion).

(d)

Pursuant to section 76.2 of the Oil and Gas Conservation Act, the Province entered into an agreement with Alberta Oil and Gas Orphan Abandonment and Reclamation Association (also known as Orphan Well Association or OWA) to provide OWA with a series of interest-free loan advances to clean up orphaned oil and gas wells. A discount of $32 million (2021: $39 million) for the present value of foregone interest will be amortized to revenue in subsequent periods over the remaining life of the loan.

54	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

LOANS RECEIVABLE	SCHEDULE 9 (continued)

(e)	Some loans, such as loans under Student Loan Act, are excluded from the repayment schedule as no terms of repayment have been established.

ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES	SCHEDULE 10

	2022	2021
	In millions

Salaries, wages, employment contracts and benefits	$3,224	$3,137

Grants	2,436	2,436

Corporate income tax receipts in abeyance and tax refunds payable	882	1,141

Unearned revenue	857	771

Accrued interest	822	948

Coal phase-out agreements	761	834

Tangible capital assets	644	769

Collateral received (a)	55	125

Other accounts payable and accrued liabilities	4,096	4,261
	$13,777	$14,422

(a)	The Province received cash collateral from counterparties under the terms of the CSA agreements as disclosed in Note 3.

DEBT	SCHEDULE 11

The debt for the Province is as follows:

	2022	2021
	In millions

Direct borrowing	$107,105	$108,347

Liabilities under public private partnerships	3,047	3,087

Capital lease liabilities	247	268
	$110,399	$111,702

The consolidated gross debt of the Province totaling $117,989 million (2021: $117,805 million) is comprised of debt of the Province of $110,399 million (2021: $111,702 million) and debt issued on behalf of government business enterprises totaling $7,590 million (2021: $6,103 million).

The consolidated gross debt servicing cost of the Province totaling $2,716 million (2021: $2,573 million) is comprised of $2,641 million (2021: $2,486 million) on debt of the Province and $75 million (2021: $87 million) on debt issued on behalf of government business enterprises.

Government of Alberta | Annual Report 2021–2022	55

CONSOLIDATED FINANCIAL STATEMENTS

DEBT	SCHEDULE 11 (continued)

Direct Borrowing

The Province meets financing requirements set out in the Fiscal Plan by issuing bonds and promissory notes in the domestic and international capital markets. As at March 31, 2022, the maturity schedule for the Province’s outstanding borrowing is as follows:

Fiscal Year of Maturity Ending March 31	Direct Borrowing (a)
	Effective		(in Canadian dollars)		2022	2021
	interest rate (b)	Canadian dollar	US dollar	Other currencies	Total	Total
			In millions
Floating rate direct borrowing

2023	3.27%	$-	$-	$279	$279	$279

Fixed rate direct borrowing

2022	-	-	-	-	-	13,591

2023	1.18%	6,357	6,816	431	13,604	5,129

2024	3.00%	1,765	5,006	70	6,841	6,841

2025	2.19%	2,623	2,965	-	5,588	5,588

2026	2.23%	3,771	3,154	5,925	12,850	12,850

2027	2.39%	3,316	1,312	498	5,126	-

2023-2027 (< 5 years)	2.04%	17,832	19,253	7,203	44,288	44,278

2028-2032 (6-10 years)	2.35%	23,654	4,330	1,772	29,756	29,988

2033-2042 (11-20 years)	3.65%	3,201	-	604	3,805	7,147

2043-2123 (> 21 years)	2.99%	27,546	51	1,010	28,607	26,196

Total direct borrowing issued at face value	2.44%	$72,233	$23,634	$10,589	$106,456	$107,609

Unamortized premium					649	738

Total direct borrowing					$107,105	$108,347

(a)

Direct borrowing includes the following foreign currency denominated direct borrowing that is fully hedged to Canadian dollars to eliminate exposure to future fluctuations in exchange rates. Fully hedged foreign currency direct borrowing is translated into Canadian dollars at the rate of exchange established by the hedging instrument.

	Direct borrowing at par				Direct borrowing at cost (CAD$)
Fully Hedged Foreign Currency	2022		2021		2022	2021
			In millions
US dollars		$18,040		$19,605	$23,631	$25,866

Other currencies

Euros		€4,677		€4,677	7,130	7,130

Swedish kronor	kr	2,500	kr	2,500	357	357

Norweigan kroner	kr	2,000	kr	2,000	279	279

Australian dollars		$1,435		$1,435	1,387	1,388

South African rand	R	750	R	750	70	70

Swiss francs	CHF	585	CHF	585	820	820

British pounds sterling		£250		£1,050	431	1,740

New Zealand dollars		$128		$-	115	-

Total other currencies					$10,589	$11,784

(b)

The effective interest rate is based on the weighted average of direct borrowing issues. The effective rate is the rate that exactly discounts estimated future cash payments through the expected term of the direct borrowing to the net carrying amount and includes the effects of interest rate and currency swaps.

56	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

DEBT	SCHEDULE 11 (continued)

Liabilities under Public Private Partnerships

The Province has entered into 33 to 35 year contracts for the design, finance, build, operations and maintenance of ring road segments under the following P3: Anthony Henday - South East, North West and North East Edmonton Ring Road; Stoney Trail - North East and South East Calgary Ring Road; and Tsuut’ina Trail - South West Calgary Ring Road. In addition, the Province has entered into 30-year contracts for the design, finance, build, and maintenance of schools under the Alberta Schools Alternative Procurement Phase 1, Phase 2, Phase 3 and Phase 4 projects. These contracts include a construction period followed by a 30-year operations period for the ring roads and a 30-year maintenance period for the schools. The Province has also entered into a 12-year contract for the design, finance, build and operation of the Evan-Thomas Water and Wastewater Treatment Facilities which includes a construction period followed by a 10-year operations period.

The details of the contract under construction are as follows:

	Contractor	Date contract entered into	Scheduled completion date	Date capital payments begin
Alberta Schools Alternative Procurement Phase 4	Concert-Bird Partners P3SB2 General Partnership	September 2021	May 2024	June 2024

The details of the contracts for those projects that are already operational are as follows:

	Contractor	Date contract entered into	Completion date	Date capital payments began
Anthony Henday – South	Access Roads	January 2005	October 2007	November 2007
East Edmonton Ring Road	Edmonton Ltd.
Stoney Trail – North	Stoney Trail Group	February 2007	October 2009	November 2009
East Calgary Ring Road
Alberta Schools Alternative	BBPP Alberta	September 2008	June 2010	July 2010
Procurement Phase 1	Schools Ltd.
Anthony Henday – North	NorthwestConnect	July 2008	October 2011	November 2011
West Edmonton Ring Road	General Partnership
Alberta Schools Alternative	B2L Partnership	April 2010	June 2012	August 2012
Procurement Phase 2
Stoney Trail – South	Chinook Roads	March 2010	November 2013	November 2013
East Calgary Ring Road	Partnership
Alberta Schools Alternative	ABC Schools	September 2012	June 2014	July 2014
Procurement Phase 3	Partnership
Evan-Thomas Water and	EPCOR Water	October 2012	August 2014	August 2014
Wastewater Treatment Facilities	Services Inc.
Anthony Henday – North East	Capital City Link	May 2012	September 2016	October 2016
Edmonton Ring Road	General Partnership
Tsuut’ina Trail - South West	Mountain View Partners GP	September 2016	October 2021	October 2020
Calgary Ring Road

Government of Alberta | Annual Report 2021–2022	57

CONSOLIDATED FINANCIAL STATEMENTS

DEBT	SCHEDULE 11 (continued)

The calculation of the P3 liabilities is as follows:

	2022	2021
	In millions

Liabilities beginning of year	$3,087	$3,038

Additions to liabilities during the year	43	123

Principal payments	(83)	(74)

Liabilities end of year	$3,047	$3,087

Estimated payment requirements for each of the next five years and thereafter are as follows:

Capital Payments
In millions

2022-23	$217

2023-24	218

2024-25	219

2025-26	219

2026-27	219

Thereafter	3,596
4,688

Less net present value of interest	(1,641)

Total liabilities	$3,047

The capital payments for P3 are fixed, equal monthly payments for the privately financed portion of the costs of building the infrastructure. The present value of these capital payments is recorded as a liability on the Consolidated Statement of Financial Position.

Capital Lease Liabilities

Capital lease liabilities consist of the present value of the minimum lease payments related to leased capital assets. The Province has lease agreements with terms up to 25 years with interest rates ranging between 0.0% and 5.1%.

The following is a breakdown of capital lease liabilities by major category:

	2022	2021
	In millions

Building	$199	$210

Equipment	39	28

Other	9	30
	$247	$268

Major leases include:

•	Bentall Investment Management building administration for Calgary Board of Education of $91 million (2021: $97 million) with weighted average interest rate of 4.7% and maturing February 28, 2031.

•	Leased buildings for community services for $51 million (2021: $53 million) with weighted average interest rate of 2.6% and latest maturity on September 4, 2040.

•	Leased buildings for ambulances for $34 million (2021: $36 million) with weighted average interest rate of 3.1% and latest maturity on December 31, 2039.

58	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

DEBT	SCHEDULE 11 (continued)

•	School buildings for two (2021: two) school jurisdictions of $24 million (2021: $24 million) with weighted average interest rate of 4.0% and latest maturity on August 31, 2044.

•	Leased laboratory equipment for $24 million (2021: $12 million) with weighted average interest rate of 0.0% and latest maturity on November 29, 2036.

Aggregate lease payments for each of the next five years and thereafter are as follows:

Lease Payments
In millions

2022-23	$44

2023-24	30

2024-25	28

2025-26	26

2026-27	24

Thereafter	146

Total lease payments	298

Less interest	(51)

Total capital lease liabilities	$247

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 12

Pension Plans

The President of Treasury Board and Minister of Finance is the trustee for the following pension plans under the Public Sector Pension Plans Act: Management Employees Pension Plan (MEPP), and the Public Service Management (Closed Membership) Pension Plan (PSMC). The President of Treasury Board and Minister of Finance is also the trustee for the Provincial Judges and Masters in Chambers (Registered) Pension Plan (PJMCPP) under the Provincial Court Act and the Supplementary Retirement Plan for Public Service Managers (MSRP) under the Supplementary Retirement Plan – Retirement Compensation Arrangement Directive (Treasury Board Directive 01/06). All of these pension plans are open with the exception of PSMC.

On March 1, 2019, Local Authorities Pension Plan (LAPP), Public Service Pension Plan (PSPP) and Special Forces Pension Plan (SFPP) transitioned to a joint governance structure in accordance with the Joint Governance of Public Sector Pension Plans Act passed on December 5, 2018. On the transition date, ownership of the Plan funds transferred from the President of Treasury Board and Minister of Finance as the trustee to the newly established LAPP Corporation, PSPP Corporation and SFPP Corporation respectively. The corporation of each plan is the administrator and trustee of these plans. Under joint governance, a Sponsor Board comprising nominees from employee and employer sponsor organizations governs and is responsible for each plan.

Financial statements for MEPP, PSMC, PJMCPP and MSRP as of their December 31, 2021 year end or March 31, 2022 year end are included as supplementary information in the Ministry of Treasury Board and Finance Annual Report. Financial statements for LAPP, PSPP and SFPP are available on the respective corporation’s website. All of the plans, except PJMCPP, are multi-employer plans.

The Teachers’ Pension Plan (Teachers’) and the Universities Academic Pension Plan (UAPP) are administered by their respective boards.

In addition to the aforementioned plans, there are several agencies which maintain their own plans to compensate senior staff members that do not participate in the regular government pension plans. These entities include Alberta Energy Regulator, Alberta Utilities Commission, Alberta Securities Commission and some SUCH sector entities. Summaries of these plans are included in these financial statements as Supplementary Executive

Government of Alberta | Annual Report 2021–2022	59

CONSOLIDATED FINANCIAL STATEMENTS

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 12 (continued)

Retirement Plans (SERP) and Senior Employee Pension Plans (SEPP). Additional information can be found in the entities’ financial statements.

The following is a summary of the plans for the year ended March 31, 2022:

Defined benefit pension plans	Approximate number of active employees	Average age of active employees	Approximate number of former employees entitled to future benefits (b)	Approximate number of retirees receiving benefits	Employee contributions	Employer contributions	Benefit payments
					In millions
LAPP	165,255	45	37,020	81,098	$1,124	$1,220	$1,927

PSPP	38,148	44	16,817	30,205	316	327	652

MEPP	4,861	48	1,360	6,423	75	79	269

MLAPP (a)	-	-	-	87	-	-	3

MSRP	772	52	264	1,398	2	2	9

PJMCPP (Unregistered)	114	61	2	181	1	1	10

PJMCPP (Registered)	119	61	4	188	1	4	9

PSMC (a)	-	-	32	1,410	-	-	42

SFPP (a)	4,573	41	230	2,871	75	80	143

Teachers’ Pre-1992	2,721	57	584	27,165	-	-	489

Teachers’ Post-1992	40,529	42	10,189	27,563	412	395	714

UAPP Pre-1992 (a)	275	64	-	3,786	15	15	131

UAPP Post-1992	7,834	50	2,575	6,445	131	132	325

(a)

During the year, these plans also received contributions, primarily related to pre-1992 commitments, from the Province as follows: PSMC $43 million, SFPP $6 million, UAPP Pre-1992 $12 million and MLAPP $3 million.

(b)	Includes vested former employees in the pension plan and non-vested former employees entitled to a refund of their contributions.

The plans provide a defined benefit retirement income based on a formula for each plan that considers final average years of salary, length of service and a percentage ranging from 1.4% to 2.0% per year of service.

The Province accounts for the liabilities for pension obligations on a defined benefit basis as a participating employer for former and current employees in LAPP, MEPP, MSRP, PJMCPP, PSPP, Teachers’ and UAPP for the government’s consolidated reporting entities except for government business enterprises that are required to account directly for participation in the public service pension plans under IFRS.

In addition, the Province accounts for the specific commitments made for pre-1992 pension obligations to the Teachers’, PSMC, UAPP and SFPP. In 1992, there was pension plan reform resulting in pre-1992 and post-1992 arrangements for several pension plans.

The Province also accounts for the obligation to the Members of the Legislative Assembly Pension Plan (MLAPP).

60	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 12 (continued)

The following table contains summarized pension liabilities of specific pension plans. Additional financial information is available through each pension plan’s financial statements.

	2022		2021
	Pension liabilities	Pension provision/ (recovery) (Schedule 3)	Pension liabilities
		In millions

Liabilities for the Province’s employer share for former and current employees

LAPP (a)	$-	$-	$-

MEPP (b)	-	-	-

MSRP (c)	25	(35)	60

PJMCPP (d)	1	(40)	41

PSPP (e)	-	-	-

Teachers’ (f)	-	(95)	95

UAPP (g)	197	1	196

SERP (h)	72	-	72
	295	(169)	464

Liabilities for the Province’s commitment towards pre-1992 obligations

Teachers’ (f)	7,244	(154)	7,398

PSMC (i)	386	(37)	423

UAPP (g)	226	(23)	249

SFPP (g)	85	19	66
	7,941	(195)	8,136
MLAPP (j)	35	(1)	36
	$8,271	$(365)	$8,636

The following is a description of each pension plan:

(a)

The LAPP is a contributory defined benefit pension plan for eligible employees of local authorities and approved public bodies. These include cities, towns, villages, municipal districts, hospitals, Alberta Health Services, school divisions, school districts, colleges, technical institutes and certain commissions, foundations, agencies, libraries, corporations, associations and societies. In accordance with the Employment Pension Plans Act, as modified by the Joint Governance of Public Sector Pension Plans Act and the Exemption (Public Sector Pension) Regulation (AR 3/2019) under the Employment Pension Plans Act, the actuarial deficiencies as determined by actuarial funding valuations are expected to be funded by special payments currently totaling 0.9% of pensionable earnings shared equally between employers and employees until December 31, 2034. Current services costs are funded by employers and employees.

(b)

The MEPP is a contributory defined benefit pension plan for eligible management employees of the Province and certain approved provincial agencies and public bodies. Members of the former Public Service Management Pension Plan who were active contributors at August 1, 1992, and have not withdrawn from the Plan since that date, continue as members of this Plan. In accordance with the Public Sector Pension Plans Act, as determined by the December 31, 2020 actuarial funding valuation, the Plan is fully funded, therefore no special payments are required.

(c)

The MSRP is a contributory defined benefit pension plan for certain public service managers of designated employers who participate in the MEPP and whose annual salary exceeds the maximum pensionable salary limit under the Income Tax Act. The Plan is supplementary to the MEPP. The contribution rates in effect at December 31, 2021 were at 12.8% (2020: 12.8%) of pensionable salary in excess of the maximum pensionable salary limit for eligible employees and designated employers.

(d)

The Provincial Judges and Masters in Chambers Registered and Unregistered Pension Plans collectively are contributory defined benefit pension plans for Judges and Masters in Chambers of the Province. Current service costs in the Registered Plan are funded

Government of Alberta | Annual Report 2021–2022	61

CONSOLIDATED FINANCIAL STATEMENTS

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 12 (continued)

by the Province and plan members at rates which are expected to provide for all benefits payable under the Plan. The rates in effect as at March 31, 2022 are 7.0% of capped salary for plan members and 23.0% of capped salary for the Province. The Unregistered Plan contribution rates in effect as at March 31, 2022 are unchanged at 7.0% of pensionable salary in excess of capped salary for members and 7.0% of the excess for the Province. Benefits are payable by the Province if assets are insufficient to pay for all benefits under the plans.

(e)

The PSPP is a contributory defined benefit pension plan for eligible employees of the Province, approved provincial agencies and public bodies. In accordance with the Employment Pension Plans Act, as modified by the Joint Governance of Public Sector Pension Plans Act and the Exemption (Public Sector Pension) Regulation (AR 3/2019) under the Employment Pension Plans Act, the Plan is fully funded and no special payments are required, as determined by the December 31, 2020 actuarial funding valuation.

(f)

The Teachers’ Pension Plans Act requires all teachers under contract with jurisdictions in Alberta to contribute to the Teachers’ Pension Plan. The Province assumed responsibility for the entire unfunded pre-1992 pension obligation of the Teachers’ Pension Plan. In 2009-10 there was a repayment of $1,187 million towards the liability. As of September 1, 2009, the costs of all benefits under the Pre-1992 Plan are paid by the Province.

(g)

Under the Employment Pension Plans Act, as modified by the Joint Governance of Public Sector Pension Plans Act and the Exemption (Public Sector Pension) Regulation (AR 3/2019) under the Employment Pension Plans Act, the Province has a liability for payment of additional contributions under defined benefit pension plans for certain employees of municipalities and post-secondary educational institutions. The plans are the Universities Academic and the Special Forces plans.

For the UAPP, the unfunded liability for service credited prior to January 1, 1992 is being financed by additional contributions of 1.3% of pensionable salaries by the Province, and contributions by employers and employees to fund the remaining amount, as determined by the plan valuation, over the period ending on or before December 31, 2043. Employers and employees fund current service costs.

For the SFPP, the unfunded liability for service credited prior to January 1, 1992 is being financed by additional contributions in the ratio of 1.3% by the Province and 0.8% each by employers and employees, over the period ending on or before December 31, 2036. Current service costs are funded by employers and employees. The Act provides that payment of all benefits arising from pensionable service prior to 1994, excluding post-1991 cost of living adjustment benefits, is guaranteed by the Province.

(h)

Certain consolidated entities provide defined supplementary executive retirement plans for certain management staff, and other benefit plans for all or specific groups of staff, depending on the plans. The costs of these benefits are actuarially determined on an annual basis using the projected benefit method pro-rated on services, a market interest rate, and management’s best estimate of expected costs and the period of benefit coverage.

(i)

The PSMC provides benefits to former members of the Public Service Management Pension Plan who were retired, were entitled to receive a deferred pension or had attained 35 years of service before August 1, 1992. The costs of all benefits under the Plan are paid by the Province.

(j)

The Province has a liability for payment of pension benefits under a defined benefit pension plan for Members of the Legislative Assembly. Active participation in this plan was terminated as of June 1993, and no benefits can be earned for service after this date. The costs of all benefits under the plan are paid by the Province.

62	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 12 (continued)

The table below contains detailed information on liabilities of pension plans as a participating employer:

As at March 31, 2022

				Teachers’			2022	2021
				Pension
				Plan
	LAPP	MEPP	PSPP	Post-1992	UAPP	Others (e)	Total	Total
				In millions

Net assets available for benefits (a)	$61,715	$6,558	$18,058	$22,918	$6,729	$795

Pension obligation (a)	49,793	5,210	13,470	20,584	6,977	873

Pension plan (surplus)/deficit	(11,922)	(1,348)	(4,588)	(2,334)	248	78

Unamortized gains/(losses) (b)	8,649	647	3,388	2,321	462	42

Timing differences (c)	(176)	(19)	(109)	-	-	-

(Accrued benefit asset)/future benefit liability	$(3,449)	$(720)	$(1,309)	$(13)	$710	$120

(Asset)/Liability for the Province’s share for former and current employees	(1,082)	(349)	(580)	(6)	197	93	(1,727)	(872)

Valuation adjustment (d)	1,082	349	580	6	-	5	2,022	1,336

Liability for the Province’s commitment towards pre-1992 obligation							7,941	8,136

MLAPP							35	36

Total pension liability of the Province							$8,271	$8,636

(a)	These numbers are as reported in the pension plan 2021 financial statements, except for the Teachers’ Post-1992 Pension Plan and the UAPP which use numbers as reported in actuarial reports.

(b)	Under PSAS, gains and losses are amortized over the employee average remaining service life of each plan, which range from eight to fourteen years.

(c)	Accounting timing differences between the pension plan fiscal year ends and March 31 are for payments and interest expense.

(d)	The valuation adjustments reflect that the assets belong to the members and others entitled to benefits under these pension plans and the administrators/trustees have no claim to any of these assets.

(e)	Others include the MSRP, PJMCPP and SERP.

Government of Alberta | Annual Report 2021–2022	63

CONSOLIDATED FINANCIAL STATEMENTS

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 12 (continued)

The pension expense for the Province is as follows:

				Teachers’ Pension Plan				2022	2021

	LAPP	MEPP	PSPP	Pre-1992	Post-1992	UAPP	Others(c)	Total	Total
				In millions

Pension expense

Current period benefit cost (a)	$1,925	$132	$416	$-	$682	$108	$29	$3,292	$3,102

Amortization of actuarial (gains)/losses (b)	(583)	(76)	(319)	92	(179)	8	(5)	(1,062)	(331)

Total	$1,342	$56	$97	$92	$503	$116	$24	$2,230	$2,771

Province’s share of pension expense	$421	$27	$43	$92	$251	$116	$23	$973	$1,215

Interest expense

Interest on pension (asset)/liability (a)	-	-	-	243	-	17	24	284	316

Total pension expense of the Province	$421	$27	$43	$335	$251	$133	$47	$1,257	$1,531

(a)	As reported in pension plan financial statements or actuarial reports. Numbers in UAPP are net of employees’ share.

(b)	Numbers are adjusted to March 31, 2022.

(c)	Others includes the MSRP, PJMCPP, SFPP, SERP, MLAPP and PSMC.

Pension liabilities are based upon actuarial valuations performed at least triennially using the projected benefit method pro-rated on services and actuarial extrapolations performed at December 31, 2021 or March 31, 2022. The assumptions used in the valuations and extrapolations were adopted after consultation between the pension plan boards, the government and the actuaries, depending on the plan, and represent best estimates of future events. The non-economic assumptions include considerations such as mortality as well as withdrawal and retirement rates. The primary economic assumptions include salary escalation rate, discount rate and inflation rate. Each plan’s future experience will inevitably vary, perhaps significantly, from the assumptions. Any differences between the actuarial assumptions and future experience will emerge as gains or losses in future valuations. Gains and losses are amortized over the expected average remaining service lives of the related employee groups.

64	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

PENSION PLANS AND OTHER DEFINED BENEFIT PLANS	SCHEDULE 12 (continued)

The date of actuarial extrapolation and primary economic assumptions used for accounting purposes were:

Plan	Latest valuation date	Latest extrapolation date	Salary escalation rate (b) %	Inflation rate %	Discount rate (a) %

Teachers’ Pre-1992 Pension Plan	31-Aug-21	31-Mar-22	-	2.0	3.3

Teachers’ Post-1992 Pension Plan	31-Aug-21	31-Mar-22	3.0	2.0	5.3

PSMC	31-Dec-20	31-Dec-21	-	2.0	3.3

UAPP	31-Dec-20	31-Mar-22	3.0	2.0	5.1

LAPP	31-Dec-20	31-Dec-21	3.0	2.0	5.0

PSPP	31-Dec-20	31-Dec-21	3.0	2.0	5.9

MLAPP	31-Mar-22	31-Mar-22	-	2.0	3.3

MEPP	31-Dec-20	31-Dec-21	3.0	2.0	5.5

PJMCPP, Unregistered	31-Mar-21	31-Mar-22	3.0	2.0	4.4

PJMCPP, Registered	31-Mar-21	31-Mar-22	3.0	2.0	4.3

MSRP	31-Dec-20	31-Dec-21	3.0	2.0	4.9

SFPP	31-Dec-19	31-Dec-21	1.5 - 2.8	2.0	5.2

(a)	The discount rate is the expected rate of return for plans with assets and is also the discount rate used to measure the actuarial liability.

(b)	SFPP rate will remain at 1.5% until December 31, 2024 and increase to 2.8% starting from January 1, 2025.

The actual return on major funded plans’ assets during the period ranges from 7.7% to 19.1% (2021: 1.6% to 16.9%). This range includes returns for LAPP, Teachers’ Post-1992 Plan, PSPP, MEPP, SFPP and UAPP.

A separate pension plan fund is maintained for each pension plan except for the Teachers’ Pre-1992 Pension Plan and the MLAPP. Each pension plan fund reports annually through financial statements.

Other Defined Benefit Plans

Long-Term Disability Income Continuance Plans

The Province administers two long-term disability income continuance plans. As at March 31, 2022, the Bargaining Unit Plan reports an actuarial surplus of $41 million (2021: surplus of $53 million) and the Management, Opted Out, and Excluded Plan reports an actuarial surplus of $7 million (2021: surplus of $8 million). As at March 31, 2022, the Province does not recognize these accrued benefit assets.

Accumulating Non-Vesting Sick Leave Liability

Sick leave benefits are paid by the Province without employees’ contributions and no assets are set aside to fund the obligation. The sick leave liability is based on an actuarial valuation as at March 31, 2022. As at March 31, 2022, the sick leave liability is $135 million (2021: $131 million). These liabilities are reported in accounts payable and other accrued liabilities (Schedule 10).

Government of Alberta | Annual Report 2021–2022	65

CONSOLIDATED FINANCIAL STATEMENTS

DEFERRED CONTRIBUTIONS	SCHEDULE 13

Deferred contributions represent funding or capital assets received from the GoC or other sources with stipulations or external restrictions related to the use of the funding or capital assets. Operating contributions are recognized as revenue when the funding is spent for the restricted purposes. Capital contributions are recognized as revenue over the estimated useful life of the underlying capital assets once constructed or acquired.

Unspent Deferred Contributions
	2022	2021
Deferred operating contributions	In millions

Deferred operating contributions beginning of year	$2,701	$1,117

Adjustments from prior period	-	(1)

Contributions restricted for operating	2,776	3,349

Transfers and adjustments	(79)	(49)

Deferred operating contributions recognized as revenue	(2,980)	(1,715)

Deferred operating contributions end of year	2,418	2,701

Unspent deferred capital contributions

Unspent deferred capital contributions beginning of year	462	175

Contributions restricted for capital	575	243

Transfers (to)/from spent deferred capital contributions	(644)	48

Transfers and adjustments	5	-

Deferred capital contributions recognized as revenue	(171)	(4)

Unspent deferred capital contributions end of year	227	462

Unspent deferred contributions end of year	$2,645	$3,163

Spent Deferred Capital Contributions
	2022	2021
	In millions

Spent deferred capital contributions beginning of year	$3,034	$3,231

Adjustments from prior period	-	(1)

Transfers from/(to) unspent deferred capital contributions	644	(48)

Transfers and adjustments	52	50

Deferred capital contributions recognized as revenue	(207)	(198)

Spent deferred capital contributions end of year	$3,523	$3,034

66	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

TANGIBLE CAPITAL ASSETS	SCHEDULE 14

		General Capital Assets						Infrastructure Assets				2022	2021
												Total	Total
				Computer				Provincial		Dams and

				hardware				highways,		water

				and		Sub	Land	roads and		management	Sub

	Land (a)	Buildings (b)	Equipment (c)	software	Other (d)	total	improvements (e)	airstrips (f)	Bridges	structures (g)	total
Estimated Useful Life	Indefinite	10-70 yrs	3-25 yrs	3-15 yrs	3-50 yrs		5-40 yrs	20-50 yrs	50-75 yrs	25-80 yrs
							In millions
Historical cost (h)
Beginning of year	$2,867	$45,549	$7,415	$5,773	$1,412	$63,016	$701	$27,097	$2,522	$1,639	$31,959	$94,975	$90,770
Additions	9	1,925	366	355	44	2,699	40	1,100	84	196	1,420	4,119	4,493
Transfers and adjustments (i)	62	(27)	(2)	(1)	8	40	1	(60)	(4)	(1)	(64)	(24)	7
Disposals including write-downs	(4)	(90)	(203)	(98)	(18)	(413)	-	(3)	-	-	(3)	(416)	(295)
	2,934	47,357	7,576	6,029	1,446	65,342	742	28,134	2,602	1,834	33,312	98,654	94,975
Accumulated amortization
Beginning of year	$-	$18,298	$5,400	$4,346	$1,057	$29,101	$412	$8,151	$882	$574	$10,019	$39,120	$36,704
Amortization expense	-	1,026	427	326	64	1,843	18	639	60	24	741	2,584	2,627
Transfers and adjustments (i)	-	(4)	(4)	7	(1)	(2)	-	-	-	-	-	(2)	38
Effect of disposals including write-downs	-	(65)	(194)	(94)	(17)	(370)	-	-	-	-	-	(370)	(249)
	-	19,255	5,629	4,585	1,103	30,572	430	8,790	942	598	10,760	41,332	39,120
Net book value as at March 31, 2022	$2,934	$28,102	$1,947	$1,444	$343	$34,770	$312	$19,344	$1,660	$1,236	$22,552	$57,322

(a)	Land includes land acquired for parks and recreation, building sites, infrastructure and other program use. It does not include land held for resale or Crown lands acquired by right.

(b)	The cost of buildings under capital lease is $453 million (2021: $456 million).

(c)	Equipment includes SuperNet, vehicles, heavy equipment, fire protection equipment, office equipment and furniture, and other equipment.

(d)	Other tangible capital assets include leasehold improvements (amortized over the life of the lease).

(e)	Land improvements include parks development and grazing reserves.

(f)

Provincial highways and roads consist of original pavement, roadbed, drainage works and traffic control devices, and include secondary highways and bridges and some key arterial roadways within cities. Included in these numbers are $2,918 million (2021: $2,888 million) in historical cost and $435 million (2021: $383 million) in accumulated amortization for alternatively financed capital assets.

(g)

Dams and water management structures include dams, reservoirs, weirs, canals, dikes, ditches, channels, diversions, cut-offs, pump houses and erosion protection structures. Measurement uncertainty exists in the estimated useful life of dams and water management structures.

(h)	Historical costs include $5,660 million (2021: $6,797 million) of construction in progress which will not be amortized until the tangible capital assets are completed and in use.

(i)	Transfers and adjustments relate to accounting policy alignments and reclassifications between capital asset categories.

Government of Alberta | Annual Report 2021–2022	67

CONSOLIDATED FINANCIAL STATEMENTS

TANGIBLE CAPITAL ASSETS	SCHEDULE 14 (continued)

The Province’s net book value of tangible capital assets by ministry is as follows:

	2022	2021
	In millions

Ministries

Transportation	$22,340	$21,674

Health	9,855	9,431

Education	8,999	8,731

Advanced Education	8,662	8,628

Infrastructure	3,376	3,290

Environment and Parks	1,694	1,676

Seniors and Housing	1,279	1,257

Service Alberta	345	350

Other	772	818
	$57,322	$55,855

ADJUSTMENTS TO NET ASSETS	SCHEDULE 15

	2022	2021
	In millions

Change in accumulated unrealized losses	$(193)	$(207)

Correcting adjustments (a)	90	-

Adjustment to accounts receivable (b)	-	(33)

Other	7	15
	$(96)	$(225)

(a)

In 2021-22, the Province recorded correcting adjustments comprising of $125 million increase in net assets for interest payable, $14 million decrease in net assets for cash and cash equivalents, and $21 million decrease in net assets for tangible capital assets.

(b)	In 2020-21, the Province recorded a correcting adjustment related to the account receivable from AGLC.

68	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

OVER-EXPENDITURE OF SPENDING AUTHORITIES	SCHEDULE 16

The authority of the Legislative Assembly is required before public monies from the General Revenue Fund can be used to fund the operations of the Government. The 2021-22 Government Estimates identifies the total requirements for public monies from the General Revenue Fund for the year. Approvals are provided in the form of annually approved limits through appropriations. Appropriations may be created by an appropriation act or other statute. Appropriations under an appropriation act must be created pursuant to a supply vote or set of supply votes. Supply votes are divided along departmental lines. During the year, expenditures were made under the four general types of supply votes: Expense, Capital Investment, Financial Transactions, and Contingency and Disaster and Emergency Assistance.

Details about the source and disposition of authorities and the details of departmental expenditures are provided in each Ministry’s Annual Report.

An encumbrance is incurred when, on a vote by vote basis, the total of actual disbursements in the 2021-22 fiscal year exceed the total estimate. As required by the Financial Administration Act, these amounts must be charged against the voted appropriation for the year ending March 31, 2023.

During the year, six departments exceeded their supply votes as follows:

	Adjusted voted estimate	Voted actuals	Over expended	Explanation
Departments			In millions

Advanced Education

Financial Transactions	$731.1	$742.7	$(11.6)	Additional spending related to Student Loan Disbursements.

Agriculture and Forestry

Financial Transactions	1.3	2.1	(0.8)	Additional spending related to Wildfire Management.

Energy

Expense	1,719.2	1,783.0	(63.8)	Additional spending related to the launch of the Electricity Rebate Program.

Health

Financial Transactions	70.7	75.5	(4.8)	Additional spending related to increased demand for regular and high dose influenza vaccines.

Service Alberta

Financial Transactions	4.1	4.3	(0.2)	Additional spending related to Credit or Recovery shortfall in Shared Services.

Transportation

Financial Transactions	114.7	119.0	(4.3)	Additional spending related to purchases of Salt, Sand and Gravel.

Government of Alberta | Annual Report 2021–2022	69

CONSOLIDATED FINANCIAL STATEMENTS

LISTING OF ORGANIZATIONS	SCHEDULE 17

The financial results of the following entities are included in these financial statements:

GOVERNMENT COMPONENTS

Office of the Legislative Assembly and Offices of the Legislature

Office of the Legislative Assembly

Office of the Auditor General

Office of the Ombudsman

Office of the Chief Electoral Officer

Office of the Ethics Commissioner

Office of the Information and Privacy Commissioner

Office of the Child and Youth Advocate

Office of the Public Interest Commissioner

Departments

Advanced Education

Agriculture, Forestry and Rural Economic Development (a)

Children’s Services

Community and Social Services

Culture and Status of Women (b)

Education

Energy

Environment and Parks

Executive Council

Health

Indigenous Relations

Infrastructure

Jobs, Economy and Innovation

Justice and Solicitor General

Labour and Immigration

Municipal Affairs

Seniors and Housing

Service Alberta

Transportation

Treasury Board and Finance

REGULATED FUNDS

Alberta Heritage Foundation for Medical Research Endowment Fund

Alberta Heritage Savings Trust Fund

Alberta Heritage Scholarship Fund

Alberta Heritage Science and Engineering Research Endowment Fund

Alberta Risk Management Fund

Alberta School Foundation Fund

Human Rights Education and Multiculturalism Fund

70	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

LISTING OF ORGANIZATIONS	SCHEDULE 17 (continued)

Regulated Funds (continued)

Land Stewardship Fund

Post-closure Stewardship Fund

Provincial Judges and Masters in Chambers Reserve Fund

Supplementary Retirement Plan Reserve Fund

Technology Innovation and Emissions Reduction Fund

Victims of Crime and Public Safety Fund

GOVERNMENT ORGANIZATIONS (c)

Agriculture Financial Services Corporation

Alberta Energy Regulator

Alberta Enterprise Corporation

Alberta Foundation for the Arts

Alberta Indigenous Opportunities Corporation

Alberta Innovates Corporation

Alberta Insurance Council

Alberta Investment Management Corporation

Alberta Pensions Services Corporation

Alberta Securities Commission

Alberta Social Housing Corporation

Alberta Utilities Commission

Canadian Energy Centre Ltd.

Gainers Inc.

Invest Alberta Corporation

Natural Resources Conservation Board

N. A. Properties (1994) Ltd.

Safety Codes Council

Travel Alberta Corporation

School Jurisdictions and Charter Schools

Almadina School Society

Aspen View School Division

Aurora School Ltd.

Battle River School Division

Black Gold School Division

Boyle Street Education Centre

Buffalo Trail School Division

Calgary Arts Academy Society

Calgary Girls’ School Society

Calgary Roman Catholic Separate School Division

Calgary School Division

Canadian Rockies School Division

Government of Alberta | Annual Report 2021–2022	71

CONSOLIDATED FINANCIAL STATEMENTS

LISTING OF ORGANIZATIONS	SCHEDULE 17 (continued)

School Jurisdictions and Charter Schools (continued)

CAPE-Centre for Academic and Personal Excellence Institute

Chinook’s Edge School Division

Christ the Redeemer Catholic Separate School Division

Clearview School Division

Connect Charter School Society

East Central Alberta Catholic Separate School Division

East Central Francophone Education Region

Edmonton Catholic Separate School Division

Edmonton School Division

Elk Island Catholic Separate School Division

Elk Island School Division

Evergreen Catholic Separate School Division

Foothills School Division

Fort McMurray Roman Catholic Separate School Division

Fort McMurray School Division

Fort Vermilion School Division

Foundations for the Future Charter Academy Charter School Society

Golden Hills School Division

Grande Prairie Roman Catholic Separate School Division

Grande Prairie School Division

Grande Yellowhead School Division

Grasslands School Division

Greater North Central Francophone Education Region

Greater St. Albert Roman Catholic Separate School Division

High Prairie School Division

Holy Family Catholic Separate School Division

Holy Spirit Roman Catholic Separate School Division

Horizon School Division

Lakeland Roman Catholic Separate School Division

Lethbridge School Division

Living Waters Catholic Separate School Division

Livingstone Range School Division

Medicine Hat Roman Catholic Separate School Division

Medicine Hat School Division

Mother Earth’s Children’s Charter School Society

New Horizons Charter School Society

New Humble Community School

Northern Gateway School Division

Northern Lights School Division

Northland School Division

Northwest Francophone Education Region

Palliser School Division

72	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

LISTING OF ORGANIZATIONS	SCHEDULE 17 (continued)

School Jurisdictions and Charter Schools (continued)

Parkland School Division

Peace River School Division

Peace Wapiti School Division

Pembina Hills School Division (including Alberta Distance Learning Centre)

Prairie Land School Division

Prairie Rose School Division

Red Deer Catholic Separate School Division

Red Deer School Division

Rocky View School Division

St. Albert School Division

St. Paul School Division

St. Thomas Aquinas Roman Catholic Separate School Division

Southern Francophone Education Region

STEM Innovation Academy

Sturgeon School Division

Suzuki Charter School Society

Valhalla School Foundation

Westmount Charter School Society

Westwind School Division

Wetaskiwin School Division

Wild Rose School Division

Wolf Creek School Division

Post-secondary Institutions

Alberta University of Arts

Athabasca University

Banff Centre

Bow Valley College

Keyano College

Lakeland College

Lethbridge College

MacEwan University

Medicine Hat College

Mount Royal University

NorQuest College

Northern Alberta Institute of Technology

Northern Lakes College

Northwestern Polytechnic (d)

Olds College

Portage College

Red Deer Polytechnic (e)

Southern Alberta Institute of Technology

Government of Alberta | Annual Report 2021–2022	73

CONSOLIDATED FINANCIAL STATEMENTS

LISTING OF ORGANIZATIONS	SCHEDULE 17 (continued)

Post-secondary Institutions (continued)

University of Alberta

University of Calgary

University of Lethbridge

Alberta Health Services and Other Health Entities (c)

Alberta Health Services

Health Quality Council of Alberta

The following organizations are accounted for on the modified equity basis in these financial statements:

GOVERNMENT BUSINESS ENTERPRISES (c)

Alberta Gaming, Liquor and Cannabis Commission

Alberta Petroleum Marketing Commission

ATB Financial

Balancing Pool

Credit Union Deposit Guarantee Corporation

(a)	Effective November 5, 2021, Ministry of Agriculture and Forestry became Ministry of Agriculture, Forestry and Rural Economic Development (O.C. 311/2021).

(b)	Effective July 8, 2021, Ministry of Culture, Multiculturalism and Status of Women became Ministry of Culture and Status of Women (O.C. 228/2021).

(c)	Subsidiaries of government organizations and government business enterprises are not included in the list.

(d)	Effective December 8, 2021, Grande Prairie Regional College became Northwestern Polytechnic (O.C. 366/2021).

(e)	Effective July 1, 2021, Red Deer College became Red Deer Polytechnic (O.C. 198/2021).

74	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

Glossary (Unaudited)

Absolute return strategies: Absolute return strategies (hedge funds) encompass a wide variety of investments with the objective of realizing positive returns regardless of the overall market direction.

A common feature of many of these strategies is buying undervalued securities and selling short overvalued securities. Some of the major types of strategies include long/short equity, merger arbitrage, fixed income arbitrage, macroeconomic strategies, convertible arbitrage, distressed securities and short selling.

Accrued interest: Interest income that has been earned but not paid in cash at the financial statement date.

Alternative investments: Investments considered outside of the traditional asset class of stocks, bonds and cash. Examples include hedge funds, private equities, private income, timberland and asset-backed commercial paper.

Amortized cost: Amortized cost is the amount at which a financial asset or a financial liability is measured at initial recognition minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between that initial amount and the maturity amount, and minus any reduction (directly or through the use of an allowance account) for impairment or uncollectability.

Ask price: The price that a seller is willing to accept for a security, also known as the offer price.

Asset mix: The percentage of an investment fund’s assets allocated to major asset classes (for example 50% equities, 30% interest-bearing securities and 20% inflation sensitive and alternative investments).

Bid price: The price that a buyer is willing to pay for a security.

Cash equivalents: Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and that are subject to insignificant risk of changes in value. Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investing or other purposes.

Credit risk: The risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation.

Currency risk: The risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

Debenture: A financial instrument showing a debt where the issuer promises to pay interest and repay the principal by the maturity date. It is usually unsecured, meaning there are no liens or pledges on specific assets.

Debt servicing cost: Debt servicing cost consists of interest paid on various forms of government debt.

Defined benefit pension plan: A pension plan that specifies either the benefits to be received by an employee, or the method of determining those benefits, such as a pension benefit equal to 2.0% of the average of the five highest consecutive years’ salary times the total years of service.

Derecognition: The removal of previously recognized financial assets or financial liabilities from a government’s statement of financial position.

Derivative contract: Financial contracts, the value of which is derived from the value of underlying assets, indices, interest rates, or currency rates. They usually give rise to a financial asset of one party and a financial liability or equity instrument of another party, require no initial net investment and are settled at a future date.

A derivative contract has the following three characteristics:

•  Its value changes in response to the change in a specified interest rate, equity index price, foreign exchange rate or credit rating,

•  It requires no initial net investment or the initial investment is smaller than required for exposure to a similar investment market, except for cross currency swaps. Cross currency swaps can have an exchange of notional amounts at the start of the contract, the end of the contract, or both, and

•  It is settled in the future.

Discount/Premium: The difference between the price of a bond and its par or face value, when it is bought or sold for lower or higher than the par or face value. Because bond price fluctuates with prevailing market interest rates, price will differ from the face value. For example, if market interest rates are higher than the coupon rate, the bond is bought or sold at a discount to adjust the bond’s

Government of Alberta | Annual Report 2021–2022	75

CONSOLIDATED FINANCIAL STATEMENTS

Glossary (continued)

yield to market rates. Conversely, if market interest rates are lower than the coupon rate, the bond is bought or sold at a premium to adjust the bond’s yield to market rates.

Emerging market: An economy in the early stages of development, with markets of sufficient size and liquidity and receptive to foreign investment.

Endowment funds: Endowment funds generally are established by donor gifts and bequests to provide a permanent endowment, which is to provide a permanent source of income, or a term endowment, which is to provide income for a specified period. The principal restriction is that the original contribution should be maintained intact in perpetuity. The income generated from the endowments may or may not be restricted in how it is used.

Fair value: The amount of consideration agreed upon in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act. Fair value is similar to market value.

Financial asset: Assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations. A financial asset could be cash, a right to receive cash or another financial asset from another party, a right to exchange financial instruments with another party under conditions that are potentially favourable or equity of another entity.

First-in, first-out: A method of valuing inventory where the cost of the first goods purchased or acquired is the cost assigned to the first goods sold. Therefore, the cost allocated to the inventory items on hand at the end of the period is the cost of those items most recently acquired.

Fixed income instrument: Interest-bearing instrument that provides a return in the form of fixed periodic payments and eventual return of principal at maturity, or money market instrument such as treasury bills and discount notes.

Floating rate: An interest rate that is reset periodically, usually every couple of months or sometimes daily.

Government business enterprise: A government organization that is a separate legal entity with the power to contract in its own name and that can sue and be sued; has been delegated the financial and operational authority to carry on a business; sells goods and services to individuals and organizations outside of the government reporting entity as its principal activity; and can, in the normal course of its operations, maintain its operations and meet its liabilities from revenues received from sources outside of the government reporting entity.

Hedging: An activity designed to manage exposure to one or more risks. When management designates a hedging relationship, it must identify the specific items included in the hedging relationship, the risk that is being hedged, and the period over which the hedging relationship is intended to be effective. The designation of the hedging relationship is documented formally in the entity’s records when designation occurs.

Interest rate risk: The risk that the fair value or future cash flows of a financial instrument will fluctuate because of future changes in market interest rates.

Liquidity: The ease with which an asset can be turned into cash and the certainty of the value it will obtain.

Liquidity risk: The risk of insufficient cash to meet financial commitments. This refers to a disruption in which funds cannot be raised in capital markets due to external forces.

Modified equity: Under the modified equity method, the equity method of accounting is modified only to the extent that the government business enterprise’s accounting policies are not adjusted to conform with those of the government. Thus, the government aggregates a government business enterprise’s net assets and net income by adjusting the investment shown in the government’s statement of financial position and by presenting the net income as a separate item on the government’s statement of operations.

Net realizable value: The selling price less the estimated costs of completion and costs necessary to make the sale.

Non-financial assets: Assets that are acquired, constructed or developed and do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services; may be consumed in the normal course of operations; and are not for sale in the normal course of operations.

Onerous contract: A contract in which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.

76	Government of Alberta | Annual Report 2021–2022

CONSOLIDATED FINANCIAL STATEMENTS

Glossary (continued)

Operational risk: The risk that results from internal human and system errors or inadequate processes and controls.

Other-than-temporary loss: A significant or prolonged decline in the fair value of an investment below its carrying value is evidence of an other-than-temporary loss in value of an investment.

Par value: A value set as the face or principal amount of a security, typically expressed as multiples of $100 or $1,000. Bondholders receive par value for their bonds at maturity.

Power Purchasing Arrangements (PPAs): One of the mechanisms used by the Province to introduce competition into the supply of thermal electric power from regulated generating units. The PPAs were intended to allow the facility Owners of the power generating facilities a reasonable opportunity to recover their fixed and variable costs of generation while transferring the right to offer the output of the plants into the power pool to intermediaries (PPA Buyers). The PPAs govern the relationship between the facility Owner and the PPA Buyer in a manner similar to a contract but are not negotiated contracts, they are statutory instruments imposed upon the parties by legislation.

Prepaid expenses: An expenditure that is paid for in one accounting period, but which will not be entirely consumed until a future period. Consequently, it is carried on the government’s statement of financial position as an asset until it is consumed.

Present value: Today’s value of one or more future cash payments, determined by discounting the future cash payments using interest rates.

Price risk: The risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market.

Prior year expenditure refunds: When recoveries of overpayments occur in the current year that are related to an expenditure of prior years, the recovery is accounted for as revenue of the current year.

Private equity: An ownership interest in a privately held company.

Public private partnership (P3): A legally binding contract between the Province and one or more public or private partners for the provision of assets and the delivery of services that allocates responsibilities and business risks among the various partners.

Realized gains and losses: Gains or losses are realized when investments are sold at a price over or below its book value and selling costs.

Refinancing risk: The risk that the fair value or future cash flows of a financial instrument will fluctuate due to refinancing.

Segment: A distinguishable activity or group of activities of a government for which it is appropriate to separately report financial information to help users of the financial statements identify the resources allocated to support the major activities of the government.

Settlement risk: The risk that arises from non-simultaneous payment exchanges (late or missed payments).

Spent deferred capital contributions: Spent deferred capital contributions represent the total net book value of contributed tangible capital assets and the portion of capital funding that has been expended on acquisition of tangible capital assets.

SUCH: It is an acronym for schools, universities, colleges and hospitals.

SuperNet: The Alberta SuperNet is a network of fibre-optic cables and wireless connections across Alberta. The SuperNet was built to connect public institutions (schools, hospitals, colleges, universities, libraries, and municipal offices) to a broadband network for high-speed Internet access, video conferencing and other services.

Unspent deferred contributions: Unspent deferred contributions consist of two components: unspent deferred operating contributions and unspent deferred capital contributions. These unspent deferred contributions represent the funding received by the government and not yet used in accordance with relevant stipulations or restrictions.

Yield curve: A graphic line chart that shows interest rates at a specific point for all securities having equal risk but different maturity dates.

Government of Alberta | Annual Report 2021–2022	77

CONSOLIDATED FINANCIAL STATEMENTS

78	Government of Alberta | Annual Report 2021–2022

Performance Results

Government of Alberta | Annual Report 2021–2022	79

PERFORMANCE RESULTS

Management’s Responsibility for Reporting	81

Executive Overview	82

Priority One: Protecting lives	84

Priority Two: Protecting livelihoods	85

Priority Three: Fiscal accountability	86

2021-22: COVID-19 and Economic Recovery	88

Objective 1 | Delivering cost effective, sustainable, client-centred healthcare to all Albertans	91

Objective 2 | Providing quality education and skills development to Albertans	92

Objective 3 | Supporting Albertans most in need	94

Objective 4 | Enhancing the justice system to make it fairer, faster and more effective	95

Objective 5 | Building better communities	96

Objective 6 | Partnering with Indigenous Peoples to pursue opportunities	97

Performance Indicators	99

Priority Two: Protecting Livelihoods	103

Objective 1 | Building on our province’s strengths by growing key and emerging sectors, and ensuring greater pipeline access	103

Objective 2 | Reducing red tape	106

Objective 3 | Lowering tax rates and providing incentives that stimulate employment, grow the economy and attract investment	108

Objective 4 | Building public infrastructure	109

Objective 5 | Making Alberta more dynamic, innovative and sustainable	111

Objective 6 | Standing up for Alberta’s natural resources	113

Objective 7 | A fair deal for Alberta	114

Performance Indicators	115

Priority Three: Fiscal Accountability	122

Objective 1 | Value for each tax dollar spent	122

Objective 2 | Public sector compensation	124

Objective 3 | Enhanced reporting	125

Performance Indicators	126

Performance Indicators – Sources and Notes	129

80	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Management’s Responsibility for Reporting

The Performance Results section of the Government of Alberta Annual Report is prepared by the Assistant Deputy Minister of Corporate Planning and Red Tape Reduction under the general direction of the Deputy Minister of Treasury Board and Finance, as authorized by the President of Treasury Board and Minister of Finance pursuant to Section 8 of the Fiscal Planning and Transparency Act (the Act). The Government of Alberta is responsible for the integrity and objectivity of information contained therein.

Under Section 8 of the Act, the Government of Alberta is to prepare and make public on or before June 30 of each year an annual report for the Province of Alberta for the fiscal year ending on the preceding March 31. The annual report must include a comparison of the actual performance results to the targets included in the Government of Alberta Strategic Plan and an explanation of any significant variances. Performance Results is prepared in accordance with this requirement and is published with the consolidated annual report of the Government of Alberta that forms part of the Public Accounts.

In order to meet Government of Alberta reporting requirements, the Assistant Deputy Minister of Corporate Planning and Red Tape Reduction obtains performance results relating to each ministry as necessary. Deputy Heads in each ministry are responsible for maintaining management and internal control systems to ensure that the information provided by their ministry for presentation in Performance Results, including performance measure reporting and results reporting for key initiatives and activities, is prepared in accordance with the following criteria:

•	Reliable – information used in applying performance measure methodologies agrees with the underlying source data for the current and prior years’ results.

•	Understandable – the performance measure methodologies and results are presented clearly.

•	Comparable – the methodologies for performance measure preparation are applied consistently for the current and prior years’ results.

•	Complete – outcomes, performance measures and related targets match those included in the ministry’s Budget 2021.

The Government of Alberta Annual Report is tabled in the Legislature as a part of the Public Accounts and is referred to the Standing Committee on Public Accounts of the Legislative Assembly.

Athana Mentzelopoulos

Deputy Minister of Treasury Board and Finance

June 8, 2022

Government of Alberta | Annual Report 2021–2022	81

PERFORMANCE RESULTS

Executive Overview

Performance Results 2022 reports on government priorities and objectives as identified in the 2021-24 Government of Alberta Strategic Plan, which is part of Budget 2021, tabled in February 2021, and delivers on government’s commitment to openness and accountability by reporting more than just financial information. This report, in concert with the Consolidated Financial Statements, Key Results, and Ministry Annual Reports allows Albertans to assess whether government has achieved its commitments, and understand government’s progress towards achieving its priorities.

The Alberta economy rebounded strongly in 2021 from an economic contraction in 2020. Alberta’s energy exports rose to a new record high amid strong demand and prices. Government continued to manage the challenges of the COVID-19 pandemic with significant spending in health and other measures, prioritizing lives and livelihoods, including in response to the fourth wave driven by the Delta variant.

Key highlights

Protecting lives

•	$1.98 billion was spent to address the added pressures on the health care system caused by the pandemic.

•	Government administered over 8.5 million doses of the COVID-19 vaccine, with 81 per cent of the population over the age of five having been vaccinated with at least two doses as of March 31, 2022.

•	Government provided $33 million in new funding to drive down wait times for Albertans who need non-emergency CT and MRI scans.

•	An additional $24 million was provided to support increased access to publicly funded addiction and mental health treatment spaces.

•

Government provided $29 million for Indigenous health-related programs in 2021-22, and developed the Residential School Mental Health Grant program that provided $50,000 each to a total of 32 applications from First Nations, Metis Settlements and the Métis Nation of Alberta for community-identified mental health and wellness supports for survivors and families.

•

In 2021-22 government finalized a new Mathematics (K-3), a new English Language Arts and Literature (K-3) and a new Physical Education and Wellness (K-6) curriculum. All of these will be implemented in September 2022.

•	Government provided $45 million to school authorities to address possible learning delays in numeracy and literacy related to impacts from the pandemic.

•

$22 million was spent in the Employment Preparation and Training, and Employment Placement programs, connecting more than 2,400 individuals receiving Persons with Disabilities services to the labour market.

82	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Protecting livelihoods

•	Government spent $3.8 billion on Alberta’s COVID-19 / Recovery Plan, to create jobs, diversify the economy, and strengthen the workforce with skilled workers in all sectors of the economy.

•

In 2021-22, $122 million in funding was provided to more than 22,700 eligible employers under Alberta’s Small and Medium Enterprise Relaunch Grant program to help offset the impact of public health measures.

•

Alberta was the first jurisdiction in Canada to offer job supports to businesses to offset costs associated with a proof of vaccination program through the Restrictions Exemption Program Implementation Grant, which provided more than 5,000 organizations employing an estimated 101,000 workers with more than $11 million in support.

•

More than $158 million in grant funding was spent to support over 12,500 new jobs across more than 3,000 employers through the Alberta Jobs Now program, the largest jobs training program in Alberta’s history.

•

Government continued to implement Alberta’s Investment and Growth Strategy, focusing the province’s investment attraction activities on strategic sectors and expanding the province’s investment attraction presence globally.

•	$498 million was invested in the construction and modernization of health facilities to ensure Albertans have access to world-class health-care.

•

Government approved more than $780 million in grants to perform well, pipeline, and oil and gas site closure and reclamation work. The Site Rehabilitation Program created over 3,700 jobs, fulfilled Alberta’s commitment to environmental stewardship and ensured Indigenous communities played a meaningful role in Alberta’s post-pandemic energy strategy.

Fiscal Accountability

•

Government maintained a disciplined approach to expenditures over the past three years bringing per capita expenditure associated with delivering government services closer to alignment with comparator provinces and supporting one of the lowest net debt-to-GDP ratios in Canada.

•

Government concluded 21 collective agreements representing more than 71,000 public sector employees, or 29 per cent of the workforce covered by collective bargaining mandates. These agreements will help reduce Alberta’s per capita spending on public sector compensation relative to comparator provinces while ensuring critical public sector workers receive fair compensation.

•

In 2021-22, government implemented the Infrastructure Accountability Act that will guide how capital projects are evaluated and ensure new project funding requests are consistently assessed through the process supporting prioritized government funding decisions for long-term strategic capital planning.

•	Government continues to refine public planning and reporting. This includes ensuring that indicators are properly aligned with overall government priorities and objectives.

Further explanation of government’s performance results can be found in individual ministry Annual Reports, each of which contain specific sections devoted to identifying ministry actions that directly support the priorities in the 2021-24 Government of Alberta Strategic Plan. The Government of Alberta Annual Report should be considered in conjunction with each Ministry Annual Report. Together, these documents provide a comprehensive overview of the government’s results.

Government of Alberta | Annual Report 2021–2022	83

PERFORMANCE RESULTS

Priority One: Protecting lives

Objectives

1.	Delivering cost effective, sustainable, client-centred healthcare to all Albertans

Status: Ongoing - Government continued to maintain, enhance and support the province’s healthcare system through successive waves of the COVID-19 pandemic, including actions and investments to address diagnostic and surgical backlogs resulting from pandemic-related pressures.

2.	Providing quality education and skills development to Albertans

Status: Ongoing - Alberta continued to focus on providing high-quality education with a particular focus on supporting students transitioning from secondary to post-secondary education and into the workforce.

3.	Supporting Albertans most in need

Status: Ongoing - Government partnered with civil societies to support Alberta’s most vulnerable citizens including seniors, persons with disabilities, and those at risk of human trafficking and domestic violence.

4.	Enhancing the justice system to make it fairer, faster and more effective

Status: Ongoing - Government continued to review options for delivering policing services in the province and expanded supports to address rural crime in order to keep Albertans safe in their communities.

5.	Building better communities

Status: Ongoing - Government invested in more affordable and accessible housing and partnered with municipalities to build capacity, transparency and accountability on municipal performance for Albertans.

6.	Partnering with Indigenous Peoples to pursue opportunities

Status: Ongoing - Through the Alberta Indigenous Opportunities Corporation (AIOC), $65 million in loan guarantees was provided to support indigenous investment in major resource projects.

Performance Indicators

1.	High school completion rate

Status: Improving - In 2020-21, more than 87 per cent of students completed high school within five years of entering grade 10.

2.	Property crime and violent crime

Status: Stable - While there has been a moderate increase in crime rates since 2016, in 2020 the province saw a slight decrease in both property and violent crimes rates.

3.	Unplanned readmissions to hospital within 30 days of discharge

Status: Stable - The percentage of unplanned hospital readmissions among medical patients within 30 days of being discharged has remained relatively stable over the past five years.

84	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

4.	Provincial per capita spending on health care

Status: Increasing - Per capita spending on provincial health care increased in 2020-21 to support the COVID-19 response and address additional pressures on the health care system. In both 2019-20 and 2020-21 Alberta had the sixth highest provincial per capita spending on healthcare. There is a two-year lag in actual results. 2019-20 actuals are revised and do not include COVID-19 expenditures. The 2020-21 preliminary estimates (both national average and provincial estimates) include COVID-19 expenditures that cannot be separated from the base (non-COVID-19 expenditures).

Priority Two: Protecting livelihoods

Objectives

1.	Building on our province’s strengths by growing key and emerging sectors, and ensuring greater pipeline access

Status: Ongoing - Government took action to support economic growth and diversification including advocacy on pipelines and implementation of the Investment and Growth Strategy and the Alberta Jobs Now program.

2.	Reducing red tape

Status: Ongoing - Government eliminated more than 25 per cent of the regulatory requirements that were in place as of May 1, 2019, exceeding targets, while implementing high-impact regulatory transformations.

3.	Lowering tax rates and providing incentives that stimulate employment, grow the economy and attract investment

Status: Ongoing - Government supported jobs and economic growth by maintaining a property tax rate of zero for all new well and pipeline assets and investing in rural infrastructure projects to create jobs and ensure Albertans have access to reliable services.

4.	Building public infrastructure

Status: Ongoing - Government invested in health facilities, modernized schools, expanded key transportation corridors.

5.	Making Alberta more dynamic, innovative and sustainable

Status: Ongoing - Government streamlined programs and services to support Alberta’s economic recovery by ensuring access to affordable childcare, encouraging the development of new and emerging sectors, and investing in strategic research initiatives to draw new investment to the province.

6.	Standing up for Alberta’s natural resources

Status: Ongoing - Government established the Environmental, Social and Governance (ESG) Secretariat to promote Alberta’s commitment to, and position as an ESG leader to investors in North America and abroad.

Government of Alberta | Annual Report 2021–2022	85

PERFORMANCE RESULTS

7.	A fair deal for Alberta

Status: Ongoing - Government continued to advocate on behalf of Albertans to the federal government including in relation to the Fiscal Stabilization Program and the Canada Health Transfer.

Performance Indicators

1.	Private Sector Employment

Status: Improving - Employment in the private sector is fully recovering to pre-pandemic levels and the overall unemployment rate declined steadily throughout the year, reaching 6.5 per cent by March 2022.

2.	Albertans Self-Employed

Status: Declined - After increasing 0.9 per cent in 2020, the number of Albertans who were self-employed fell three per cent in 2021.

3.	Employment Rate: Proportion of the working age population that is employed:

Status: Improving - Alberta’s employment rate averaged 63.2 per cent in 2021 and improved from an annual low of 60.7 per cent in 2020 caused by the economic impact of the COVID-19 pandemic, health restrictions, and the substantial decline in oil prices.

4.	Non-residential investment in Alberta

Status: Improving - Alberta’s per capita non-residential capital investment grew 10.6 percent from 2020 to 2021, showing signs of a growing, improving economy.

5.	Venture capital investment in Alberta

Status: Improving - Alberta surpassed the record venture capital investments from 2020-21. Investments grew by 23 per cent.

6.	Alberta’s oil sands: Supply share of global oil consumption

Status: Improving - Alberta’s oil sands achieved record annual supply share of global oil consumption 2021, reaching 3.4 per cent.

7.	Upstream energy sector investment

Status: Improving - The COVID-19 pandemic had a major negative impact on investment in the industry compared to the pre-2020 period. Preliminary 2021 results show an increase of $1.3 billion in investment compared to 2020.

Priority Three: Fiscal accountability

Objectives

1.	Value for each tax dollar spent

Status: Ongoing - Through prudent fiscal management guided by the government’s three fiscal anchors, economic recovery and high prices for Alberta’s natural resources, Alberta has one of the lowest net debt-to-GDP ratios in the nation, and per capita government expenditure is becoming more closely aligned with comparator provinces.

86	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

2.	Public sector compensation

Status: Ongoing – As of March 31, 2022, contract negotiations have successfully concluded for 21 collective agreements, representing more than 71,000 public sector employees, bringing public sector compensation more in line with comparator provinces.

3.	Enhanced reporting

Status: Ongoing - Government remained committed to transparency and accountability through regular financial and performance reporting to the Legislative Assembly and to Albertans.

Performance Indicators

1.	Fiscal accountability rating

Status: Improving - C.D. Howe’s most recent rating of Alberta’s fiscal accountability increased from a B+ to an A-, as a result of timely, accurate and understandable publication of financial information.

2.	Provincial grants to publicly funded universities and degree-granting colleges

Status: Stable - Government continues to work towards reducing the grant dollars provided to Alberta’s publicly funded post-secondary institutions to 45 per cent of total revenue. Based on the most recent data available, provincial grants represented 48 per cent of the total revenue among Alberta’s publicly funded universities and degree-granting colleges in 2019-20. Government continues to work at implementing the MacKinnon Panel recommendation to increase the autonomy of universities and to diversify funding streams.

3.	Health operational expenditure

Status: Increased - Excluding COVID-19 costs, health operational expenditures increased by 4.6 per cent in 2021-22. This is mainly due to abnormally low operational expenditures in 2020-21, the first year of the pandemic, as many areas of the health system re-deployed capacity to respond to COVID-19 and some services were paused. In 2021-22, operational expenditures increased, reflecting government investment in health system capacity and the resumption of near-normal services.

Government of Alberta | Annual Report 2021–2022	87

PERFORMANCE RESULTS

2021-22: COVID-19 and Economic Recovery

Protecting lives and livelihoods during a global pandemic, and the associated health, economic and social challenges were the primary focus for Alberta’s government in 2021-22.

In 2021 vaccines became widely available to Albertans. Fiscal 2021-22 also saw COVID-19 Wave 3 (March, 2021-June, 2021), Wave 4 (August 2021-November 2021) and Wave 5 (December 2021- February 2022). The fourth wave, which introduced the Delta variant, was particularly challenging putting considerable pressure on the hospital system.

Lower than anticipated vaccine uptake and continued resurgence of COVID-19 variants required the province to maintain public health measures in order to protect the health-care system that had already been at, or near capacity for the better part of two years. Throughout 2021-22, the number of Albertans getting vaccinated increased. More than 8.5 million doses of the COVID-19 vaccine have been administered with 81 per cent of Albertans over the age of five having received two doses of a COVID-19 vaccine. Over 28 per cent of this same population have received a third dose to help boost immunity levels and improve protections. Alberta distributed vaccines mainly through community pharmacies and Alberta Health Services (AHS) facilities, effectively ensuring vaccines were widely and fairly distributed as they became available.

Pressures on the health care system during the pandemic underscored a requirement for greater system capacity, as well as the need to ensure the maximum value for every dollar of the province’s health care spending. In 2021-22, $1.98 billion was spent to respond to the evolving COVID-19 pandemic as well as to address the increased pressures on the health care system. These are part of broader efforts to strengthen the resilience of and build greater capacity within Alberta’s healthcare system, including in critical care and surgery.

•

While surgery volumes remained below pre-pandemic levels, AHS was able to support the Alberta Surgical Initiative within the operating budget. AHS prioritized and allocated operating room time according to the greatest need; streamlined referrals from primary care to specialists; upgraded and built new surgical suites in hospitals; and provided less complex surgeries through chartered surgical facilities. Alberta Health Services (AHS) is operating close to normal surgical volume.

•	Government established a COVID-19 Vaccine Task Force to support the distribution of COVID-19 vaccines across the province, as they became widely available in Spring 2021.

•

To address vaccine hesitancy and misinformation, government established the Vaccine Hesitancy Advisory Committee and launched the Facts: The Only Cure for Vaccine Misinformation resource. Government also launched the $100 Debit Card Program, Open for Summer Lottery and the Outdoor Adventure Lottery which offered three $1 million cash prizes as well as travel, sports and entertainment prizes for vaccinated Albertans. Over $20 million was distributed to Albertans through these incentives.

•

In 2021-22, close to 35 million free rapid test kits were distributed to continuing care facilities (two million), pharmacies and Alberta Health Services’ sites for distribution to individuals (14 million), employers and service providers (six million), schools (eight million) First Nation and Métis communities (three million) and municipalities (one million) to help detect COVID-19 infections and slow the spread.

•

In response to growing emergency medical services (EMS) system pressures, further impacted over the COVID-19 pandemic, the Alberta EMS Provincial Advisory Committee (AEPAC) was established to guide immediate and longer-term actions to address system issues such as increased response times, community coverage gaps and staffing pressures.

88	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

•

The COVID-19 pandemic posed additional challenges for Indigenous Albertans. Government responded by establishing the Indigenous Coordination and Indigenous Health Planning committees, as well as ensuring ongoing communication with the federal government’s First Nations and Inuit Health Branch (FNIHB), AHS, and cross-ministry partners to identify and resolve gaps in services and supports, including vaccine and personal protective equipment. In addition, more than $6 million was dedicated to First Nations, Métis, and other Indigenous-serving organizations through the COVID-19 Addiction and Mental Health Community Grant program.

•

In 2021-22, $23 million in emergency funding supported homeless shelters ($22 million), and women’s shelters ($1 million) ensuring that Albertans experiencing homelessness with COVID-19 symptoms had a safe place to isolate. Supports to Albertans in isolation included regular health and safety check-ins to ensure individuals’ basic needs were being met.

•

Government made available 48 isolation hotels, providing free access to hotel rooms for up to 14 days to more than 4,000 participants who did not have a safe place to isolate and were experiencing COVID-19 symptoms, which helped limit the spread of the virus. This program cost government approximately $3 million in 2020-21 and $9 million in 2021-22.

•

In 2021-22, over $66 million was distributed through the second phase of the Critical Worker Benefit (June-September) to over 53,000 eligible front-line workers who delivered critical basic services to Albertans or who supported food and medical supply chains.

•

In 2021-22, government provided over $29 million to seniors’ lodges to assist with the costs of complying with public health orders, staffing, cleaning supplies and personal protective equipment and to help support the safety of residents.

•

To address the shortage of Health Care Aides in the continuing care sector, government provided nearly $13 million to develop a bursary program to encourage students to complete the Health Care Aide program.

•

The Government of Alberta provided extensive public reporting on the progress and impacts of the COVID-19 pandemic including health care capacity, rates and demographics of cases, hospitalizations, and administered vaccines. Throughout most of 2021-22, these reports were updated for Albertans daily and supplemented with regular media briefings by the Premier, Chief Medical Officer of Health, and Minister of Health, along with other Ministers and Senior Officials.

In 2021-22, $3.8 billion was invested to support Alberta’s economy through Alberta’s Covid-19 / Recovery Plan, including $2.8 billion in operating expenses, $0.4 billion in capital grants and $0.5 billion in capital investment.

•

Through the Small and Medium Enterprise Relaunch Grant Program, over fiscal years 2020-21 and 2021-22, government provided more than $670 million in payments to over 48,000 small and medium sized Alberta organizations employing approximately 345,000 workers to help offset the impact of public health measures and/or assist with implementing measures to help minimize relaunch costs. In the 2021-22 fiscal year $122 million in grant funding was provided to over 22,700 eligible applicants.

•

In October 2021, Alberta became the first jurisdiction in Canada to offer businesses, cooperatives and non-profit organizations support to offset costs associated with a proof of vaccination program through the Restrictions Exemption Program Implementation Grant. Through this grant, available from November 2021 to February 2022, more than 5,000 organizations with an estimated 101,000 workers were provided more than $11 million in support.

Government of Alberta | Annual Report 2021–2022	89

PERFORMANCE RESULTS

•

In 2021-22, government introduced the Alberta Jobs Now Program (AJNP), to support Alberta’s economic recovery, help businesses re-open or grow their workforce, and give Albertans an opportunity to gain the skills they need in today’s job market and get back to work. Under the program, employers applied for a grant equal to 25 per cent of the new hire’s salary (up to $25,000) per employee, offsetting the cost of hiring and training unemployed or underemployed Albertans in new or vacant positions. Employers hiring a person with disabilities could receive a grant up to 37.5 per cent of the new hire’s salary (up to $37,500) per employee. In 2021-22, this program, supported by more than $158 million in federal funding, supported over 12,500 new hires across more than 3,000 employers.

•

Travel Alberta’s mandate was expanded to enable the agency to work directly with communities, businesses, and entrepreneurs to develop new tourism destinations, products and experiences to help the tourism industry recover and grow. Travel Alberta subsequently facilitated the distribution of nearly $18 million in financial relief and assistance for tourism businesses and destination management organizations across the province.

•	In support of the tourism industry, Alberta’s government:

-

extended the Tourism Levy Abatement for all hotels and lodgings to June 30, 2021. This extension created an estimated saving of approximately $13 million that industry would have otherwise had to remit to government; and

-

implemented a revenue-tested tourism levy abatement from October 1, 2021 to March 31, 2022, allowing hotels and other lodging providers that have suffered revenue declines of at least 40 per cent to keep the tourism levy that they would have otherwise remitted to government. This revenue-tested abatement freed-up an estimated $3 million for eligible operators to employ staff, continue operations and provide services through the winter season.

•

The Site Rehabilitation Program (SRP) launched on May 1, 2020, with up to $1 billion from the Government of Canada’s COVID-19 Economic Recovery Plan, providing relief funding to eligible oil field service workers to perform well, pipeline, and oil and gas site closure and reclamation work. This work will accelerate the transition of previously productive oil and gas facilities to their former state, part of Alberta’s commitment to environmental stewardship. As of March 31, 2022, over $780 million in grant funding has been approved and is being allocated to over 500 Alberta-based companies, creating over 3,700 jobs, as estimated by oil field services companies.

•

In December 2021, to help in the fight against COVID-19 and future infectious disease outbreaks, while growing Alberta’s pharmaceutical and life sciences sector, the government awarded over $81 million to the University of Alberta, Entos Pharmaceuticals, Northern RNA, and Applied Pharmaceutical Innovations to enhance the province’s vaccine development and bio-manufacturing capacity.

Each Ministry Annual Report includes a specific section with details on actions taken and outcomes related to COVID-19 and Alberta’s Recovery Plan.

90	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Priority One: Protecting Lives

Over the second year of the COVID-19 pandemic, Alberta’s government remained committed to protecting lives by ensuring quality health care was available and accessible. Government responded to limit the spread of the virus and to protect Albertans, particularly those most vulnerable. Steps taken by government during the past year enabled continued access to emergency care and mitigated the impacts of the pandemic on other health services, while ensuring the health system had the necessary capacity to respond to pressures associated with successive waves of the pandemic along with the ongoing health care needs of Albertans.

Government remained committed to ensuring access to a high-quality education and training system, partnering with Indigenous Peoples to pursue opportunities for economic growth, and continuing to invest in communities and the justice system.

Objective 1 | Delivering cost effective, sustainable,

client-centred healthcare to all Albertans

Status: Ongoing

Ensuring the health and safety of Albertans continues to be a top priority for Alberta’s government. Despite the easing of the pandemic, pressures on the healthcare system remain. In 2021-22, the Government of Alberta invested in high priority areas including addressing surgical wait times, and mental health and addiction supports. In 2021-22, government continued to implement the recommendations and opportunities identified in the performance review of Alberta Health Services (AHS), improving the quality and long-term sustainability of health care services for the province.

•

Government continued implementing the Diagnostic Imaging Action Plan, which focuses on three main areas – managing costs, managing wait times, and managing demand. Alberta spends about $1 billion per year on diagnostic imaging, which includes ultrasounds, X-rays, mammography, CT scans and MRIs. In 2021-22, Government provided $33 million in new funding to drive down wait times for Albertans who need non-emergency CT and MRI scans. With this support, AHS performed nearly 46,000 additional CT scans and nearly 30,000 additional MRI scans throughout the province in 2021-22. A $33 million allocation was included in Budget 2022 to continue to address wait times and outstanding demand for these services, ensuring Albertans receive their imaging scan within wait times recommended by medical experts.

•

Alberta continued to invest in a recovery-oriented system of care for addiction and mental health by increasing access to services, expanding programs and establishing new, publicly-funded addiction and mental health treatment spaces. In 2021-22, over $24 million was provided to support increased access to publicly funded addiction and mental health treatment spaces. Government exceeded the commitment to fund 4,000 publicly funded residential addiction treatment spaces, with more than 8,000 new spaces now available.

Government of Alberta | Annual Report 2021–2022	91

PERFORMANCE RESULTS

•

Alberta became the first province in Canada to fully cover the cost of the injectable opioid treatment drug Sublocade, a treatment that lasts in a person’s system for 30 days, providing stabilization, reducing cravings and significantly enhancing protection against overdose. Over 280 Albertans have accessed coverage for Sublocade since it was included in the Opioid Agonist Therapy (OAT) Gap Coverage Program in November 2021.

•

In 2021-22, over $1 million in funding was provided for nine projects, through the Supporting Psychological Health in First Responders Grant Program, to improve services for first responders (including: firefighters; police officers; paramedics; and emergency health-care workers ) who are living with, or are at risk of, developing post-traumatic stress injury. Additionally, government provided over $550,000 to five non-profit organizations to implement programs to support the mental health of first responders. Stress and mental health impacts remain high for first responders, and more first responders suffer from post-traumatic stress illness (PTSI) as compared to the general public.

•

Alberta is moving forward on transforming the continuing care system including expanding palliative home and hospice care to increase the number of Albertans receiving care more comfortably in their own homes and communities. In turn this will reduce pressures on acute care hospitals and continuing care homes. In March 2022, government introduced Bill 11, the Continuing Care Act, which will establish the legislative framework to establish clear and consistent authority and oversight for licensing, accommodations and delivery of publicly funded health care in the continuing care system. Budget 2022 provides over $204 million (over three years) for more than 1,500 new continuing care beds, modernizing continuing care facilities, and added home care capacity.

Objective 2 | Providing quality education

and skills development to Albertans

Status: Ongoing

Improving outcomes for students and delivering a high-quality education system remained priorities for Alberta’s government. During this past year, government expanded access to quality educational choices to support student success.

•

Following an extensive review process, including online surveys (35,000 completed), and virtual sessions with Albertans and stakeholders (more than 1,100 attendees), classroom piloting, and advice from the Curriculum Implementation Advisory Group, new K–3 Mathematics, K–3 English Language Arts and Literature, and K–6 Physical Education and Wellness curriculums were finalized and will be taught in classrooms in September 2022. Work continues to review and finalize additional curriculum improvements.

•

To ensure teachers and students are equipped for the introduction of the new curriculum in September 2022, $59 million is being invested in teacher professional development and learning. This funding is part of a $191 million investment over three years to support curriculum implementation across the province.

•

Over the 2021-22 school year, the Canadian Foundation for Economic Education, Enriched Academy and Junior Achievement received just over $1 million to deliver financial literacy programming to approximately 252,000 students in grades 3-12 across the province, in both urban and rural communities, including First Nations, Métis and Inuit communities. Students learned the importance of money management, budgeting, credit and student loans. Government has committed to invest an additional $5 million over three years, beginning in 2022, to support this important initiative.

92	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

•

Through literacy assessment and numeracy screening tools, school authorities identified over 72,000 students from grades one to three who could benefit from interventions to address learning delays or loss. In 2021-22, government delivered $45 million to school authorities to provide targeted literacy and numeracy programming at the start of the school year to address possible learning delays, and to address impacts resulting from pandemic-related barriers to in-person learning. Funding included approximately $30 million for students in grades two and three and $15 million for students in grade one. Targeted funding of $110 million over the next three years will also be made available to enable schools to support students experiencing academic challenges and create school environments that support student well-being and positive mental health.

•

The new funding model for K-12 education was implemented for the 2020-21 school year and incorporates improvements identified by school divisions, including predictable funding and flexibility to use funds to meet unique school and community needs. In 2021-22, to support school authorities’ implementation of the K-12 funding model, government conducted stakeholder outreach sessions to introduce and discuss the new funding model and to support school authorities in meeting Government of Alberta fiscal accountability requirements.

•

The ongoing pandemic and related disruptions to in-person learning and in-class assessment have demonstrated a need for a more modernized provincial student assessment platform. In 2021-22, government enhanced the online assessment platform, Quest A+ to meet the education system’s needs, increasing the capacity from 8,000 to 25,000 concurrent users in both official languages.

•

In 2021-22, almost $40 million was invested in the Support and Financial Assistance Agreements Program to help ensure youth between the ages of 18 and 24 who were involved with child intervention services receive the supports they need as they transition out of government care and into independent adulthood. Services include counselling, housing, educational support, and vocational skill training.

•

Through the Advancing Futures bursary program, in 2021-22 over $14 million was provided to over 1,000 youth who have been or continue to be in government care, to assist in pursuing post-secondary studies. In 2021-22, 86 per cent of youth receiving supports from the Advancing Futures program successfully completed their planned studies.

•

In 2021-22, government allocated over $3 million in funding over three years to the Work Integrated Learning Industry Voucher pilot program, providing paid work placements for hundreds of students who are gaining meaningful, hands-on experience with industry experts, helping them launch successful careers following graduation. Three industry associations, (Alberta Construction Association, BioAlberta, and Technology Alberta) chosen for their alignment with Alberta’s key economic sectors, are collaborating with employers and institutions to identify over 600 paid work-integrated learning opportunities for students over the three-year pilot.

•

In partnership with industry, employers, and post-secondary institutions, Alberta’s government invested more than $5 million in a pilot program to fund the development and implementation of 56 micro-credential* programs at 19 institutions across the province. The pilot program is creating dozens of new micro-credential learning opportunities in priority sectors and in high demand or emerging industries. Specific sectors included: machine learning foundations; intelligent supply chain; leadership in the tech future; solar energy; hospitality management; and data privacy and security.

*

Micro-credentials are short-term, flexible learning programs designed to develop the specialized, job-ready skills they needed to quickly re-skill or upskill to pivot careers or re-enter the workforce. They can also serve as a means of creating additional pathways to future education and training.

Government of Alberta | Annual Report 2021–2022	93

PERFORMANCE RESULTS

Objective 3 | Supporting Albertans most in need

Status: Ongoing

Government continues to protect and support Alberta’s most vulnerable citizens including those experiencing domestic violence and human trafficking, as well as seniors and people with disabilities. The pandemic disproportionately impacted vulnerable Albertans who may be experiencing socio-economic challenges. Government continues invest in programs to provide equal opportunities for success.

•

The Alberta Human Trafficking Task Force delivered its final report to government in August 2021, detailing five recommendations and 19 calls to action which government has accepted in principle. For the 2021-22 fiscal year, approximately $84,000 was spent to support the task force. The report will inform government’s approach to protect vulnerable Albertans and combat human trafficking in Alberta. The Protecting Survivors of Human Trafficking Act, aligned human trafficking enforcement under a single law enforcement body: the Alberta Law Enforcement Response Teams (ALERT). This has promoted better coordination of human trafficking enforcement activities and eliminated duplication. In 2021-22, ALERT made 76 arrests (up from 29 in 2020-21), laid 157 charges (up from 117 in 2020-21) and provided specialized assistance 251 times (down from 321 in 2020-21) as part of their human trafficking enforcement activities.

•

From April 1, 2021 to March 31, 2022, over 400 applications under the Disclosure to Protect against Domestic Violence (Clare’s Law) Act were made requesting intimate partner violence/violence histories. Clare’s Law is a tool available to Albertans who wish to access information to make more informed decisions about their own safety in situations where they feel at risk of domestic violence. Ensuring the disclosure of this information will protect Albertans at risk and help prevent domestic violence before it occurs.

•

In 2021-22, Alberta invested more than $22 million to the Employment Preparation and Training and Employment Placement programs, connecting more than 2,400 individuals receiving Persons with Developmental Disabilities services to the labour market.

•

The Civil Society Fund is providing up to $20 million over three years (2020-2023) to address social challenges facing Albertans. This includes the $7 million awarded in 2021-22 to 37 projects to support Alberta’s recovery from the COVID-19 pandemic through social recovery and economic participation. The fund is awarded as a grant to civil society organizations who work to address pressing social challenges.

•

The Alberta Seniors Benefit provided over $313 million to more than 174,000 seniors to meet basic needs and assist with monthly living expenses, while the Supplementary Accommodation Benefit provided more than $80 million to low-income seniors residing in long-term care or designated supportive living, to pay for their accommodation and assist with living expenses.

•

The Alberta Elder Abuse Awareness Council received second year funding of $300,000 from the $750,000 two-year grant to address elder abuse across the province. Seniors and Housing also worked with Alberta Health to support connecting seniors-serving organizations and recovery-oriented systems of care, focused on community-based home supports, mental health first aid for seniors, and elder abuse prevention.

94	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Objective 4 | Enhancing the justice system to

make it fairer, faster and more effective

Status: Ongoing

Government continues to work with justice system partners (law enforcement, prosecutors, judiciary and community service providers) to ensure Albertans feel safe and protected in their communities. Innovative approaches, such as the Rural Alberta Provincial Integrated Defence (RAPID) Response, ensure government resources are effectively applied to support justice and public safety. Over 2021-22, government continued to explore options for delivering police services to improve the safety and security of Albertans and their property.

•

To ensure that criminal legal matters are dealt with in a timely and appropriate manner, Alberta’s government committed to spending up to $10 million annually to hire 50 new prosecutors and additional support staff over four years. Over the past two fiscal years, 47 additional prosecutors and 20 articling students have been hired. Recruitment to the remaining prosecutor and support staff positions is expected in 2022-23.

•

The government is addressing rural crime through the implementation of Alberta’s RAPID Response initiative. RAPID Response will reduce the response times of emergency services in rural areas by expanding the roles and authorities of certain peace officers in the Sheriffs’ Branch and Fish and Wildlife Enforcement Services. This will allow them to respond to a wider range of calls and to assist the RCMP and other police services, facilitating increased safety in rural Albertan communities. The second phase of RAPID Response was implemented in July 2021, and enabled approximately 260 Highway Patrol Officers to investigate a wider range of traffic safety issues, including impaired driving, freeing up time for RCMP to respond to higher-priority criminal matters in rural communities. Funding for RAPID Response in 2021-22 included $10 million in operational costs and $664,000 in capital costs.

•

Government continued to explore options for delivering police services to improve the safety and security of Albertans and their property. On October 29, 2021, government released the Alberta Provincial Police Transition study, conducted by PricewaterhouseCoopers (PwC), on the feasibility of replacing the RCMP in Alberta with a provincial police service. The policing model presented by PwC proposes innovative approaches to service delivery and governance that have the potential to better address the root causes of crime through built-in partnerships with mental health and addictions professionals. Sixty in-person and virtual engagement sessions, at locations across Alberta, were also conducted between November 2021 and April 2022 with First Nations, Métis communities, municipalities, as well as municipal and First Nations police services, and public safety interest groups. Further study and public engagement will allow government to make an informed decision as to whether a dedicated provincial police service is in the best interests of Albertans.

•

In 2021-22, government invested nearly $8 million in court and justice service modernization. Justice Digital is providing new online tools to increase access for drivers to manage their traffic ticket matters, expediting the ability of counsel to make first appearance adjournment requests, facilitating electronic filing of over 100 Court of Queen’s Bench documents, enabling online transcript ordering, and establishing court case management services. The new services save time and money for Albertans, the legal community, the judiciary and system partners, increasing access to justice, and improving the responsiveness of the courts.

Government of Alberta | Annual Report 2021–2022	95

PERFORMANCE RESULTS

Objective 5 | Building better communities

Status: Ongoing

Government supports strong inclusive communities. This support is underpinned through investments in affordable housing and creative industries along with effective partnerships with Alberta’s municipalities.

•

The 2020 Affordable Housing Review Panel identified a clear need to redefine the Government of Alberta’s role in affordable housing, tap into community expertise, expand partnerships, reward innovation, and simplify the housing system. Alberta’s government accepted the panel’s 19 recommendations. In response to these findings, in 2021-22, Alberta’s government developed the Stronger Foundations: Alberta’s 10-year Strategy to improve and expand affordable housing. As of April 2022, more than 57,500 low-income households (comprising over 105,000 Albertans) live in affordable housing or benefit from rent support, and more than 22,500 households are on a waitlist. Through the strategy, the government will increase access to safe, stable and affordable housing for an additional 25,000 households, increasing the total number of households served to 82,000 over 10 years, an increase of 40 per cent. Budget 2022 allocated $118 million in capital funding over the next three years.

•

Government also effectively leveraged over $41 million in federal funding through the National Housing Strategy bilateral agreement to support those in need of affordable housing. This enabled the redesign of the Rent Supplement Program, including the introduction of a new temporary rent assistance benefit to help more Albertans in need. In 2021-22, over $212 million in operational funding and nearly $142 million in capital funding (both provincial and federally matched funding) was invested in maintaining and expanding affordable housing for Albertans. During the 2021-22 fiscal year, 11 projects were completed and four projects were partially completed, for a total of 912 new housing units.

•

Through the Supplementary Accommodation Benefit, government provided over $80 million to seniors with low incomes residing in long-term care or designated supportive living, to help pay for their accommodation and assist with living expenses.

•

The Government of Alberta continued actions to enhance the strength and accountability of the province’s municipalities through the Municipal Accountability Program and publications of the Municipal Measurement Index. The Municipal Accountability Program involves ministry staff working directly with small municipalities to support them in ensuring compliance with municipal legislative requirements. The Municipal Measurement Index gives Albertans direct access to information detailing municipal performance including property tax rates, property tax burden, composition of property tax base, revenue and expenses, and debt information – with an end-goal of improving municipal transparency and accountability.

•

In 2021-22, over $750,000 was awarded through the Multiculturalism, Indigenous and Inclusion Grant program to 41 community organizations, of which 11 were Indigenous projects. The program is targeted to increase cross-cultural and intercultural awareness; understanding of the impacts of discrimination; acceptance of diverse backgrounds; and creating a sense of shared values.

•

The Stabilize Donation Matching Program 2.0, launched in 2021-22 as part of the Stabilize Program Phase 2, continued to support the live-event sector from the impacts of the pandemic. Donations of $25,000 to $100,000 were matched dollar for dollar with 68 donations totalling almost $3 million provided to 60 Alberta non-profits, who host live-experience events and/or own or operate a live experience venue. As a result of the match, these non-profits received an equivalent amount in grant funding through this program, totalling nearly $6 million for the sector.

96	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

•

In 2021-22, government launched Creative Partnerships Alberta, a way to build a thriving non-profit sector by attracting private investment and funding for non-profits, growing social enterprises, increasing collaboration to find new solutions to social challenges, and providing non-profits with mentorship and coaching. Programs include:

–

Investing almost $2 million over four years in the UCeed Social Impact Fund to help launch and grow up to 100 social enterprises. The UCeed Social Impact Fund provides early-stage loan and equity funding to support the development of social enterprises focused on making positive changes in communities and that use a business approach to address a social need. The UCeed Social Impact Fund is also made possible by a donation of over $2 million from the United Way of Calgary and Area.

–

Providing an online platform through Crowdfunding Alberta, which helps non-profits in Alberta generate quick and flexible funding to support programs, services and causes that enhance Albertans’ quality of life. The platform also makes it easier for donors to find local non-profits and campaigns to support, while providing an innovative small-grant alternative for non-profits.

–

Announcing the Sport, Physical Activity and Recreation Donation Fund Program, a donation-matching campaign that encourages Albertans to show their support and help build the capacity and resiliency of sport, physical activity and recreation programming in Alberta.

–	Developing an Arts Sector Donation Program which, once launched, will support the arts in Alberta by giving individual and corporate donors a tax incentive to invest in the sector.

These programs were introduced during the 2021-22 year and the results are not yet available but will be reported in a future annual report.

Objective 6 | Partnering with Indigenous

Peoples to pursue opportunities

Status: Ongoing

The Government of Alberta is committed to working with Indigenous Peoples in Alberta in pursuit of reconciliation, inclusion, opportunity, and community well-being. Government invests in programming to improve the social and economic position of Indigenous People and communities. This includes working with the federal government and other partners to streamline how Indigenous Peoples access health care, education and other services, and ensuring that services are culturally appropriate.

•

The Government of Alberta remains committed to improving access to health services and streamlining access to addiction and mental health supports for Indigenous Albertans. In 2021-22, many programs and services were offered across the province that will help improve health outcomes for First Nations, Métis and Inuit peoples in Alberta through $29 million for Indigenous health-related programs. The government provided $50,000 each, to more 32 First Nations, Metis Settlements and the Métis Nation of Alberta through the Residential School Mental Health Grant Program. The grant focused on community-identified mental health and wellness supports for survivors and families.

•

Albertans living in remote communities, on-reserve or Metis Settlements may experience multiple barriers to accessing critical disability supports. Far too often, there may be a lack of culturally appropriate supports and services. The Family Support for Children with Disabilities (FSCD) program is available on-reserve, and Community and Social Services continues to work with First Nations and other

Government of Alberta | Annual Report 2021–2022	97

PERFORMANCE RESULTS

Indigenous communities on opportunities to improve access to this program. In 2021-22, the department initiated a project to increase awareness of the FSCD program on reserves and identify barriers that families may face trying to access the program.

•

Government allocated more than $12 million over four years (2018-2022) to address suicide and mental health needs of Indigenous communities through the Honouring Life: Indigenous Youth Suicide Prevention Program. In 2021-22, just over $4 million from prior-years’ surpluses was carried forward to support the development of community-led projects that aim to increase local capacity for suicide prevention through life promotion and personal development supports for Indigenous youth. The large surplus from 2020-21 was primarily due to in-person activities that were not able to take place due to the COVID-19 pandemic.

•

The Government of Canada is responsible for funding First Nations educational services. Through Educational Service Agreements (ESAs) with provinces, First Nations students are able to access the provincial education system. In 2021-22 a series of stakeholder engagement sessions were held with First Nations Education Authorities and Provincial School Authority Representatives to inform the creation of new standards for ESAs. The new standards for ESAs focus on learning needs, culture, language, identity and students’ unique circumstances and are intended to enhance education outcomes for First Nations students. New standards will be released through a Ministerial Order and posted online. Resources to support the implementation of the new standards will also be made available.

•

The Alberta Indigenous Opportunities Corporation (AIOC) continued to provide loan guarantees to reduce the cost of capital for Indigenous groups, and to support their ability to raise capital to invest in natural resource projects. Since 2019, the AIOC has backstopped $158 million in loan guarantees to support Indigenous investment in major resource projects, and boost Alberta’s economy. In 2021-22:

–	A $25 million loan guarantee was provided to the Frog Lake First Nation to support ownership of a cogeneration facility.

–

A $40 million loan guarantee was provided to support eight Indigenous communities in the Wood Buffalo Region, to finance a 14.25 per cent ownership interest in the Northern Courier Pipeline System (NCP System) including the pipeline and associated storage facilities.

•

The Indigenous Consultation Capacity Program (ICCP) provided 59 Indigenous communities $110,000 each in 2021-22 to assist Indigenous communities to participate in consultation-related activities regarding land/natural resource management and government policy development processes. This funding supports more meaningful engagement with Indigenous Albertans and better enables government to fulfill the duty to consult with First Nations.

•

The Aboriginal Consultation Office continued the partnership with Service Alberta’s Digital Innovation Office in the development of the Aboriginal Consultation Office Digital Service. In 2021-22, select users participated in a pilot of the digital service which aims to deliver a user-centric service for Indigenous communities, industry proponents and government to manage the administrative aspects of Alberta’s consultation process in a more transparent, effective and efficient manner.

•

Alberta continues to encourage the federal government to recognize and accept Alberta’s consultation with Indigenous communities as fulfilling the Crown’s legal duty to consult for major projects in Alberta. The province continued advocating for clarity in Bill C-15, An Act respecting the United Nations Declaration on the Rights of Indigenous Peoples (2021), to avoid confusion and delays in consultation and project approvals.

98	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Performance Indicators

Performance Indicator: High school completion rate

Status: Improving

Source: Ministry of Education

Sources and notes can be found on page 129.

The high school completion rate indicates/reports the percentage of students who completed high school within five years of entering grade 10. While the majority of students complete high school within three years of entering grade 10, the five-year rate recognizes that it may take more time for some students to finish high school.

In 2020-21, 87.1 per cent of students completed high school within five years of entering grade 10. Based on 2016-17 to 2020-21 data, the high school completion rate has improved over time. However, participation in Diploma Examinations was impacted by the COVID-19 pandemic. Diploma exams were cancelled in April and June of 2020 and during the 2020/21 school year diploma exams were optional. For the 2021/22 school year, diploma exams were weighted at 10 per cent.

Students who did not write diploma exams received an exemption and their official mark was based solely on their school-awarded mark. This may have affected the high school completion rates and should be considered when interpreting the trend of the High School Completion rate over time.

Government of Alberta | Annual Report 2021–2022	99

PERFORMANCE RESULTS

Performance Indicator: Property crime and violent crime

Status: Stable

Source: Uniform Crime Reporting Survey, Canadian Centre for Justice and Community Safety Statistics (CCJCSS). Data is available annually. CCJCSS CANSIM table data was available on October 14, 2021

Sources and notes can be found on page 129.

These crime rates measure the volume of police-reported crime, including all Criminal Code violations (except traffic infractions). There are many factors that influence police-reported crime statistics. More broadly, social and economic factors can influence the volume of crime at a national, regional, municipal or neighbourhood level. In particular, crime rates can be affected by changes in age demographics, economic conditions, neighbourhood characteristics, the emergence of new technologies, or Canadians’ attitudes toward crime and risky behaviour. Tracking these metrics assists government in developing and implementing effective policies and programs to combat crime in Alberta communities. Statistics were not yet available for 2021-22 at the time of writing.

In 2019, Alberta’s violent crime and property crime rates increased over 2018, driven mainly by an increase in homicide (21 per cent) and sexual assault (nine per cent), as well as an increase in mischief (13 per cent), fraud (four per cent), and breaking and entering (two per cent).

While there has been a moderate increase in crime rates since 2016, the province saw a slight decrease in both property and violent crimes rates. The decrease in Alberta’s violent crime rate from 2019 to 2020 was driven by a decrease in robbery (21 per cent), sexual assault, level 1 (13 per cent), and assault, level 1 (eight per cent). The decrease in Alberta’s property crime rate from 2019 to 2020 was driven by a decrease in theft under $5,000 (23 per cent), possession of stolen property (18 per cent) and breaking and entering (13 per cent).

100	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Performance Indicator: Unplanned readmissions to hospital within 30 days of discharge

Status: Stable

Source: Ministry of Health

Sources and notes can be found on page 130.

Although readmission may involve many factors, lower readmission rates show that Albertans are supported by discharge planning and continuity of services after discharge. Coordination of care is also improving with increased access to virtual care services and supports as well as recent enhancements to health information systems that enable electronic notification of primary care doctors when their patient is admitted or discharged from hospital.

The percentage of unplanned readmissions among medical patients within 30 days of being hospitalized has remained relatively stable over the past five years. The preliminary 2021-22 result of 13.0 per cent is 0.5 percentage points lower than in 2020-21. The Canadian Institute for Health Information (CIHI) ranked Alberta as having the fourth lowest unplanned medical readmissions out of 12 provinces/territories in 2020-21. (CIHI does not report for Quebec)

Government of Alberta | Annual Report 2021–2022	101

PERFORMANCE RESULTS

Performance Indicator: Provincial per capita spending on health care*

Status: Increasing

Source: Statistics Canada

Sources and notes can be found on page 130.

This indicator is used to monitor the trend of financial resources used for healthcare for each person covered by Alberta’s publicly funded healthcare system. The total provincial government per capita spending on healthcare includes spending by the Ministry of Health, including Alberta Health Services (AHS) and health-related spending by other government departments and agencies, and is a gauge of the overall success of cost containment initiatives.

The 2019-20 revised actual provincial per capita spending on healthcare is $5,172. The 2020-21 preliminary estimate for provincial per capita spending on health care is $5,575. In both 2019-20 and 2020-21, Alberta had the sixth highest provincial per capita spending on healthcare. Alberta’s expenditure in both years was higher than the average of expenditure in Ontario, BC and Quebec. 2020-21 data is a preliminary estimate and is subject to revision. 2020-21 data includes pandemic health spending which reduces the comparability of the data between provinces.

*	The chart depicts consolidated provincial and local spending on health. Consolidated data accounts for some differences in service delivery models across jurisdictions and improves comparability.

102	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Priority Two: Protecting Livelihoods

Alberta is the most tax-competitive jurisdiction for businesses in Canada and among the most attractive investment destinations in North America. For the first time since 2015, more people from other provinces are now moving to Alberta than leaving. Alberta’s strong fundamentals have led to record levels of investment including from some of the world’s largest companies and in new and emerging industries. The province’s economy is diversifying, with increasing investment in, and employment from, technology companies along with film and television productions. The government continued this positive momentum through Alberta’s Recovery Plan, designed to create jobs, diversify the economy and provide opportunities, making Alberta one best places to live, invest, do business and find a job.

Objective 1 | Building on our province’s

strengths by growing key and emerging sectors,

and ensuring greater pipeline access

Status: Ongoing

With Alberta’s nation-leading economic growth, low taxes, high quality of life and reasonable cost of living, the province is attracting new investments and creating new jobs. Alberta’s Recovery Plan focused on creating jobs, investing in infrastructure, and diversifying the provincial economy over the longer term.

Alberta’s Recovery Plan

Following the initial economic impact of the COVID-19 pandemic and the decline in oil prices, the Government of Alberta developed a plan to address both the short-term and long-term challenges facing the province. Alberta’s Recovery Plan is a comprehensive approach that supports economic growth and diversification along with increased employment.

•

One of the key components of Alberta’s Recovery Plan is the implementation of the Investment and Growth Strategy to attract job-creating private sector investment from Canada and around the world in primary and emerging sectors. The Investment and Growth Strategy harmonizes the implementation of the economic strategies across government ministries and supports recovery efforts to drive new investments that will ultimately lead to more jobs for Albertans.

–

A key component of the Investment and Growth Strategy includes the Investment and Growth Fund, a new deal-closing incentive that elevates the province’s competitiveness during late-stage investment decision-making. The Investment and Growth Fund provides between $500,000 and $5 million to eligible, well-established companies seeking to make significant new investments in Alberta, rather than in competing jurisdictions. In 2021-22, over $6 million was committed to three projects to secure their investment in Alberta, which includes nearly $2 million paid in 2021-22. The three approved projects are expected to bring in almost $779 million in capital investment to Alberta and more than 1,700 jobs during construction and a further 120 permanent jobs.

Government of Alberta | Annual Report 2021–2022	103

PERFORMANCE RESULTS

•

In 2020-21 Alberta’s government developed the Natural Gas Strategy and Vision that lays out a plan for Alberta to become a global supplier of clean, responsibly-sourced natural gas and related products, including hydrogen, petrochemicals and recycled plastics. As part of the strategy:

–

The government developed the Alberta Hydrogen Roadmap to set the province on a path to becoming a lower carbon emitter and establishing Alberta as a major supplier of hydrogen around the world. With a worldwide market estimated to be worth between $2.5 trillion to $11 trillion annually by 2050, the roadmap includes policy actions and provides support to the sector to help ensure hydrogen is Alberta’s next great energy export to create jobs, investment and economic opportunity across the province.

•

The Government of Alberta collaborated with other levels of government to preserve and attract new investment to Canada’s Liquid Natural Gas (LNG) sector. LNG was identified as one of the priority markets in Alberta’s 2020 Natural Gas Strategy and Vision, and represents a significant opportunity for growth and diversification, with the goal of Alberta’s natural gas having access to Asian and European markets through two or three large scale projects by 2030.

•

The Inter Pipeline Heartland Petrochemical Complex is an industry-leading petrochemical facility converting locally-sourced, low-cost propane into high-value polypropylene. It was the first project to be approved under Alberta Petrochemical Incentive Program (APIP), and will receive a grant of up to $408 million when it is operational. The construction of this facility is estimated to generate 16,000 jobs with the support of over 150 Alberta-based businesses. When operational, this facility is expected to support 300 direct and 1,000 indirect jobs.

•

In May 2021, the province launched the Alberta Jobs Now program, the single largest jobs training program in Alberta’s history. Demand for the program was significant, with over 2,500 applications during the first intake (May-June 2021) and over 2,800 applications during the second intake (November- December 2021). More than $153 million in grant funding, provided through the Canada-Alberta Workforce Development Agreement, was committed by the province to over 3,000 employers to support more than 12,500 new hires.

•

Before COVID-19, the Government of Alberta set an ambitious goal of more than doubling tourism spending in Alberta by 2030 and committed to the development of a 10-Year Tourism Strategy to ensure ongoing sustainable investment in tourism and to drive economic diversification. Engagement and development of the strategy is ongoing and was delayed by the COVID-19 related tourism downturn.

•

In April 2021, Travel Alberta’s mandate was expanded to enable the agency to work directly with communities, businesses and entrepreneurs to develop new tourism destinations, products and experiences to help the tourism industry recover and grow. Travel Alberta’s budget increased by $22 million in 2021-22 to deliver on this expanded mandate.

•

The Forest Jobs Action Plan aims to provide the forest industry with the secure access to wood fibre necessary to maintain the health of the industry, create jobs and contribute to Alberta’s economic recovery. In 2021-22, government:

–

Negotiated one new Forest Management Agreement (FMA) and renewed four, increasing the total number of agreements in place to 21. FMAs provide 20-year rights to grow, harvest and remove timber in exchange for various responsibilities such as forest management planning and creation and maintenance of the forest inventory within the boundary of the FMA. FMAs provide stable, high paying jobs, rural community economic stability, and sustainable forest management for Albertans;

–	Allocated 70,000 cubic metres of previously unallocated timber resources through an open and competitive process; and

104	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

–

Continued to work with industry to maximize the uses of allocated fibre. This includes harvesting, returning burned areas to production more quickly, encouraging alternative uses for wood waste, and encouraging companies to harvest their allocated fibre.

•

The Agri-food Sector Investment and Growth Strategy aims to attract $1.4 billion in investments and create 2,000 jobs in the agri-food sector by 2023. It also seeks to increase Alberta’s agri-food exports and to further diversify the industry by exploring opportunities in emerging sectors. Through this strategy in 2021-22, government helped attract approximately $597 million in agriculture and agri-processing sector investments that are expected to create 870 jobs through 92 projects.

–

In 2021, Alberta’s total agri-food exports set a second consecutive record high at $14.1 billion. Exports of value-added agriculture products increased in 2021 (up 23 per cent to $8.3 billion), while primary commodity exports fell (down seven per cent to $5.9 billion).

•

The Agriculture Financial Services Corporation (AFSC) is a provincial Crown corporation that provides producers and agribusinesses with financing, crop insurance, and farm income disaster assistance. AFSC’s borrowing limit has remained at $2.8 billion for 2021-22 due to lending volumes and loan repayments. By 2024, the borrowing limit will increase to $3.6 billion. AFSC’s individual lending limit increased from $15 million to $30 million in April 2022, to allow the corporation to support larger agribusiness projects that create jobs and diversify Alberta’s economy.

–

In 2021-22, AFSC lending services directly lent $536 million to eligible primary agriculture, agribusinesses, and value-added agri-processors, resulting in a total leveraged investment of $590 million in agriculture related business ventures across the province. This was a decrease compared to record highs of $654 million in direct lending and $772 million in total leveraged investment in 2020-21. The decrease is attributed to limited in-person contact with clients due to COVID-19, despite increased use of virtual meetings. Many producers were also impacted by severe drought and heat conditions which factored into their borrowing decisions.

Pipelines

Government is committed to securing additional market access for Alberta’s energy. Market access for Alberta energy resources continued to improve over fiscal 2021-22.

•

Construction on the Trans Mountain Pipeline Expansion reached 50 per cent completion in fiscal 2021-22. According to Trans Mountain it has also entered into Mutual Benefit Agreements with 69 Indigenous Communities, worth more than $580 million – nearly $200 million more than the project’s previous estimate.

•

Construction was completed on Enbridge Line 3, restoring the line to the original capacity of 760,000 barrels per day. This has increased Alberta’s access to the U.S. Midwest and other connecting markets for the first time since 2010.

Site Rehabilitation Program

•

The Site Rehabilitation Program (SRP) launched on May 1, 2020, accessing up to $1 billion from the Government of Canada’s COVID-19 Economic Recovery Plan and providing relief funding to eligible oil field service workers to perform well, pipeline, and oil and gas site closure and reclamation work. This work will accelerate the closure of previously productive oil and gas facilities as part of Alberta’s commitment to environmental stewardship. As of March 31, 2022, over $780 million in grant funding has been approved and is being allocated to 500 Alberta-based companies, creating over 3,700 jobs. Of that, $426 million has been expensed over 2020-22.

Government of Alberta | Annual Report 2021–2022	105

PERFORMANCE RESULTS

Orphan Well Loan Program

•

Between 2017 and 2020, the Government of Alberta loaned the Orphan Well Association (OWA) $335 million interest-free to accelerate the reclamation of oil and gas well sites that no longer have a responsible owner. As of December 31, 2021, the Orphan Well Loan Program has spent the full $335 million, generating approximately 270 direct jobs, and reported a total of:

–	3,512 wells abandoned;

–	4,282 pipelines decommissioned; and

–	2,303 sites reclaimed.

The funding received from industry through the annual Orphan Fund Levy is used by the OWA to repay the loan. As of April 2022, the OWA has repaid almost $92 million. The total amount loaned to OWA must be repaid by October 31, 2031. Additional details can be found in the Orphan Well Association’s Annual Report.

Objective 2 | Reducing red tape

Status: Ongoing

Government continued to focus on reducing red tape by streamlining burdensome regulation, modernizing existing processes, and creating efficiencies for Albertans and Alberta business that improved the delivery of government services and stimulated economic growth and recovery. Alberta’s success has been recognized by the Canadian Federation of Independent Business (CFIB), which has consistently ranked Alberta as one of the country’s top performers on red tape reduction over the last three years. Alberta’s Government continues to work with the CFIB to identify further opportunities reduce red tape.

•

In 2021-22, government achieved a cumulative 25 per cent reduction of regulatory requirements since May 1, 2019. To date, government’s red tape reduction efforts have saved Albertans and their business more than $1.2 billion, as estimated by industry associations and government ministries.

•

The work of reducing red tape continued to be supported by an industry-driven approach informed by nine Red Tape Reduction Industry Panels representing Alberta’s key economic sectors: oil and gas; chemical manufacturing; forestry; tourism and hospitality; agriculture; non-profit; construction; small business; and industrial manufacturing. Collectively, panels have submitted over 450 recommendations to government - over 200 of which been implemented.

•

Supporting industry recommendations was coupled with ensuring direct opportunities for public input. The Alberta government maintains a dedicated online portal for submitting red tape ideas at alberta.ca/cutredtape.

•	During the 2021-22 fiscal year, government implemented over 100 red tape reduction initiatives, including dedicated red tape reduction legislation:

–

Bill 62, the Red Tape Reduction Implementation Act, 2021, which received Royal Assent on June 17, 2021, supported Alberta’s job creators by establishing a clear process for the adjudication of prompt payment rules in Alberta’s construction industry; enabling an expanded mandate for Travel Alberta to work directly with communities and businesses to develop new tourism products and opportunities; and harmonizing Alberta’s securities legislation with other Canadian jurisdictions.

106	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

–

Bill 80: the Red Tape Reduction Implementation Act, 2021 (No. 2), which received Royal Assent on December 8, 2021, enabled municipalities to establish entertainment districts to support additional revenue, growth and tourism opportunities for local communities; reduced excessive oversight of Alberta’s insurance industry in favour of a more outcome-based approach; and modernized and digitized Alberta Human Rights Commission processes to allow human rights complaints to be addressed more quickly, reduce application backlogs, and make tribunal hearings more accessible.

•	Transformational Changes in 2021-22 included:

–

Completing the review of the Municipal Government Act (MGA) for opportunities to minimize duplication and strengthen municipal governance and economic development. As part of the last review phase, a number of legislative changes related to municipal governance and assessment and taxation were identified and included in Bill 21: the Red Tape Reduction Statutes Amendment Act, 2022.

–

Implementing key changes through the new Early Learning and Child Care Act, and the associated regulation, to reduce the administrative burden for child care operators around licensure and support digital record keeping, create more program flexibility to enable operators to provide care to children of different ages and adjust staff to child ratios, and provide increased access to outdoor spaces. These changes allow licensed operators to spend more time with the children, while increasing access to affordable, high-quality child care.

–

Releasing the Alberta government’s Minerals Strategy and Action Plan, a key component of Alberta’s Recovery Plan, which outlines a path of responsible and efficient exploration, development, manufacturing, and recycling of minerals and mineral products to help meet increasing demand, while creating jobs and attracting investment. This includes streamlining legislative and regulatory oversight while continuing to uphold the province’s stringent environmental and health and safety standards, promoting innovation and the use of new technologies, and enhancing the involvement of Indigenous Peoples and Indigenous entrepreneurs and businesses in mineral exploration and development. The Alberta Energy Regulator (AER) is currently developing rules and directives to operationalize the strategy.

–

Streamlining application processes for environmental approvals through the implementation of the Alberta government’s Regulatory Transformation Project (RTP). In 2021-22, the Digital Regulatory Assurance System (DRAS)—the digital window of the RTP that enables a consolidated system for regulatory applications, approvals and long-term monitoring—began a phased roll-out that includes a more streamlined approach for Water Act approvals. Automation through DRAS’s risk-based approach has benefitted all industries applying for approvals under the Water Act, resulting in an estimated average savings of 75 minutes per application by applicants and 44 days through the application process, while reducing backlogs and making sure Alberta’s high environmental standards are maintained. Future releases will address approvals related to sand and gravel, agricultural grazing, and facility registrations.

–

Continuing to implement other outcome and performance-based approaches to environmental oversight that reduce administrative and process burden, while increasing the effectiveness of reporting processes. Updates to Oil and Gas Conservation Rules related to well-spacing, which now limits the number of wells in a particular area rather than by set distance, achieves the necessary conservation effects, while reducing the number of variances submitted by industry for well spacing. Coupled with the Alberta Energy Regulator’s streamlined subsurface data requirements, which reduced the frequency of reporting on well test data, administrative burden is reduced for industry without sacrificing vital environmental monitoring and oversight.

Government of Alberta | Annual Report 2021–2022	107

PERFORMANCE RESULTS

–

Establishing a new Historical Resources Impact Assessment (HRIA) process to speed up project approvals while continuing to protect Alberta’s historic resources. Previously, developers were required to submit separate HRIA applications for each project component, which proved time consuming and required redundant approvals. Now, developers for industrial projects are only required to submit one HRIA prior to the start of a project, which allows all historic resource concerns to be addressed upfront. The new approach achieves the same outcome while allowing developers to start construction sooner.

Additional information about specific ministry red tape reduction initiatives are reported in each ministry’s annual report in a dedicated red tape reduction section and within government’s Red Tape Reduction Annual Report released in the fall.

Objective 3 | Lowering tax rates and providing

incentives that stimulate employment, grow

the economy and attract investment

Status: Ongoing

Government continued to reduce the tax burden for Albertans, keeping money in their pockets. Alberta continues to be the most tax-competitive business jurisdiction in Canada and among the most attractive investment destinations in North America. Alberta’s combined federal-provincial business tax rate is now lower than that of 44 U.S. states.

•

The Small and Medium Enterprise Relaunch Grant program successfully delivered funds to Alberta’s job creators, including businesses, cooperatives, and non-profit organizations, to help offset the impact of public health measures or their relaunch costs. Since the start of the program, the Small and Medium Enterprise Relaunch Grant program received approximately 127,500 applications and has provided over $672 million in support to more than 48,000 Alberta organizations, employing over 345,000 workers. In fiscal year 2021-22 alone, $122 million in grant funding was expensed for over 22,700 eligible job creators. Eligible organizations received an average of $18,000 (out of a maximum $30,000) from the program, based on the reduction in revenue they experienced as a result of being required to close or curtail their operations due to the pandemic.

•	A number of tax initiatives have been implemented to stimulate investment in the natural resource sector while also maintaining sector sustainability through the period of depressed prices:

–

A three-year “property tax holiday” was instituted for all new well and pipeline assets; these properties will receive an assessment of zero for the 2022-2024 property tax years. This will save industry between $10-12 million per year in municipal taxes, and approximately $3 million in education taxes. Dependant on investments made in well and pipelines over the three-year period, it is estimated the three-year-tax holiday could amount to approximately $40 million in property taxes ($30 million in municipal taxes and $10 million in education property taxes).

–	To encourage drilling activity, the Well Drilling Equipment Tax rate was maintained at zero. This change provided approximately $30 million in savings for industry in 2021.

–

Additional depreciation adjustments were provided for lower-producing wells which are expected to result in a reduction of approximately $20 million in municipal taxes and $8 million in education taxes province-wide. The depreciation also provided additional support for low producers to help them remain viable during the world-wide economic downturn and helped to protect local jobs in the oil and gas sector.

108	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

–

The Shallow Gas Tax Relief Initiative was created in 2019 to assist shallow gas producers to remain viable during a period of low energy prices and economic downturn. To promote continued viability of existing assets and companies, the previously introduced shallow gas assessment reduction of 35 per cent is being maintained through the 2023 taxation year. This relief will help shallow gas producers cut costs, protect jobs and remain competitive in the face of economic pressures affecting the natural gas industry*.

•

Alberta’s Film and Television Tax Credit was enhanced in 2021-22, including an increased budget and elimination of the project funding caps. As a result, the province has seen growth of its film industry as larger productions consider the province as a potential filming location. In 2021-22, the Film and Television Tax Credit program approved 31 productions with investment totalling nearly $495 million. Over $16 million in tax credits were issued for 19 productions.

•

Municipal assessment of industrial property was integrated into one centralized system in 2018 to improve efficiency and provide more consistent assessments across the province. Prior to this, individual municipalities did this work. By the end of the 2021-22 fiscal year, municipal assessments for designated industrial property were conducted by the provincial assessor’s office (rather than by contracted municipalities) in 88 per cent (200 out of 228) of affected municipalities. The benefits of the centralized assessment model include improvements in consistency, fairness and transparency in the application of legislation, as well as operational efficiencies and economies of scale.

•

In 2021-22, over $12 million was provided through the Innovation Employment Grant, a grant to promote investment and diversification by rewarding all research and development spending in Alberta, regardless of the industry, and by focusing on firms in the earlier stages of operation, when they might not yet be profitable. The Innovation Employment Grant is delivered through the corporate tax system, and eligible corporations can easily claim the grant when they file their annual corporate tax return.

Objective 4 | Building public infrastructure

Status: Ongoing

Government prioritized infrastructure investments to support access to world-class health care, improve mobility and access to vital trade corridors, and support sectors such as recreation and tourism, agri-business, energy, forestry, and sand and gravel. Some of government’s investments continued to use counter-cyclical fiscal approaches in order to maintain employment and output in the province, such as the investment in capital maintenance and renewal. Rural economies were supported through grant funding to rural utilities and support for broadband internet.

•	In 2021-22, $498 million was invested in the construction and modernization of health facilities to ensure Albertans have access to world-class health-care. These investments included:

–

$179 million to continue the construction of the Calgary Cancer Centre, a $1.4 billion facility that will provide Albertans with a first-class health care facility and academic hub for cancer services in Southern Alberta. The Calgary Cancer Centre will increase comprehensive cancer care services, including in-patient units, out-patient clinics, research laboratories, and related support services. The Centre will be open to the public in 2023.

*

For the purpose of this reduction, shallow gas wells are defined as: “wells less than 1500 metres in depth, producing only gas (that is, gas containing 0 per cent condensate), drawing from formations that are younger than 98.5 million years”. Depth is determined as the calculated production depth for assessment purposes.

Government of Alberta | Annual Report 2021–2022	109

PERFORMANCE RESULTS

–

$125 million to continue construction of the Gene Zwozdesky Centre at Norwood, in Edmonton. The project will accommodate 350 enhanced long-term care beds with a broad range of support programs and services.

–

$80 million to continue construction on five health capital projects throughout the province including the Misericordia Community Hospital Modernization Program in Edmonton; and in Calgary, the Bridgeland Riverside Continuing Care Centre in Calgary; and Peter Lougheed Centre Emergency Department, Mental Health Intensive Care Unit and Laboratory Redevelopment.

–

$22 million to plan and design eight health capital projects including the new Edmonton Hospital; Foothills Medical Centre Neonatal Intensive Care Unit in Calgary; La Crete Maternity and Community Health Centre and the Red Deer Regional Hospital.

–	$10 million to continue construction on the Foothills Medical Centre Urgent Power Plant Capacity in Calgary.

–	$23 million to continue with the Medical Device Reprocessing (MDR) Upgrades Program and Alberta Surgical Initiative Capital Program.

•

In 2021-22, government spent over $500 million on the construction and modernization of school facilities, and the Modular Classroom Program. Fifteen school projects across the province were completed and 52 remain underway. The Modular Classroom Program received a budget of $89 million in Budget 2021. The manufacturing and delivery of modular classrooms continues to support the expanded demand for Alberta’s school system.

•	In 2021-22 almost $1.4 billion was invested in key transportation projects across the province, supporting Alberta’s Recovery Plan and creating jobs, including:

–

$354 million spent on the Calgary Ring Road including completing the construction of 31 kilometers of the southwest segment. Construction continues towards completing the entire Calgary Ring Road by fall 2024, and will form part of a larger east-west trade corridor in Alberta, benefiting all industries, including oil and gas, agriculture and tourism and improving access to markets in and out of the province.

–

$31 million was spent in 2021-22 to expand the Edmonton Ring Road Southwest Anthony Henday Drive segment from four lanes to six. Construction is expected to be completed on schedule, in fall 2022, and will improve the flow of industrial, commercial, and commuter traffic.

–

$5 million for the planning and procurement process as part of the government’s commitment to upgrade the highest priority areas of the Deerfoot Trail corridor. The improvements will be delivered through a Public-Private Partnership (P3) model which will require the successful proponent to design, build, partially finance, operate and maintain the infrastructure for the next 30 years. Construction is expected to be completed in 2026.

•

Over $24 million was invested in the Strategic Transportation Infrastructure Program (STIP) for capital construction projects in 2021-22. This funded 35 projects across the province supporting bridge improvements, upgrades to roads and community airports to help improve accessibility and the movement of goods and people in rural and small urban municipalities, ensuring the sustained growth of local economies. Major projects underway in 2021-22 included:

–	Bridge culvert replacements in the Municipal District of Willow Creek,

–	Bridge girder maintenance in the County of Barrhead,

110	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

–	Road improvements in the County of Grande Prairie,

–	Access road in Peavine Metis Settlement, and

–	Paving the airport runway in Wetaskiwin.

•

Government provided over $59 million, in 2021-22, in capital grant programs to fund critical municipal water and wastewater projects, enabling more water projects to be funded. Through a joint funding agreement between Alberta’s government, Canada Infrastructure Bank (CIB) and 10 irrigation districts, more than $43 million was spent on irrigation expansion projects in Alberta to ensure the province’s irrigation systems are efficient and contribute to economic growth and recovery.

•

Nearly 489,000 Albertans do not have access to the internet speeds they need to work and learn from home, affecting more than 200,000 households in rural, remote, and Indigenous communities. In 2021-22, government developed the Alberta Broadband Strategy to attract investment, encourage new economic development, and present new opportunities in every industry, from healthcare and education to tourism and hospitality. In 2021-22, $150,000 was allocated to test remote community broadband services that could be provided by Low Earth Orbit (LEO) Satellites. No funds were spent on testing in 2021-22, as government focused efforts on developing and releasing the broadband strategy.

•

In 2021-22, several initiatives were in place to defray the high cost of constructing, maintaining and expanding natural gas services so that farmers and other rural Albertans can access affordable natural gas utility services. In 2021-22:

–

Government invested an additional $2 million in capital funding for the Rural Gas Program for a total investment of $5 million to help offset the construction and upgrading of more than 1,280 services and more than 830 km of distribution pipeline. Program funding ensured continuous reliability and safety of natural gas, and improved essential utility services in areas of low population densities that are otherwise uneconomical to serve at a level consistent with higher density urban and industrial areas in Alberta.

–

Northern Lights Gas Co-op Ltd. received $16 million to support construction of approximately 100 kilometers of new transmission supply pipeline to support producers, agri-processors and other organizations in rural and remote areas.

•	Grants were provided to 127 rural Albertans totalling more than $524,000 to construct new electricity services to their farms and rural properties.

•

The Government of Alberta made a commitment to conduct a third-party review of all government-owned and leased real estate asset management processes to identify potential cost savings and revenue opportunities relating to more efficient overall asset stock management. The review is ongoing.

Objective 5 | Making Alberta more dynamic,

innovative and sustainable

Status: Ongoing

Alberta’s government has invested in programs to attract new skilled talent to the province to support a diversified economy, and is improving access to child care. This enables parents to participate fully in the labour market and support Alberta’s economic growth, and makes Alberta one of the best places to live and work.

Government of Alberta | Annual Report 2021–2022	111

PERFORMANCE RESULTS

•

The Government of Alberta negotiated an agreement with the federal government that will provide $3.8 billion over five years to support accessible, affordable and high-quality early learning and child care that provides Alberta families with the choice they need. Alberta’s Action Plan will reduce child care fees for parents of children aged zero to kindergarten by an average of half in early 2022, reaching an average of $10 per day child care by 2026. Alberta’s child-care subsidy program currently has one of the highest income thresholds in the country and, in 2021-22, provided a subsidy for more than 55,000 children, making child care more affordable for families.

•

In late 2021-22, the Alberta Advantage Immigration Program (AAIP) launched the Accelerated Tech Pathway under the existing Express Entry Stream. This pathway expedites applications for tech sector workers in specific occupations with job offers from Alberta tech sector employers. The new pathway will provide dedicated support to enable this growing sector to access the international talent it needs to thrive.

–

In 2021, AAIP issued over 6,200 certificates to nominees to allow them to apply for permanent residency. Of those, more than 5,000 were for newcomers already working in Alberta, with an additional 1,190 nomination certificates issued to individuals outside the province and Canada who had job offers to fill existing skilled job shortages or who have direct experience in high demand skilled occupations. The nominee certificates issued resulted in more than 12,500 individuals (including the applicant, their spouse/common-law partner, and dependent children) having the opportunity to apply to become permanent residents of Alberta.

•

Government spent $347 million in 2020-21 and $20 million in 2021-22 as part of the Technology Innovation and Emissions Reduction (TIER) Economic Recovery Program, to support Alberta’s Recovery Plan and the government’s Environmental, Social and Governance efforts. Projects include cleaner hydrocarbon production, innovative hydrocarbon products, bioenergy, Carbon Capture Utilization and Storage, and water innovation. TIER funding has supported 23 projects and over 1,300 jobs. By 2030, greenhouse gas emissions are expected to be reduced by nearly 12 million tons.

•

Government continued to use bursary programs and access federal funding to support the growth and development of the teaching workforce in rural and northern regions of the province and in high need subject areas such as math and Indigenous and international languages.

–

In 2021-22, two Indigenous language teachers and eight international language teachers were awarded bursaries for online courses. At the end of 2021-22, a total of 131 bursaries totalling $111,000 were awarded to support current and future teachers to strengthen their knowledge, skill and confidence in teaching math.

•

Guided by the Alberta 2030: Building Skills for Jobs strategy, government is providing funding and developing policy to support new apprenticeship-style programs in a wide range of occupations, including emerging high-tech trades.

–

In June 2021, a call for proposals was issued to 11 public post-secondary institutions to develop apprenticeship-style programs. Fourteen grants were signed with nine institutions, totalling more than $6 million. This funding will help Albertans receive education and hands-on training in high-demand sectors such as cybersecurity, agriculture, early childhood education, hospitality and tourism, and more. The programs leveraging these 14 grants have different start-up dates that range from September 2022 to December 2023.

•

The High School Apprenticeship Scholarship Program recognizes the accomplishments of Alberta high school students completing the Registered Apprenticeship Program or the Career and Technology Studies pathway. The program was created as part of the government’s Skills for Jobs plan and is focused on increasing access to and interest in apprenticeship education among high school students. In 2021-22, the program delivered $548,000 in scholarships including 530 scholarships of $1,000 value (High School

112	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Apprenticeship Scholarship) and nine scholarships of $2,000 value (High School Apprenticeship Scholarship – Bright Future). The scholarships help meet government’s commitment to make it easier for young people to develop the skills and access the training they need to get good jobs as skilled trades professionals.

•

In 2021-22, government developed the Alberta Technology and Innovation Strategy as a component of government’s broader economic growth and recovery efforts. While no strategic investments were made in 2021-22, beginning in 2022-23 Alberta’s government is investing:

–	$30 million over four years to increase the depth of Alberta’s technology and innovation talent pool;

–	$60 million over four years in the areas of quantum science and artificial intelligence research and commercialization; and

–	$15 million in 2021-22 to Alberta Innovates for the Scale-up and Growth Accelerator Program to propel digital transformation.

•

The Research Capacity Program, and the Strategic Research Initiatives Program support the critical role of Alberta’s post-secondary institutions and their collaborations with industry in the province’s long-term economic recovery as key elements of Alberta’s advantage, strengthening the province’s innovation capacity and helping to fuel long-term economic investment:

–	$27 million was invested in the Research Capacity Program to acquire small equipment and large research infrastructure supporting 63 research and applied research projects.

–

Almost $4 million was invested through the Strategic Research Initiatives Program to four programs enabling the development of emerging technologies such as information and communications technology, and nanotechnology.

Objective 6 | Standing up for Alberta’s natural resources

Status: Ongoing

Government continued to promote Alberta’s position as an Environmental, Social and Governance (ESG) leader to investors in North America and abroad, and securing new investment in Alberta’s major industry sectors. Alberta’s government will continue to publicly defend the energy sector and energy sector workers.

•

Since being established in May 2021, the Environmental, Social and Governance Secretariat has worked with all ministries to create a compelling and unified narrative about Alberta’s achievements to date, across all facets of ESG, and a positive vision for the future. This unified narrative has served as the foundation for discussions with leading financial institutions through engagement activities that focus on articulating Alberta’s ESG leadership, correcting misinformation, and highlighting opportunities for investment in Alberta. A series of direct one-on-one virtual engagements took place with banks, professional services firms, and investment firms over the course of Fall 2021, including with credit rating agencies.

•

The Indigenous Litigation Fund addresses the unique needs of Indigenous communities in Alberta that may not have the financial capacity to litigate for responsible resource development in their communities. For communities and the organizations that support them, responsible resource development provides a variety of benefits, especially the ability to increase Indigenous participation in the economy.

–

In 2021-22, more than $370,000 was allocated to Alberta’s Fort McKay Métis Nation and Willow Lake Métis Nation to challenge the federal Oil Tanker Moratorium Act. The Act prevents oil tankers carrying certain cargoes from stopping, loading or unloading at ports in northern British Columbia. The Nations’ position is that the Act restricts Alberta’s First Nations and Métis people from developing

Government of Alberta | Annual Report 2021–2022	113

PERFORMANCE RESULTS

their natural resources and participating in long-term economic development projects, and prevents communities from realizing the financial benefits of increased access to overseas markets.

–	Since 2019-20, a total of seven applications have been reviewed with a total of $560,000 provided to successful applicants through the Indigenous Litigation Fund.

Objective 7 | A fair deal for Alberta

Status: Ongoing

Government has already taken action or started work on a number of initiatives to secure a fair deal for Alberta. This includes working with all provinces and territories to amend the Fiscal Stabilization Program, holding a referendum on equalization, appointing the provincial Chief Firearms Officer to advocate for Alberta’s lawful firearms owners and promote safety, and working with other provinces and territories to further explore the development of economic resource corridors to move products to market.

•

In 2021-22, Alberta’s government continued to advocate to the federal government to reconsider the provincial-territorial (PT) consensus proposal on fiscal stabilization reform and make meaningful changes to the program beyond the modest changes announced in November 2020, including:

–	eliminating the per capita limit on payments;

–	lowering the eligibility thresholds for revenue declines from five to three per cent for non-resource revenues, and from fifty to forty per cent for resource revenues; and

–	making these changes retroactive to 2015-16.

•

These adjustments were supported by all Premiers through the Council of the Federation in September 2020. As of the publication of this annual report, the federal government has not formally responded to this request beyond the changes made in November 2020.

•

Over the past year, Alberta has been working collaboratively with all provinces and territories, through the Council of the Federation, on the consensus request for the federal government to increase from 22 per cent to 35 per cent the share of provincial-territorial health care costs through the Canada Health Transfer.

•

Over $9 million was allocated to the 292 local governments and three First Nations to conduct the Senate Election, and referendums on Daylight Saving Time (DST) and Equalization. Of note, of those who voted, 62 per cent voted in favour of the principle of Equalization being removed from the Constitution. This strengthens the province’s position as it engages with the federal government.

•	As recommended by the Fair Deal Panel, Alberta appointed the province’s first Chief Firearms Officer to administer federal firearms legislation and advocate for Alberta’s lawful firearms owners.

•

Alberta continues to advocate against federal legislation and initiatives that intrude on areas of provincial jurisdiction, such as the Emissions Reduction Plan and Clean Electricity Standard, to ensure that Alberta can regulate appropriately for the Alberta context on these important issues.

•

In February 2021, Alberta’s case on Bill C-69, the Impact Assessment Act was heard in the Alberta Court of Appeal. Alberta’s position was that the bill violates the exclusive constitutional jurisdiction of provinces and territories to control the development of their natural resources and will impact investors’ confidence in the province’s ability to move major projects forward. The Court ruled in favour of Alberta in May 2022.

114	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Performance Indicators

Performance Indicator: Private sector employment

Status: Improving

Source: Statistics Canada

Sources and notes can be found on page 131.

The employment population in the private sector is an indicator of economic health that reflects the strength of the private sector (versus the public sector) in generating employment. Growth in private sector employment would typically correspond with an expanding economy, characterized by private sector growth.

Employment in the private sector recovered strongly in 2021 corresponding to robust economic growth and investment levels.

Government of Alberta | Annual Report 2021–2022	115

PERFORMANCE RESULTS

Performance Indicator: Albertans self-employed

Status: Declined

Source: Statistics Canada

Sources and notes can be found on page 131.

An expansion of self-employment can indicate an increase in confidence as people embark on entrepreneurial endeavours. Historically, self-employment tends to fare better than paid employment during economic downturns as some people who lost their jobs turn to self-employment. It could also slow when the economy is recovering and businesses are hiring more people.

After increasing 0.9 per cent in 2020, the number of Albertans who were self-employed fell three per cent in 2021.

116	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Performance Indicator: Employment Rate: Proportion of the working age population that is employed

Status: Improving

Source: Statistics Canada

Sources and notes can be found on page 132.

The proportion of the working age population that is employed (employment rate) is an indicator of labour market performance.

According to Statistics Canada’s Labour Force Survey, the employment rate in Alberta remained steady between 2016 and 2019, hovering around 66 per cent.

Alberta’s employment rate grew steadily throughout the 2021 calendar year as unemployment fell and the economy began to recover. It averaged 63.2 per cent in 2021, an improvement from an annual record low of 60.7 per cent in 2020 when the economy was hit by the dual impact of the pandemic and collapse in oil prices.

Government of Alberta | Annual Report 2021–2022	117

PERFORMANCE RESULTS

Performance Indicator: Non-residential investment in Alberta

Status: Improving

Source: Statistics Canada

Sources and notes can be found on page 132.

Capital investment per capita is a sign of a growing, healthy economy. As companies expand, they purchase property, build facilities, and buy equipment. In turn, this enables companies to expand output and increase employment. This contributes to Alberta’s GDP and improves Alberta’s long-term economic performance.

Alberta’s per capita capital investment was $12,176 in 2021, up 10.6 per cent from 2020 to 2021. The utilities sector was the largest driver of the increase in capital expenditures, primarily due to the construction of several major wind and solar power projects. Similarly, investment in industries such as oil and gas extraction, transportation and warehousing, manufacturing, and public administration also increased. With the overall uptick, Alberta remained the top-ranked province in Canada for this measure.

118	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Performance Indicator: Venture capital investment in Alberta

Status: Improving

Source: Canada Venture Capital & Private Equity Association

Sources and notes can be found on page 132.

Canadian Venture Capital (VC) activity in 2021 continues post-pandemic recovery and on pace with the momentum set in previous years. Nearly all provinces across Canada set the record in 2021 in terms of VC activities and dollars invested. Western Canada saw the highest increase in dollars invested (Alberta: 23 per cent), with Alberta seeing a 64 per cent increase in deal count, surpassing last year’s record.

Government of Alberta | Annual Report 2021–2022	119

PERFORMANCE RESULTS

Performance Indicator: Alberta’s oil sands: Supply share of global oil consumption

Status: Improving

Source: Alberta Energy Regulator; International Energy Agency.

Sources and notes can be found on page 133.

Alberta’s oil sands supply share of global consumption reflects the development of Alberta’s oil sands, and its role in global energy markets. This performance indicator is linked to the economic benefits Albertans experience from investment in responsible energy and mineral development, and access to global markets.

Alberta’s 2021 supply share reached 3.4 per cent, and exceeded its target of 3.3 per cent. The rate of global year-over-year oil consumption increased by 6.1 per cent from 90.9 million bpd in 2020 to 96.4 million bpd in 2021, as the oil demand gradually recovered with eased global COVID-19 restrictions.

120	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Performance Indicator: Upstream energy sector investment

Status: Improving

Source: Statistics Canada

Sources and notes can be found on page 133.

Upstream energy investment in Alberta consists of mining, quarrying, conventional oil and gas investment, oil sands investment, as well as support activities. Alberta has to compete for investment with other oil and gas producing jurisdictions to ensure continuous development of its energy industry.

Total upstream energy industry investment in Alberta for 2020 was $16.7 billion, accounting for about 53 per cent of the Canadian upstream investment; these results supersede the preliminary actual results for 2020 that were reported in the 2020-21 Annual Report.

The COVID-19 pandemic had a major negative impact on investment in the industry compared to the pre-2020 period.

Investment in the mining, quarrying, and oil and gas extraction industry in Alberta is estimated to have increased to $18 billion in 2021, accounting for 51 per cent of the total Canadian investment in this industry. Despite the increase, the estimated investment in this sector in 2021 was still at the second lowest level which indicates that investment in the industry did not yet recover to pre-pandemic levels.

Government of Alberta | Annual Report 2021–2022	121

PERFORMANCE RESULTS

Priority Three: Fiscal Accountability

Government has remained focussed on fiscal accountability even as the province has faced the COVID-19 health challenge and the associated economic and social consequences. While increasing natural resource revenues have played a role in Alberta’s exceptionally strong financial position, the results could not have been achieved without a commitment to careful and considered expenditure. Alberta continues to make progress on the key MacKinnon Panel recommendation to bring per capita spending in line with comparator provinces. Successful negotiations with essential public sector workers have ensured fair outcomes as well as the efficient delivery of government services. Government continues to improve the approach to providing information on spending and outcomes to Albertans to share objective measures of progress and success.

Objective 1 | Value for each tax dollar spent

Status: Ongoing

Budget 2021 and the associated Strategic Plan recommitted to the three fiscal anchors that continue to guide decision-making:

•	bringing per capita expense in line with comparator provinces to improve efficiency in government use of Albertans’ tax dollars;

•	keeping the net debt-to-GDP ratio under 30 per cent; and

•	balancing the budget.

Alberta is either achieving or making progress against all these anchors.

Alberta’s per capita expenditures, which were heavily impacted by government’s response to the COVID-19 pandemic, narrowed in comparison to comparator provinces (BC, Ontario and Quebec) between 2019-20 and 2020-21. Preliminary estimates from Statistics Canada continue to indicate that Alberta’s expenditures are trending in the right direction. Budget 2022 forecasts that Alberta will be within the projected spending range for the three comparator provinces (per capita average) in 2022-23. Alberta has one of the lowest net debt-to-GDP ratios in the nation, and has made substantial progress in bringing per capita expenses associated with delivering government services in-line with comparator provinces.

In 2021-22, Alberta’s net debt-to-GDP ratio was 16.2 per cent and the final result for fiscal 2021-22 was a surplus of $3.9 billion. Economic recovery and higher than expected revenue played a part in achieving this result. However, it was also supported by a $2.2 billion partial reversal of the 2019-20 provisions of an onerous contract related to the Sturgeon Refinery, primarily as a results of the change in the ownership structure. Overall government expense in 2021-22 was $2.5 billion higher than budget. This was largely driven by increases to health expenditure, agriculture indemnity payments in response to severe drought and federally-funded increases for municipal infrastructure and transit recovery.

Further, in 2021-22, government made progress in responses to the actions outlined in the 2021-24 Strategic Plan.

122	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

•

Government continues to work towards achieving the objectives and recommendations of the MacKinnon Panel, most notably progress made toward bringing per capita spending in line with other provinces. The implementation of the Infrastructure Accountability Act in 2021-22 was a further step towards advancing the objectives recommended by the MacKinnon Panel. The Act legislates a government framework to guide how capital projects are evaluated and helps ensure transparency and prudent decision-making around capital projects. All new project funding requests are consistently evaluated through the process legislated by the Act which supports prioritized government funding decisions for long-term strategic capital planning.

•

In 2021-22, physician compensation* and development totalled $5.6 billion, higher than the budgeted $5.4 billion. This is primarily a result of fee-for-service claims associated with increased physician visits due to the easing of public health restrictions.

•

Alberta continues to ensure the sustainability of publicly funded pharmaceutical benefits by moving to clinically proven lower-cost alternatives. For example, Alberta continues to achieve savings from the expanded use of less-expensive but effective generic drugs through the Alberta Biosimilar Initiative. The initiative is currently saving an estimated $30 million per year. Alberta also collaborates inter-provincially through the pan-Canadian Pharmaceutical Alliance, which negotiates with drug manufacturers in order to achieve lower prices.

•

Government continues to modernize and enhance the efficiency of Assured Income for the Severely Handicapped (AISH) and Income Support. In 2021-22, a new online application tool was developed (for implementation in fiscal 2022-23) that will streamline the AISH application process for Albertans and increase the efficiency of administering the AISH program. More online supports were also provided for users of Income Support, substantially reducing administration for applicants and government. This was supported by an internal tool for managing and tracking Income Support applications to ensure the appropriate and efficient treatment of applications once they have been received by the ministry.

•

The continuing care transformation initiative includes actions to prioritize quality of life, shift to more home care, increase hours of care to residents in continuing care homes, and enhance workforce capacity and supports. Government provided almost $13 million to post-secondary institutions, supporting student bursaries to address the shortage of trained Health Care Aides. Work also continued on modernizing the continuing care legislative framework with Bill 11, the Continuing Care Act, introduced into the legislature on March 28, 2022.

•

The government’s 10-year strategy, Alberta 2030: Building Skills for Jobs for post-secondary, released in April 2021, will support government’s efforts to ensure that the sector supports job creation; diversifies and builds the economy; supports the development, attraction and retention of talent in the province; and builds partnerships between Alberta post-secondary institutions and industry. The following actions were taken in 2021-22 in support of the Alberta 2030 strategy:

–	streamlined the program approval process to cut red tape and give post-secondary institutions more flexibility to respond to student and labour market needs and to develop new and innovative programs;

–

introduced legislative changes to support the strategic direction of Alberta 2030, and to implement the Skills for Jobs Task Force recommendations through the Advanced Education Statutes Amendment Act, 2021; and

*	Physician Compensation and Development includes:
1)	Program Support: Includes salaries and supplies and services for the administration of physician services and support programs.
2)	Physician Services: Includes Fee-for-Service payments, Clinical Alternate Relationship Plans, Academic Medicine, Physician Support Programs, and Physician On-Call funding.
3)	Physician Education and Recruitment: Includes initiatives such as Resident Physician Services Compensation, Physician Education and Development, and the Rural Health Professions Action Plan.

Government of Alberta | Annual Report 2021–2022	123

PERFORMANCE RESULTS

–

expanded Inclusive Post-Secondary Education and Transitional Vocational Programs with a $2 million investment to help more Albertans with developmental disabilities reach their educational goals and prepare for the workforce. This will create at least 36 new spots for students with developmental disabilities to attend post-secondary education.

Objective 2 | Public sector compensation

Status: Ongoing

The Government of Alberta’s public sector employees provide vital services to Albertans in sectors as diverse as healthcare, education, community services, emergency management, corrections and consumer protection. Many of these employees risked their lives during 2021-22 as they continued to support Albertans through the pandemic.

As part of the 2020 Round of Bargaining, as of March 31, 2022, contract negotiations had successfully concluded for 21 collective agreements representing more than 71,000 public sector employees or 29 per cent of the public sector workforce. These discussions supported the government and employers achieve settlements with key tables representing the core Alberta Public Service (APS), Registered Nurses (RNs), Auxiliary Nursing Care (ANC) employees, university faculty professors and education support employees.

These settlements are within government’s mandated limits, have been ratified by an overwhelming majority of employees, and serve to establish a strong trend that can now be replicated across all the remaining contract negotiations. The settlement pattern will help reduce Alberta’s per capita spending on public sector compensation relative to the three largest provinces, while ensuring that public sector employees are paid a competitive wage. Bargaining is still in progress across an additional 128 collective agreements representing 176,000 public sector employees, or 71 percent of the public sector workforce.

The Government of Alberta’s commitment to fiscally responsible public sector compensation was also reflected in cost containment measures such as: reducing costs associated with employee benefit plans, reducing the number of management positions and optimizing the size and composition of the organization. A specific outcome of these efforts has been the reduction in size of the core public service by a total of seven per cent.

In late 2021, opted-out, exclueded and management employees with satisfactory performance received a wage raise of up to four per cent, and managers received up to three per cent. Management and non-unionized workers have been under a salary freeze since 2016. This modest increase in salaries will help government maintain competitive compensation and support increased employee retention. The overall expense is expected to be approximately $14 million across government in 2022-23. Between March 31, 2019, and March 31, 2022, the APS reduced the overall number of managers by 16 per cent.

Government continues to work to secure a new physician agreement that compensates physicians fairly, while getting the best value for the money spent to ensure the best patient care. Before returning to negotiations, government and the Alberta Medical Association (AMA) have agreed to act on some high-priority health-care system issues, including adjustments to how physicians can bill the province for virtual care to balance payments for virtual and in-person options, which will allow physicians to choose the best option for their patients’ care delivery. Alberta’s doctors continue to be the highest-paid in the country.

124	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Objective 3 | Enhanced reporting

Status: Ongoing

Government continued to review planning and reporting processes to ensure program spending and performance is reported to Albertans in a transparent, effective and efficient manner. In 2021-22, the Government of Alberta made considerable efforts to ensure Albertans were informed about COVID-19, along with government actions, and the supports available to them. Data and reporting on matters such as COVID-19 in the community, hospital capacity, vaccine availability, and information on health and supports were made available and amplified through regular media engagements from the Premier, Ministers, the Chief Medical Officer of Health and other senior officials. Visits to the Government of Alberta’s websites have increased 554 per cent since 2019-20. Efforts were also made to ensure essential information was available to newcomers and Albertans with non-English speaking backgrounds. These efforts are in alignment with efforts to enhance the formal budget, financial, economic and performance reporting within government that has been recognised with consistently high grades for Alberta’s fiscal accountability from the C.D. Howe Institute.

•

Government released timely, relevant and accurate fiscal updates, budget documents, supplementary and main estimates in the face of changing economic and revenue outlooks, COVID-19 waves and unanticipated and emerging priorities, including the summer 2021 drought. A variety of online economic publications are made available to the public including weekly publications of Economic Review and Economic Indicators at a Glance.

•

Ministry annual reports include more detail on the ministry’s performance, financial information and future direction, and have aimed to more effectively integrate financial and non-financial information to ensure Albertans understand the dollars spent on government programs and the value they receive. Additional guidance and tools have been provided to ministries in support of this endeavour.

•

Government maintained regular communication with Financial Controllers in other jurisdictions to exchange ideas and information, allowing government to adopt best practices and evaluate and improve financial operations, reporting and business processes.

Government of Alberta | Annual Report 2021–2022	125

PERFORMANCE RESULTS

Performance Indicators

Performance Indicator: Fiscal Accountability Rating

Status: Improving

	2016-17	2017-18	2018-19	2019-20	2020-21
Alberta Rating	A+	A	A	B+	A-

Source: C.D. Howe Institute Fiscal Accountability Rating

Sources and notes can be found on page 134.

The C.D. Howe Institute published a report on the fiscal accountability, transparency and reliability of Canadian governments, focusing on: the relevance, accessibility, timeliness and reliability of a government’s budget; estimated spending authorized by legislatures; and audited year-end financial statements. The report ranks fiscal accountability, transparency and reliability from A to F.

This indicator is a measure of the level of fiscal accountability in published budget and reporting documents as assessed by the C.D. Howe Institute.

TBF published quarterly and mid-year fiscal updates and the annual budget in compliance with legislation and the Public Sector Accounting Standards. TBF also prepares various public disclosures, all within legislated deadlines, such as General Revenue Fund (Blue Book), Grant Disclosure, Selected Payments to MLAs and the Government of Alberta Consolidated Financial Statements. Timely, accurate and compliant publication of fiscal information is fundamental to government, demonstrating excellence in accountability, transparency, and safeguarding public assets for Albertans. The decline in the rating 2019-20 was mainly due to the delay in publishing the government and ministry annual reports due to the COVID-19 pandemic. The 2020-21 rating improved over the previous year.

126	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Performance Indicator: Provincial grants to publicly funded universities and degree granting colleges

Status: Stable

Source: Statistics Canada

Sources and notes can be found on page 134.

This metric reflects the extent to which Alberta’s publicly funded universities and degree-granting colleges rely on provincial grants as a source of revenue. Results include comprehensive academic and research universities and some undergraduate universities. Monitoring this metric aligns with the recommendation from the 2019 MacKinnon Report, which advises that government should work with post-secondary stakeholders to achieve a revenue mix comparable to that seen in British Columbia and Ontario. This includes enabling post-secondary institutions to obtain more funding from tuition and alternative revenue sources, and adopt more entrepreneurial approaches to how programs are financed and delivered.

In 2019-20 (most recent data available), provincial grants represented 48 per cent of the total revenue among Alberta’s publicly funded universities and degree-granting colleges, which was higher than British Columbia (35 per cent) and Ontario (26 per cent). This result did not meet the target of 45 per cent. Between 2015-16 and 2019-20, the results remained relatively stable between 46 per cent and 48 per cent.

The percentage of provincial grants among the total revenue of Alberta’s publicly funded post-secondary institutions depends on the institutions’ revenue mix. This includes funding from provincial, federal and municipal governments, student tuition revenue, as well as other self-generated revenues such as donations, investments, non-government grants, and the sale of products and services.

Advanced Education continues to work closely with Treasury Board and Finance, and other ministries across the government, on opportunities to increase institutional autonomy and remove red tape in ways that will enable institutions to better diversify their revenue streams.

Government of Alberta | Annual Report 2021–2022	127

PERFORMANCE RESULTS

Performance Indicator: Health Operational Expenditure

Status: Increased

Source: Ministry of Health

Sources and notes can be found on page 135.

Health operational expenditure is a calculation of percentage growth in ministry operational expenses when compared to operational expenses in the previous fiscal year.

The 2021-22 annual rate of change of operational expenditures, excluding COVID-19 spending, was higher by 4.6 per cent. The decrease in spending in 2020, was mainly due to abnormally low operational expenditures in that fiscal year, the first year of the pandemic, as many areas of the health system re-deployed capacity to respond to COVID-19 and some care was paused or deferred. In 2021-22, operational expenditures increased reflecting government investment in health system capacity and the impact of the care deficit from the prior year.

Expenditures were higher primarily due to increases in:

•	physician fee-for-service claims (many physicians had reduced billing in 2020-21);

•	acute care, including surgical recovery initiatives;

•	continuing and community care supports, as well as opening of new beds through the Continuing Care Capacity Plan; and

•	drugs and supplemental health benefits for Alberta’s aging population

The 2021-22 results reflect savings from AHS Performance Review initiatives, as well as savings in publicly funded drug benefit programs such as the Alberta Biosimilars Initiative.

128	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Performance Indicators – Sources and Notes

Priority One: Protecting Lives

Education: High school completion rate

Source: Ministry of Education

Student Outcomes Measures Based on the Grade 10 Cohort Methodology for Rates Calculation available at:

https://open.alberta.ca/dataset/395d6bc7-97dc-496c-b2ef-59b37234fe2a/resource/d36443f2-5879-4a8a-

84f5-d66362a2f9d0/download/edc-methodology-student-outcome-measures-2020.pdf

Notes:

The high school completion rate indicates/reports the percentage of students who completed high school within five years of entering grade 10. While the majority of students complete high school within three years of entering grade 10, the five-year rate recognizes that it may take more time for some students to finish high school.

In addition to those who earn a high school diploma or certificate, Alberta’s high school completion rate also includes students who enter an Alberta post-secondary institution or an apprenticeship program within five years of entering grade 10. This measure also includes those who have earned credits in a minimum of five grade 12 courses, including one Language Arts diploma examination course and three other diploma examination courses.

This measure is important for entry to the labour force and post-secondary programs.

Public Safety: Property crime and violent crime

Source:

Uniform Crime Reporting Survey, Canadian Centre for Justice and Community Safety Statistics

Notes:

Crime rate is calculated using Incident-based Uniform Crime Reporting (UCR2) data, which measures police-reported crime in each Canadian jurisdiction. Crime rate measures the volume of police-reported crime, expressed as the number of crimes per 100,000 people. Historical results are revised annually to reflect updated data provided by police services for incidents that occurred in previous years. Property crime includes theft, break-and-enter, fraud, and possession of stolen goods. It does not include the use of threat of violence against an individual. Violent crime includes homicide, attempted murder, robbery, abduction and various forms of sexual assault. It does not include traffic incidents that result in death or bodily harm.

Government of Alberta | Annual Report 2021–2022	129

PERFORMANCE RESULTS

Health: Unplanned readmissions to hospital within 30 days of discharge

Source:

Ministry of Health

Notes:

The indicator is similar to that of the Canadian Institute for Health Information (CIHI). CIHI does not report for Quebec. Alberta slightly modifies the Canadian methodology to allow for timelier reporting as the national data report has an 18-month delay. The information is collected in the Morbidity and Ambulatory Care Abstract Reporting System. Processed data records are submitted to both Alberta Health’s Discharge Abstract Database and the national CIHI system. The discharge Alberta Abstract Database is updated monthly. The indicator tracks the percentage of medical patients with unplanned readmission to hospital within 30 days of leaving the hospital. Results exclude hospital admissions for surgery, pregnancy, childbirth, mental health diseases and disorders, palliative care, and cancer therapy.

Health: Provincial per capita spending on health care

Source:

Statistics Canada

Notes:

This indicator is used to monitor the trend of financial resources used for healthcare by each person covered by Alberta’s publicly funded healthcare system. The total provincial government per capita spending on healthcare includes spending by the Ministry of Health, including Alberta Health Services (AHS) and health-related spending by other government departments and agencies, and is a gauge of the overall success of cost containment initiatives. The desired result is the provincial per capita spending figure decreasing over time to close the gap between Alberta and comparator provinces of British Columbia (BC), Ontario (ON) and Quebec.

There is a two-year lag in actual results. 2019-20 actuals are revised and do not include COVID-19 expenditures. The 2020-21 preliminary estimates (both national average and provincial estimates) include COVID-19 expenditures that are not separable from the base (non-COVID-19 expenditures).

130	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Priority Two: Protecting Livelihoods

Employment: Private sector employment

Source:

Labour Force Survey - Statistics Canada, Table: 14-10-0288

Notes:

Statistics Canada’s Labour Force Survey is the primary source of statistics on employment and unemployment in Canada and the provinces. The Labour Force Survey is conducted by Statistics Canada across the country. The target population is the non-institutionalized population 15 years of age and over. The survey is conducted nationwide, in all provinces and territories. Excluded from the survey’s coverage are: persons living on reserves and other Aboriginal settlements in the provinces; full-time members of the Canadian Armed Forces, the institutionalized population, and households in extremely remote areas with very low population density. These groups together represent an exclusion of less than two per cent of the Canadian population aged 15 and over.

Self Employment: Albertans self-employed

Source:

Labour Force Survey - Statistics Canada, Table: 14-10-0288

Notes:

Statistics Canada’s Labour Force Survey is the primary source of statistics on employment and unemployment in Canada and the provinces. The Labour Force Survey is conducted by Statistics Canada across the country. The target population is the non-institutionalized population 15 years of age and over. The survey is conducted nationwide, in both the provinces and the territories. Excluded from the survey’s coverage are: persons living on reserves and other Aboriginal settlements in the provinces; full-time members of the Canadian Armed Forces, the institutionalized population, and households in extremely remote areas with very low population density. These groups together represent an exclusion of less than two per cent of the Canadian population aged 15 and over.

Government of Alberta | Annual Report 2021–2022	131

PERFORMANCE RESULTS

Employment Rate: Proportion of the working age population that is employed

Source:

Labour Force Survey - Statistics Canada, Table: 14-10-0287-03

Notes:

Statistics Canada’s Labour Force Survey is the primary source of statistics on employment and unemployment in Canada and the provinces.

Statistics Canada’s Labour Force Survey is the primary source of statistics on employment and unemployment in Canada and the provinces. The Labour Force Survey is conducted by Statistics Canada across the country. The target population is the non-institutionalized population 15 years of age and over. The survey is conducted nationwide, in all provinces and territories. Excluded from the survey’s coverage are: persons living on reserves and other Aboriginal settlements in the provinces; full-time members of the Canadian Armed Forces, the institutionalized population, and households in extremely remote areas with very low population density. These groups together represent an exclusion of less than two per cent of the Canadian population aged 15 and over.

Investment: Non-residential investment in Alberta

Source:

Capital and Repair Expenditures Survey: Actual, Preliminary Actual and Intentions - Statistics Canada, Table 34-10-0035-01

Notes:

Statistics Canada’s Capital and Repair Expenditures Survey: Actual, Preliminary Actual and Intentions (CAPEX) collects information from all industries once a year about their actual past year’s capital investments, as well as their intended investments for the current year. On occasion, where economic changes justify the need, data on the revised intentions are also collected for the current year.

Investment: Venture capital investment in Alberta

Source:

Canadian Venture Capital & Private Equity Association https://www.cvca.ca/

Notes:

Canadian VC activity in 2021 continues post-pandemic recovery and on pace with the momentum set in previous years. Nearly all provinces across Canada set the record in 2021 in terms of VC activities and dollars invested. Western Canada saw the highest increase in dollars invested, with Alberta seeing 64 per cent increase in deal count, surpassing last year’s record.

132	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Alberta’s oil sands: Supply share of global oil consumption

Source:

Alberta Energy Regulator, International Energy Agency Oil Market Report

Notes:

This measure is calculated as the annual ratio of the total number of barrels of Alberta oil sands production over the total number of barrels of world oil consumption. The total for annual barrels of Alberta oil sands production is the sum of total mined and in-situ bitumen production in any given calendar year. Bitumen production data is calculated from Alberta Energy Regulator’s reports. Global oil consumption data is based on the Oil Market Report, published by the International Energy Agency.

Previously, the 2020-21 Annual Report reported 91.0 million bpd of global oil consumption for 2020. This volume has been retroactively revised to 90.9 million bpd.

Energy sector investment: Upstream energy sector investment

Source:

Statistics Canada

Notes:

Upstream operations include exploration and extraction of naturally occurring minerals such as crude petroleum, natural gas and coal. The production of conventional oil and gas, and the mining and extraction of oil from oil sands are included in the upstream sector. Alberta plays a major role in Canada’s upstream energy industry. This indicator reports upstream investment in Alberta’s Mining, Quarrying, and Oil and Gas Extraction sector. It also puts Alberta in the national context, by reporting Alberta’s mining, quarrying, and oil and gas investment as a percentage of total Canadian investment in the sector. The data for the Indicator is taken from Statistics Canada. Data is reported on a calendar-year basis. In addition to actual results, the present indicator also reports the most current preliminary actual result, to enhance the timeliness of data presentation. The preliminary results will be revised once the actual results become available.

Government of Alberta | Annual Report 2021–2022	133

PERFORMANCE RESULTS

Priority Three: Fiscal Accountability

Government spending: Fiscal accountability rating

Source:

Good, Bad and Incomplete: Grading the Fiscal Transparency of Canada’s Senior Governments, 2021 – C.D. Howe Institute, September 23, 2021

https://www.cdhowe.org/sites/default/files/attachments/research_papers/mixed/Commentary_607_0.pdf

Notes:

The C.D. Howe Institute published a report on the fiscal accountability, transparency and reliability of Canadian governments, focusing on the relevance, accessibility, timeliness and reliability of a government’s budgets, estimated spending authorized by legislatures, and audited year-end financial statements. The report ranks the fiscal accountability, transparency and reliability from A to F.

Government Spending: Provincial grants to publicly funded universities and degree-granting colleges

Source:

Financial Information of Universities and Colleges Survey - Statistics Canada, Table: 37-10-0026-01

Notes:

Results of this metric are obtained from Statistics Canada through the Financial Information of Universities and Colleges Survey (FIUC), an annual survey that collects financial information (income and expenditures) concerning all universities and degree-granting colleges across the country.

Target Population: All degree-granting institutions (universities and colleges) that are members of the Canadian Association of University Business Officers (CAUBO) are included. In Alberta, the following institutions are included in the results:

•	Athabasca University

•	Concordia University of Edmonton

•	MacEwan University

•	Mount Royal University

•	St. Joseph’s College

•	The King’s University

•	University of Alberta

•	University of Calgary

•	University of Lethbridge

FIUC is a census survey with a cross-sectional design. Responding to the survey is voluntary, and data is collected directly from survey respondents and extracted from administrative files. Data collection for FIUC occurs between September and May of the following year.

Results for this metric are calculated by dividing the total provincial grants by the total revenues among the selected post-secondary institutions in Alberta.

134	Government of Alberta | Annual Report 2021–2022

PERFORMANCE RESULTS

Government Spending: Health Operational Expenditure

Source:

Ministry of Health

Notes:

Health operational expenditure is a calculation of percentage growth in ministry operational expenses when compared to operational expenses in the previous fiscal year.

Operational expenses is defined as the Ministry of Health total expenses per published Statement of Revenue and Expenses less infrastructure support and COVID 19 pandemic expenses.

Government of Alberta | Annual Report 2021–2022	135